    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             SOUTHERN ENERGY, INC.
             (Exact name of registrant as specified in its charter)
                           -------------------------

        DELAWARE                                  4911                                 58-2056305
     (State or other                  (Primary Standard Industrial                  (I.R.S. Employer
     jurisdiction of                   Classification Code Number)                 Identification No.)
    incorporation or
      organization)

                         900 ASHWOOD PARKWAY, SUITE 500
                             ATLANTA, GEORGIA 30338
                                 (770) 821-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                RAYMOND D. HILL
                            CHIEF FINANCIAL OFFICER
                             SOUTHERN ENERGY, INC.
                         900 ASHWOOD PARKWAY, SUITE 500
                             ATLANTA, GEORGIA 30338
                                 (770) 821-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                WITH A COPY TO:

              JOHN T.W. MERCER, ESQ.                              JOHN A. MILLARD, ESQ.
               TROUTMAN SANDERS LLP                                SHEARMAN & STERLING
        BANK OF AMERICA PLAZA, SUITE 5200                          599 LEXINGTON AVENUE
            600 PEACHTREE STREET, N.E.                           NEW YORK, NEW YORK 10022
              ATLANTA, GEORGIA 30308                                  (212) 848-4000
                  (404) 885-3000

                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                              PROPOSED
                                                              MAXIMUM                      AMOUNT OF
                 TITLE OF SHARES                             AGGREGATE                    REGISTRATION
                 TO BE REGISTERED                        OFFERING PRICE(1)                    FEE
--------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per share...........          $100,000,000                    $26,400
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

    (1) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(o) under the Securities Act.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

              SUBJECT TO COMPLETION, DATED [               ], 2000

PROSPECTUS
                       [                        ] Shares

                                     [LOGO]

                             Southern Energy, Inc.

                                  Common Stock
                           -------------------------

     This is an initial public offering of shares of common stock of Southern
Energy, Inc. All of the [          ] shares of common stock are being sold by
Southern Energy. At the request of Southern Energy, the underwriters have
reserved at the initial public offering price up to [          ] shares of
common stock for sale to employees and other business associates of Southern Energy.

     Prior to this offering, there has been no public market for the common stock. We estimate that the initial public offering price will be between
[          ] and [          ] per share. We have applied for the listing of our
common stock on the New York Stock Exchange under the trading symbol "SOE."

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

                                                              PER SHARE   TOTAL
                                                              ---------   -----
Public offering price.......................................      $         $
Underwriting discounts and commissions......................      $         $
Proceeds, before expenses, to [          ]..................      $         $

     The underwriters may also purchase up to an additional [          ] shares
of common stock, at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.

     The underwriters expect to deliver the shares in New York, New York on
               , 2000.
                           -------------------------
                          JOINT BOOK-RUNNING MANAGERS
GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                           -------------------------

                    Prospectus dated [               ], 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    1
Risk Factors....................    6
Our Separation from Southern
  Company.......................   21
Use of Proceeds.................   23
Dividend Policy.................   23
Capitalization..................   24
Dilution........................   25
Selected Financial
  Information...................   26
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   28
Business........................   41
Management......................   89
Relationship with Southern
  Company and Certain
  Transactions..................  102

                                  PAGE
                                  ----
Agreements Between Us and
  Southern Company..............  103
Certain Federal Tax Matters
  Related to Our Separation from
  Southern Company..............  111
Principal Stockholder...........  112
Description of Capital Stock....  113
Tax Consequences to Non-U.S.
  Investors.....................  117
Shares Eligible for Future
  Sale..........................  120
Underwriting....................  121
Legal Matters...................  123
Experts.........................  123
Where You Can Find More
  Information...................  123
Index to Financial Statements...  F-1

     Through and including [          ], 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE COMMON STOCK IN THE OPEN MARKET.

     IN CONNECTION WITH THIS OFFERING CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors. These factors include:

     - legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry;

     - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     - state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

     - political, legal and economic conditions and development in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - financial market conditions and the results of our financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena;

     - our performance of projects undertaken and the success of our efforts to invest in and develop new opportunities; and

     - other factors, including the risks outlined under "Risk Factors."

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy or completeness of forward-looking statements. We undertake no duty to update any of the forward-looking statements after the date of this prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                             SOUTHERN ENERGY, INC.

     We are a leading integrated power provider with regionally based businesses in North America, Europe and the Asia-Pacific region. We provide our customers with energy products designed to meet their specific requirements by integrating electricity generation and distribution, management of gas assets, marketing and risk management services and fuel procurement. To support our business we have built and acquired a portfolio of power generating assets that make us one of the world's largest independent power producers. Our business also includes providing risk management services in liquid markets where energy products are sold on a competitive basis. We use our risk management capabilities to optimize the value of our generating and gas assets and we also offer risk management services to others. We also own integrated utility operations and an electricity distribution company.

     Our regional operations reflect the prevailing political, regulatory and market conditions where we operate. In North America we own, operate and control, through contractual arrangements, generation plants and gas assets which are supported by our power marketing and risk management activities. In Europe the pace of deregulation is accelerating and we expect to take advantage of increasing opportunities to expand our integrated asset operations and marketing and risk management businesses. In the Asia-Pacific region our revenues are primarily derived from contracts with government entities or regional power boards.

     In North America, we are an established leader in our industry. We own and operate generating facilities with a total generation capacity of 6,887 megawatts (MW), of which our net ownership interests represent 6,785 MW. We control an additional 1,738 MW through management contracts. Additionally, we have projects, which we will own and operate, under construction or development in North America totaling 5,699 MW. Through our 60% interest in Southern Company Energy Marketing, L.P. (SCEM), we are a leading energy marketer in North America. SCEM markets and trades energy and energy-linked commodities, including electricity, gas, oil, coal and emission allowances. In March 2000, SCEM and Utility.com, an Internet utility company, announced an agreement under which SCEM will provide wholesale electricity to Utility.com's customers. SCEM also recently announced that it co-founded a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States.

     In Europe, we intend to follow a strategy similar to our North American strategy by integrating power generation assets with marketing and risk management. We have developed an energy marketing and risk management business in Europe, which began trading power in the Nordic and Dutch markets in 1999. We also expect to begin trading power in the German and Swiss energy markets sometime in 2000 and in the Italian energy market in early 2001. We currently own a 26% interest in Bewag AG, the integrated utility serving 2.4 million customers in Berlin, Germany, and a 49% interest in Western Power Distribution
(WPD), which distributes electricity to approximately 1.4 million end users in southwest England.

     In the Asia-Pacific region, we own generating facilities in the Philippines and China with total net ownership interests of 3,141 MW. Most of our current generation in the Asia-Pacific region is under long-term power sale contracts, which are predominantly linked to the U.S. dollar.

     In the Caribbean and South America, we have operations in the Bahamas, Trinidad and Tobago, Brazil, Argentina and Chile, and we are acquiring an interest in operations in the U.S. Virgin Islands. We have entered into an agreement to sell our investment in Argentina and we are pursuing the sale of our Chilean subsidiary, as those investments have not met our return requirements.

     Our business has grown significantly between 1995 and 1999 in terms of EBITDA and assets as shown in the table below.

                                                                                 COMPOUND ANNUAL
                                  1995     1996     1997      1998      1999       GROWTH RATE
                                 ------   ------   -------   -------   -------   ---------------
                                             (DOLLARS IN MILLIONS)
EBITDA.........................  $  122   $  258   $   512   $   351   $   825          61%
Total assets...................   4,511    4,564    10,630    12,054    13,863          32

     We believe that we will realize certain benefits from our complete separation from Southern Company, including the following: reduced governmental regulation, capital financing flexibility, providing a targeted investment for stockholders, increased strategic focus, access to additional markets, increased speed and responsiveness and targeted incentives for management and employees.

STRATEGY

     Our strategy is to be a leading integrated power provider with a balanced global business. We intend to continue our growth by capitalizing on opportunities to use our management and technical skills in the acquisition, development, financing and operation of power generation facilities and gas transportation and storage assets. We also intend to capitalize on our ability to integrate asset ownership with energy marketing and risk management services.

     We plan to implement our strategy by:

     - developing greenfield and brownfield generation projects,
     - acquiring power and gas assets competitively positioned in our targeted markets,
     - entering into contractual arrangements for the control of generation capacity and gas management facilities,
     - expanding our marketing and risk-management activities, and
     - expanding the implementation of our information technology and e-commerce applications.

     We will focus the implementation of our strategy on North America, Europe and the Asia-Pacific region.

North America

     In North America, our plan is to:

     - invest in generating capacity in regions of North America that we consider attractive and that will enable us to own or control a total of 25,000 to 30,000 MW of generation capacity, and
     - expand our access to, and marketing of, natural gas through SCEM by acquiring or managing additional gas assets in areas of North America where these resources complement our power business.

Europe

     In Europe, our plan is to:

     - integrate our generation and distribution with our marketing and risk management capabilities throughout the Nordic region, the Benelux countries, Germany, Switzerland, Italy and parts of Central Europe,
     - own or control a total of 10,000 to 12,000 MW of generation capacity in these regions, and
     - pursue opportunities to enhance the value of our distribution business in England.

Asia-Pacific

     In the Asia-Pacific region, our plan is to:

     - own or control a total of 8,000 to 10,000 MW of generation capacity,
     - build on the successful base we have established in the Philippines and China,
     - expand into countries with more developed economies that are opening their energy sectors to competition, such as Australia and Singapore, and
     - explore opportunities in the region where we believe we can capture both market size and economies of scale.

OUR RELATIONSHIP WITH SOUTHERN COMPANY

     We are currently a wholly owned subsidiary of Southern Company. Upon the completion of this offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete a spin-off of us within 12 months after the completion of this offering by distributing the remaining shares of our common stock to the holders of Southern Company's common stock.

     Prior to the completion of this offering, we will enter into agreements with Southern Company related to the separation of our business from Southern Company. These agreements will provide for, among other things, the transfer from Southern Company to us of certain assets and the assumption by us of certain liabilities relating to our business. In addition we will transfer the operations and obligations of our leasing and capital funding subsidiaries to Southern Company. The agreements between Southern Company and us will also govern our various interim and ongoing relationships. All of these agreements will be made in the context of a parent-subsidiary relationship and will be negotiated in the overall context of our separation from Southern Company and the requirements of federal and state regulations.

     We were incorporated in Delaware on April 20, 1993 as a wholly owned subsidiary of Southern Company. Our executive offices are located at 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338-4780, and our telephone number is
(770) 821-7000.

                                  THE OFFERING

COMMON STOCK OFFERED:

In the United States and Canada.....     [               ] shares(1)
Outside the United States and
Canada..............................     [               ] shares(1)
  Total.............................     [               ] shares(1)

Common stock to be outstanding
immediately after the offering......     [               ] shares(1)
Common stock to be held by Southern
  Company immediately after the
  offering..........................     [               ] shares

Use of Proceeds.....................     For general corporate purposes
                                         including the repayment of short-term
                                         indebtedness.

Proposed NYSE symbol................     "SOE"

-------------------------

(1) Assumes the underwriters' over-allotment option to purchase
    [               ] shares is not exercised.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     You should read the following summary historical financial and operating data together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                         YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------
                                                               1995      1996     1997      1998      1999
                                                              -------   ------   -------   -------   -------
                                                                          (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues(1).......................................  $   584   $1,600   $ 3,750   $ 1,819   $ 2,268
Write down of assets(2).....................................       --       --        --       308        60
Operating income (loss).....................................       66      150       272        (5)      444
Other income (expense):
  Interest income...........................................       13       16       138       146       172
  Interest expense..........................................      (64)    (133)     (345)     (430)     (502)
  Gain on sales of assets...................................       11       66        24        41       313
  Equity in income of affiliates............................       10       13        58       135       111
  Receivables recovery......................................       --       --        --        29        64
  Other, net................................................       (1)      28        33        29        72
                                                              -------   ------   -------   -------   -------
    Total other (expense) income............................      (31)     (10)      (92)      (50)      230
                                                              -------   ------   -------   -------   -------
Income (loss) from continuing operations before income taxes
  and minority interest.....................................       35      140       180       (55)      674
Provision (benefit) for income taxes:
  Continuing operations.....................................        8       54        27      (123)      129
  Windfall profits tax(3)...................................       --       --       148        --        --
Minority interest...........................................       13       13        29        80       183
                                                              -------   ------   -------   -------   -------
Income (loss) from continuing operations....................       14       73       (24)      (12)      362
Income from discontinued operations, net of income tax of
  $10 in 1997, $22 in 1998 and $15 in 1999(4)...............       --       --         8        12        10
                                                              -------   ------   -------   -------   -------
Income (loss) before extraordinary item.....................       14       73       (16)       --       372
Extraordinary gain on early extinguishment of debt, net of
  income tax of $2 in 1995 and $5 in 1996...................        4        8        --        --        --
                                                              -------   ------   -------   -------   -------
    Net income (loss).......................................  $    18   $   81   $   (16)  $    --   $   372
                                                              =======   ======   =======   =======   =======
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating activities.........................  $   158   $ (226)  $   263   $   402   $   509
Cash flow from investing activities.........................   (1,244)    (136)   (4,203)   (1,741)   (2,263)
Cash flow from financing activities.........................    1,653     (193)    4,177     1,502     1,516
OTHER OPERATING DATA:
EBITDA(5)...................................................  $   122   $  258   $   512   $   351   $   825

                                                                      AS OF DECEMBER 31, 1999
                                                              ---------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL    PRO FORMA(6)   AS ADJUSTED(7)
                                                              -------   ------------   --------------
                                                                       (DOLLARS IN MILLIONS)
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   323     $    313
Property, plant and equipment, net..........................    6,025        6,025
Investments.................................................    1,490        1,414
Investment in leveraged leases..............................      556            0
  Total assets..............................................   13,863       12,125
Non-recourse debt(8)........................................    6,202        5,753
  Total debt................................................    7,152        7,241
Subsidiary obligated mandatorily redeemable preferred
  securities(9).............................................    1,031           81
Stockholder's equity........................................    3,102        2,310

(1) The decline in operating revenues in 1998 is due to the transfer of our energy marketing and risk management activities to a newly formed marketing and risk management joint venture with Vastar on January 1, 1998, called SCEM. Currently, we account for this joint venture under the equity method of accounting. Prior to the formation of the joint venture, our marketing and risk management activities were consolidated. For 1997, operating revenues would have been $1,768 million and operating expenses would have been $1,462 million if we had not consolidated our marketing and risk management operations.

(2) The write-down for 1998 includes write-downs of our investments in our Argentine subsidiary, Alicura, and our Chilean subsidiary, EDELNOR to adjust for the difference between the carrying value of the assets and the fair market value. The write-down for 1999 includes further write-downs of our investments in Alicura and EDELNOR, to offset net income and maintain the carrying value at the fair market value as well as a write-down at WPD relating to impaired metering assets.

(3) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.

(4) On April 17, 2000, we decided to transfer to Southern Company our leasing business, SE Finance Capital Corporation (SE Finance). As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation.

(5) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting standards (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(6) Pro forma amounts give effect to the following actions as though these actions had been taken as of December 31, 1999:

     - the transfer to Southern Company of the operations of our capital funding subsidiary, Southern Company Capital Funding, Inc. (Capital Funding);

     - the transfer to Southern Company of our leasing subsidiary, SE Finance;
       and

     - the payment by us of a cash dividend to Southern Company in the amount of $538 million, and short-term borrowings to fund that dividend.

(7) Pro forma as adjusted amounts give effect to our sale of [               ]
    shares of common stock in this offering at an assumed initial public
    offering price of $[               ].

(8) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(9) As of December 31, 1999, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the completion of this offering. The remaining $81 million of these securities were issued by Southern Investments UK plc
    (SIUK). They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before buying shares in this offering. The risks and uncertainties described below are not the only ones we face. These risks are the ones we consider to be significant to your decision whether to invest in our common stock at this time. There may be risks that you in particular view differently than we do, and there are other risks and uncertainties that are not presently known to us or that we currently consider immaterial, but that may in fact impair our business operations. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  WE FACE RISKS ATTENDANT TO CHANGES IN COMMODITY PRICES.

     Our generation and distribution businesses are subject to changes in power prices and fuel costs which may impact our financial results and financial position. In addition, actual power prices and fuel costs may differ from those assumed in our financial models. As a result, our returns may not meet our expectations.

     Our energy marketing and risk management business routinely enters into contracts to hedge purchase and sale commitments, weather conditions, fuel requirements and inventories of natural gas, coal, electricity, crude oil and other commodities. As part of this strategy, we routinely utilize certain types of fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or exchanges. However, we do not expect to cover the entire exposure from market price volatility of our assets and the coverage will vary over time. In addition, as a result of marketplace illiquidity and other factors, our marketing and risk management operations may, at times, be unable to fully hedge their portfolios for certain market risks.

     We may, at times, have a bias or open position in the market, within established guidelines, resulting from the management of our portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably.

     Commodity price variability results from multiple factors including:

     - weather,
     - illiquid markets,
     - transmission or transportation inefficiencies,
     - availability of competitively priced alternative energy sources,
     - demand for energy commodities,
     - natural gas, crude oil and coal production,
     - natural disasters, wars, embargoes and other catastrophic events, and
     - federal, state and foreign energy and environmental regulation and legislation.

     In addition, our marketing and risk management operations are exposed to the risk that counterparties which owe us money or energy as a result of market transactions will not perform their obligations. Failures to perform by counterparties in the past have required us to institute legal proceedings, which caused one counterparty to file bankruptcy. Furthermore, the risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Although we devote a considerable amount of management efforts to these issues, their outcome is uncertain.

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  WE FACE RISKS RELATED TO DOING BUSINESS OUTSIDE THE UNITED STATES.

     We have a number of operating subsidiaries doing business outside the United States. In 1999, we derived approximately 78% of our net income from the operations of our foreign operations. The acquisition, financing, development and operation of projects outside the United States entail significant political and financial risks, which vary by country, including:

     - changes in law or regulation,
     - changes in foreign tax laws and regulations, including unexpected tax liabilities,
     - changes in United States laws, including tax laws, related to foreign operations,
     - compliance with United States foreign corrupt practices laws,
     - changes in government policy or personnel,
     - changes in general economic conditions affecting each country,
     - difficulty converting our earnings to U.S. dollars or moving funds offshore,
     - fluctuations in currency exchange rates,
     - changes in labor relations for non-union operations outside the United States,
     - political instability and civil unrest, and
     - expropriation and confiscation of assets and facilities.

     Despite contractual protections we have against many of these risks for our operations in the Philippines, China and any other countries in which we operate or may invest in the future, our actual results may be affected by the occurrence of any of these events. The occurrence of any of these events could substantially delay or reduce the value of the project concerned.

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of certain countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in certain foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities. For example, in the Philippines, pending electricity reform laws and implementing regulations are intended to break-up and privatize most of the Philippines National Power Corporation (NPC), our main customer. We do not believe that these regulations will have a material adverse effect on our operations in the Philippines but we cannot assure you that this will be the case.

  OUR BUSINESS IS SUBJECT TO UNCERTAINTIES RELATED TO CONTRACT SALES.

     Several of our power production facilities rely on a single customer or a few customers to purchase all of the facility's output and on a single supplier for each of fuel, water and other services required for operation of the facility. Our sale and procurement agreements for these facilities are long-term agreements that provide the support for any project debt used to finance the related facilities. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements and, in particular, on the credit quality of the facilities' customers. A facility's financial results could be materially adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability.

     Most significantly, for the year ended December 31, 1999, approximately 35% of our net income was attributable to revenue generated by our Philippine facilities under power sales agreements with

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

NPC. NPC is contractually committed to purchase a significant amount of power, which we anticipate will generate significant revenues in the future. We cannot assure you that NPC will make the payments it has contracted to make. However, NPC's commitment is supported by a sovereign guarantee by the Philippines government.

  WE MIGHT NOT HAVE ACCESS TO FINANCING TO DEVELOP OR GROW OUR BUSINESS.

     Each of our projects under development and those projects and businesses we may seek to acquire or construct will require substantial capital investment. Our continued access to capital with acceptable terms is necessary for the success of future projects and acquisitions. We have generally been able to arrange for a majority of the financing of each project or business on a basis that is substantially non-recourse to us. We may attempt to continue this practice where and when we determine it to be in our best interest, but we cannot assure you that market conditions and other factors will permit future project and acquisition financings on terms similar to those our subsidiaries have previously received. In addition, constraints on our ability to obtain financing at the corporate level could restrict our ability to invest in new projects. Our attempts to consummate future financings may not be successful or on favorable terms.

     Our ability to arrange for financing on a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects and the continued existence of tax and securities laws which are conducive to raising capital in this manner. If we are not able to obtain financing for our projects on a substantially non-recourse basis, we may have to issue additional debt at the corporate level or make larger equity investments in or provide more financial support for our projects, or we may decide not to build new plants or acquire facilities. This could have a material adverse effect on our growth prospects and the market price of our common stock.

     Our marketing and risk management business currently has an investment grade credit rating. If this business were to be downgraded to a non-investment grade credit rating, we could have difficulty sustaining or growing the marketing and risk management business because potential customers may be less likely to do business with us.

     In the past, a significant amount of our debt and equity capital needs have been satisfied by Southern Company. Southern Company has also periodically provided credit support to us. In addition, we believe that we have obtained third party financing on relatively favorable terms based in part on Southern Company's ownership interest in us. Following this offering, Southern Company will no longer provide financing or credit support except for certain transactions or for a limited period of time. As a result, we may not be able to obtain third party financing on favorable terms or at all. We may require or choose to obtain additional debt or equity financing in the future. Future equity financings could be dilutive to existing holders of our common stock, and future debt financings could involve restrictive covenants.

  WE HAVE SUBSTANTIAL INDEBTEDNESS THAT WE MAY BE UNABLE TO SERVICE AND THAT RESTRICTS OUR ACTIVITIES.

     We have incurred substantial indebtedness on a consolidated basis to finance our business. As of December 31, 1999, our total consolidated indebtedness was $7.2 billion, our total consolidated assets were $13.9 billion and our stockholders' equity was $3.1 billion. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our business.

     This indebtedness has important consequences, including:

     - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes,
     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt,
     - increasing our vulnerability to general adverse economic and industry conditions, and
     - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

     In addition, some of our existing debt agreements contain restrictive covenants which, among other things, can limit or prohibit the ability of us or our subsidiaries to:

     - incur indebtedness,
     - make prepayments of indebtedness in whole or in part,
     - pay dividends,
     - make investments,
     - engage in transactions with affiliates,
     - create liens,
     - sell assets, and
     - acquire facilities or other businesses.

     If we are unable to comply with the terms of our debt agreements, we may be required to refinance all or a portion of our debt or to obtain additional financing. We may be unable to refinance or obtain additional financing because of our high levels of debt and the debt incurrence restrictions under our debt agreements. If cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our debt obligations. If we default under the terms of our indebtedness, the relevant debt holders may accelerate the maturity of our obligations, which could cause cross-defaults or cross acceleration under our other obligations.

  OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT.

     Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. Our failure to comply with these legal requirements may result in the assessment of penalties and fines against us. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. As is true in many countries of the world, the governments of the United States, China, the Philippines, various European nations and Trinidad and Tobago recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. The scope and extent of these new environmental regulations, including their effect on our operations, is unclear. Although the tariff systems which are applicable to us and our contracts with our customers often entitle us to pass through to our customers increased operating costs attributable to new statutes, rules and regulations, we may not always be able to recover costs of complying with new environmental laws by adjustments to contracted tariff rates or market prices. We cannot assure you that future compliance with these environmental statutes, rules and regulations will not have a material adverse effect on our operations or financial condition.

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

  OUR CURRENT BUSINESS IS SUBJECT TO REGULATION UNDER PUHCA.

     Until the distribution of our stock held by Southern Company, we will continue to be subject to regulation under PUHCA as a subsidiary company of a public utility holding company registered under PUHCA. As a result, we are subject to limitations under PUHCA related to our acquisition, ownership and operation of energy facilities and payments of dividends by us and our subsidiaries from unearned surplus. Additionally, as long as we are an affiliate of Southern Company, we must obtain approval under PUHCA prior to acquiring the voting securities of any public utility or taking any other actions that would result in affiliation with another public utility. Following the distribution, we do not expect to be subject to the provisions of PUHCA either as a subsidiary or an affiliate of Southern Company. Further, we believe that as long as our domestic power plants qualify as either exempt wholesale generators (EWGs) or qualifying facilities (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and we do not otherwise acquire public utility assets or securities of public utility companies, we will not be subject to PUHCA. We do not currently intend to take actions that would cause us to become subject to regulation under PUHCA.

     Currently, we are authorized under orders issued by the Securities and Exchange Commission (SEC) under PUHCA to acquire, own and operate energy facilities or businesses such as EWGs, foreign utility companies (FUCOs) and QFs, to engage in other energy-related activities in the United States and to engage in energy marketing apart from investments in EWGs and FUCOs in the United States and Canada. The SEC order expires on December 31, 2000. We intend to file an application to extend the expiration date of this order so that the order will not expire until after the distribution. If the SEC does not extend the order and we are still an affiliate of Southern Company, our operations may be adversely affected and we may not be able to pursue our business strategies. Further, we and our subsidiaries are authorized under an order issued by the SEC to pay dividends out of unearned surplus. This order is necessary to exempt us and our subsidiaries from restrictions on the payment of dividends contained in PUHCA. The order expires on June 30, 2000, and we have filed an application to extend it until after the distribution by Southern Company. In the event that the SEC does not extend this order, our ability to manage our cash flows will be limited by these restrictions until the full distribution by Southern Company.

     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. Prior to the distribution, this restriction will limit our ability to make a major acquisition of an energy asset (which is not a FUCO, EWG or a United States energy-related company) without further PUHCA approvals.

  OUR BUSINESS IN THE UNITED STATES IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS.

     Our power generation and energy operations in the United States are subject to complex energy related laws and regulations and we may be adversely affected by changes in these laws and regulations.

     The majority of our generation operations in the United States are EWGs which sell electricity exclusively into the wholesale market. Generally, our EWGs are subject to regulation by the Federal Energy Regulatory Commission
(FERC) regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from EWGs is sold at market prices under market rate authority exercised by FERC, although FERC has the authority to impose "cost of service" rate regulation if it determines that market pricing is not in the public interest. Any change by FERC in the rates we may receive for our generation activities may adversely affect our results of operations. For more information regarding relevant U.S. public utility regulation, see "Business -- Regulation -- U.S. Public Utility Regulation."

     From time to time we may acquire and hold interests in QFs. Currently, we own a QF interest in the Birchwood facility. The contracts to sell the output of the Birchwood facility are conditioned upon maintaining QF status or obtaining all regulatory approvals to operate on a non-QF basis. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a significant customer.

     The United States Congress is considering legislation which would repeal PURPA entirely, or at least eliminate prospectively the obligation of utilities to purchase from QFs. Various bills have also proposed repeal of PUHCA. In the event of a PUHCA repeal, competition for independent power generators and from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.

  THE ENERGY INDUSTRY IS RAPIDLY CHANGING AND WE MIGHT NOT BE SUCCESSFUL IN RESPONDING TO THESE CHANGES.

     We may not be able to respond in a timely or effective manner to the many changes in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in some markets and increasing competition in all markets. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may come under increasing pressure. Industry deregulation and privatization may not only continue to fuel the current trend toward consolidation in the utility industry but may also encourage the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional significant competitors could become active in our industry and we may not be able to maintain our revenues and earnings in this competitive marketplace or to acquire or develop new assets to pursue our growth strategy.

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for independent power producers and electricity consumers. Industry restructuring efforts by states in the regions where we have substantial operations could affect our operations in a manner which is difficult to predict, since the effects will depend on the form and timing of the restructuring. The structure of these energy regulations has in the past, and may in the future, be the subject of various challenges and restructuring proposals by utilities and other industry participants. Regulatory initiatives in foreign countries where we have or will have operations involve the same types of risks.

     FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on a common carrier basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets. In Canada, national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.

     We cannot predict whether the federal government, state legislatures or foreign governments will adopt legislation relating to the deregulation of the energy industry. We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition, nor can we assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

  WE WILL CONTINUE TO FACE STRONG COMPETITION.

     We will face strong competition relating to all aspects of the energy industry in the development of new electric generating plants in the United States and abroad, in the acquisition of existing electric generating plants and in the distribution and marketing and risk management of electricity and other energy-related commodities. Many of the regions in which we operate have implemented or are considering implementing regulatory initiatives designed to increase competition. Any resulting competition in these regions may result in a reduction of energy prices and may adversely affect our results of operations. In addition, we must compete with a substantial number of other energy companies or power generating companies, many of which have greater resources than we do and are more specialized than we are. We may not be able to compete effectively with these or other companies operating in our businesses.

  CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT OUR BUSINESS.

     A basic premise of our business is that central station power generation achieves economies of scale and produces electricity at a low price, and therefore is in demand. There are numerous other technologies which can produce electricity, though all of them currently have higher costs and only provide viable alternatives in limited markets. Research and development activities are ongoing to seek improvements in many of these technologies and it is possible that some advancement would provide the stimulus to make central station generation obsolete. If this were to happen, the value of our power generation assets would be significantly impaired.

     We use technology in the normal course of conducting our business. Advances in this field are occurring at a rapid pace and frequent upgrades are often necessary to support our applications. The cost of the required upgrades may not be accurately reflected in our financial statements as we do not currently know the next obsolete product or its replacement cost.

     Emerging technologies such as e-business applications could change the dimensions of our current markets. Our failure to adapt to these changes might be detrimental to the growth of our business.

  OUR FACILITIES MAY NOT OPERATE AS PLANNED.

     Our operation of power production facilities involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, labor disputes, fuel interruption and operating performance below expected levels. For example, in 1998 an explosion and fire occurred at our State Line facility in Indiana, which caused personal injuries and damage to certain equipment. In addition, weather related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power production facilities below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties. This could trigger default provisions in a project subsidiary's or project affiliate's financing agreements, which might allow the affected lenders to accelerate that debt.

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

  OUR OPERATIONS DEPEND SUBSTANTIALLY ON THE PERFORMANCE OF OUR SUBSIDIARIES, SOME OF WHICH WE DON'T CONTROL AND SOME OF WHICH ARE SUBJECT TO RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS.

     Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow. Certain of our subsidiaries are not subject to our control of management and policies. In addition, the debt agreements of certain of our subsidiaries restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Dividend payments from our international projects to us are, in some countries, also subject to withholding taxes.

  OUR BUSINESS DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL AND OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED.

     Our business involves numerous risks relating to the acquisition, development and construction of large power generation facilities. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, to obtain all required governmental permits and approvals and to arrange adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

     Currently, we have power generation facilities under development or construction and we intend to pursue the expansion of existing facilities and the development of other new plants. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

     - changes in market prices,
     - shortages and inconsistent qualities of equipment, material and labor,
     - work stoppages,
     - permitting and other regulatory matters,
     - adverse weather conditions,
     - unforeseen engineering problems,
     - environmental and geological conditions,
     - unanticipated cost increases, and
     - competing projects,

any of which could give rise to delays, cost overruns or the termination of the plant expansion, construction or development.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. We cannot assure you that we will be successful in the development or construction of power production facilities in the future.

  WE HAVE TAKEN CERTAIN INCOME TAX REPORTING POSITIONS THAT COULD BE DISALLOWED. ANY DISALLOWANCE WOULD ADVERSELY AFFECT US.

     We have disclosed our federal income tax reporting position on a number of issues in Southern Company's consolidated income tax returns. These returns have not been audited by the Internal Revenue Service for any tax years after 1995. We believe that we have substantial authority for the reporting positions we have taken, but there can be no assurance that these or other reporting positions will be sustained. Disallowance of any one or more of these reporting positions would adversely affect us.

  WE MAY NOT BE ABLE TO MAINTAIN AND EXPAND OUR BUSINESS IF WE ARE NOT ABLE TO HIRE AND RETAIN SUFFICIENT QUALIFIED PERSONNEL.

     Our future success depends partly on the continued contribution of our key executives and our financial, information technology, technical, engineering and administrative personnel. It also depends on our ability to expand and retain our management team after the distribution by Southern Company. Recruiting and retaining skilled personnel is highly competitive. If we fail to retain and hire qualified employees, we will not be able to maintain and expand our business.

RISKS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY

  OUR CREDIT RATING WILL LIKELY DECLINE AS A RESULT OF OUR SEPARATION FROM SOUTHERN COMPANY.

     Our operation as a separate entity from Southern Company will likely have a negative impact on our credit rating and may also affect the credit ratings of certain of our subsidiaries. In fact, rating agencies have recently announced that they will re-assess our credit ratings and the credit ratings of certain of our subsidiaries in light of our separation from Southern Company. These announcements indicate that our credit rating and the credit ratings of certain of our subsidiaries will likely decline upon completion of their re-assessment. Historically, Southern Company has provided financing and credit support to us and our project financing activities. Following this offering, Southern Company will no longer provide financing or credit support for our operations except for certain transactions and for a limited period of time. In addition, we may increase the proportion of debt in our overall capital structure as part of our growth plan. These events will likely negatively affect our credit rating. If our corporate credit rating declines below an investment grade credit rating and we are unable to restructure our indebtedness or obtain waivers, we may be in default under several of our financing agreements unless we are able to cure those defaults. Furthermore, if the credit ratings of our energy marketing and risk management subsidiaries decline below an investment grade credit rating, our trading partners may refuse to trade with us or trade only on terms unfavorable to us. Any of these events would likely result in increased borrowing costs, more restrictive covenants and reduced lines of credit from lenders, suppliers and counterparties, all of which would adversely affect our business and results of operations and our ability to raise capital to pursue our growth strategy. We cannot assure you that our credit ratings will not be negatively affected after our separation from Southern Company.

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

  CERTAIN OF OUR FINANCING AGREEMENTS AND MATERIAL CONTRACTS HAVE CHANGE OF CONTROL PROVISIONS THAT MUST BE WAIVED, OR THE AGREEMENTS MUST BE REPLACED, PRIOR TO THE DISTRIBUTION OF OUR COMMON STOCK BY SOUTHERN COMPANY.

     The distribution of our common stock by Southern Company, if it occurs, may constitute a change of control under certain provisions in our financing agreements and material contracts. A change of control under these agreements may constitute an event of default or may otherwise trigger rights of counterparties to seek certain remedies. We will seek consents or waivers of these provisions prior to the distribution of our common stock by Southern Company. We may incur additional costs to obtain these consents and waivers. In addition, we may be required to renegotiate the terms of these agreements or replace them on terms less favorable than we currently enjoy. We cannot assure you that we will be successful in obtaining consents or waivers on favorable terms or at all. Any of these events may have an adverse effect on our business and our results of operations.

  OTHER ASPECTS OF OUR BUSINESS MAY BE ADVERSELY AFFECTED BY OUR SEPARATION FROM SOUTHERN COMPANY.

     In the past we have enjoyed "brand" identification, goodwill and other intangible benefits as a result of being one of Southern Company's subsidiaries. We have also had access to the pool of Southern Company employees in filling our management, administrative and technical positions. We will no longer have access to or be able to rely on these benefits, which may adversely affect our business.

  OUR BUSINESS MAY BE ADVERSELY AFFECTED IF SOUTHERN COMPANY DOES NOT COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK.

     Although Southern Company has advised us that it currently intends to complete the distribution of our common stock within 12 months after this offering, we cannot assure you whether or when it will occur. Southern Company is not obligated to complete the distribution of our common stock. Southern Company currently intends that, subject to obtaining a ruling from the Internal Revenue Service, the distribution will be tax-free to Southern Company and its stockholders and that the distribution qualifies as a reorganization, it will distribute to its stockholders all of our common stock that it owns, although it is not obligated to do so. At the time of this offering, we will not have a ruling from the IRS regarding the tax treatment of the separation and the distribution. If Southern Company does not receive a favorable tax ruling, it is not likely to make the distribution in the expected time frame or at all.

     If Southern Company fails to complete the distribution of our common stock, or fails to complete it substantially within the time contemplated, our business would be adversely affected. We would remain subject to regulatory restrictions as a subsidiary of a regulated public utility holding company, we would not be able to raise equity capital without compliance with regulatory requirements and we would likely not realize the benefits we anticipate resulting from our separation from Southern Company. We cannot assure you that we will obtain the expected benefits or as to the timing of any benefits.

     In addition, until this distribution occurs, the risks discussed below relating to Southern Company's control of us and the potential business conflicts of interest between Southern Company and us will continue to be relevant to you. If the distribution is delayed or not completed at all, the liquidity of our shares in the market may be constrained unless and until Southern Company elects to sell some of its significant ownership. There are no limits on these sales and the sale or potential sale by Southern Company could adversely affect market prices. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock may have a disproportionate effect on our stock price.

  WE WILL BE CONTROLLED BY SOUTHERN COMPANY AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR NEW MINORITY STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     After the completion of this offering, Southern Company will own over 80% of our outstanding common stock. As long as Southern Company owns a majority of our outstanding common stock, Southern Company will continue to be able to elect our entire board of directors without calling a special meeting. Investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the Southern Company stockholders. As a result, Southern Company, subject to its fiduciary duty of care to our minority stockholders, will be able to control all matters affecting us, including:

     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,
     - determination of incentive compensation which may affect our ability to retain key employees,
     - the allocation of business opportunities that may be suitable for Southern Company and us,
     - any determinations with respect to mergers or other business combinations,
     - our acquisition or disposition of assets,
     - our financing decisions and our capital raising activities,
     - changes to the agreements providing for our separation from Southern Company,
     - the payment of dividends on our common stock, and
     - determinations with respect to our tax returns.

  SOUTHERN COMPANY MAY PREVENT US FROM COMPLETING STRATEGIC ACQUISITIONS OR DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY OR PREVENT US FROM RAISING THE CAPITAL NECESSARY TO ACHIEVE OUR STRATEGIC OBJECTIVES.

     For a period ending two years after the time that Southern Company completes its distribution of our common stock, if a distribution occurs, we will be subject to certain restrictions which may limit our ability to make acquisitions or delay or prevent a change in control of our company. Specifically, we and Southern Company intend that the distribution of our stock to Southern Company stockholders will be tax-free to Southern Company and its stockholders. However, current tax law provides for a presumption that this distribution, if it occurs, may be taxable to Southern Company if our company undergoes a change in control within two years after the distribution. Under agreements between Southern Company and us, Southern Company may require us to reimburse any taxation costs incurred by Southern Company and its stockholders as a result of a transaction resulting in a change of control of our company. These costs may be so great that they delay or prevent a strategic acquisition or change in control of our company.

  OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Southern Company for centralized corporate services and infrastructure costs, including:

     - engineering,
     - legal,
     - accounting,
     - information technology,
     - investor relations and stockholder services,
     - insurance and risk management,

     - tax,
     - environmental,
     - human resources and payroll, and
     - external affairs, including marketing and public relations.

     These allocations have been determined based on regulatory limitations and other bases that we and Southern Company considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from Southern Company, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Southern Company and increased costs associated with being a publicly traded, stand-alone company.

     IF THE DISTRIBUTION OF OUR STOCK BY SOUTHERN COMPANY TO ITS STOCKHOLDERS FAILS TO QUALIFY AS A TAX-FREE TRANSACTION, WE MAY BE REQUIRED TO INDEMNIFY SOUTHERN COMPANY FOR RESULTING TAXES. IN ADDITION, THE DISTRIBUTION OF OUR STOCK BY SOUTHERN COMPANY MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.

     Within 12 months after the completion of this offering, Southern Company intends to distribute the shares of our stock that it owns to Southern Company stockholders. Prior to the distribution, Southern Company intends to receive a ruling from the IRS that the distribution will be tax-free. However, under an agreement between us and Southern Company, if we breach any representations in connection with the ruling, take any action which causes our representations to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Southern Company, we will be required to indemnify Southern Company for any resulting taxes. The amount of any indemnification payments would be material.

     Subsequent to the distribution of our stock by Southern Company, we will cease to be a member of the Southern Company consolidated tax group. This may result in material adverse tax consequences including recapture of tax losses or trigger of certain deferred gains. While we intend to undertake planning and restructuring to mitigate any adverse tax consequences, our mitigation efforts may not be successful.

  WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SOUTHERN COMPANY WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF SOUTHERN COMPANY'S CONTROLLING OWNERSHIP PRIOR TO THE DISTRIBUTION, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS COMMENSURATE WITH THOSE POSSIBLE IN ARMS' LENGTH TRANSACTIONS.

     Conflicts of interest may arise between Southern Company and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Southern Company,
     - relationships with third party suppliers and customers,
     - employee recruiting,
     - sales or distributions by Southern Company of all or any portion of its ownership interest in us,
     - the nature, quality and pricing of transitional services Southern Company has agreed to provide us,
     - competition with Southern Company for business opportunities that may be attractive to both Southern Company and us,
     - transacting business within Southern Company's service territory, and

     - actions and decisions of legislative bodies and administrative agencies.

     We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with Southern Company may be amended upon agreement between the parties. While we are controlled by Southern Company, Southern Company may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreements.

  OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF SOUTHERN COMPANY COMMON STOCK.

     Many of our directors and certain of our executive officers own a substantial amount of Southern Company common stock and options to purchase Southern Company common stock. Ownership of Southern Company common stock by our directors and officers after our separation from Southern Company could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Southern Company than they do for us.

  OUR ABILITY TO OPERATE OUR BUSINESS MAY SUFFER IF WE DO NOT DEVELOP OUR OWN INFRASTRUCTURE QUICKLY AND COST-EFFECTIVELY.

     We currently use Southern Company systems to support some of our operations, including human resources, payroll and wide-area computer networks. We are in the process of creating our own systems to replace Southern Company's systems. These systems are very complex and we may not be successful in implementing these systems or transitioning data from Southern Company's systems to our own. Any failure or significant downtime in Southern Company's or our own information systems could prevent us from paying payroll or performing other administrative services and could harm our business.

     Following the offering, Southern Company has agreed to provide transitional services to us, including, but not limited to, services related to:

     - engineering and technical consulting,
     - human resources, administration and payroll,
     - accounting and treasury,
     - procurement,
     - auditing,
     - legal,
     - governmental affairs,
     - information technology infrastructure, and
     - insurance.

     Although Southern Company is contractually obligated to provide us with these services, these services may not be provided at the same level as when we were part of Southern Company, and we may not be able to obtain the same benefits. These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Southern Company. These transitional services generally have a term of two years or less following the effective date of the applicable agreement. After the expiration of these various arrangements, we may not be able to replace the transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Southern Company.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

  SUBSTANTIAL SALES OF COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Southern Company currently intends to distribute all of the
[               ] shares of our common stock it owns to Southern Company
stockholders within 12 months after this offering. Substantially all of these shares will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, the distribution, or by Southern Company if the distribution does not occur. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of common stock in the public market, or the perception that these sales might occur, whether as a result of this distribution or otherwise, could lower the market price of our common stock. In addition, we have entered into a registration rights agreement which provides that if Southern Company does not distribute to the holders of its common stock all of the shares of our common stock that its owns, Southern Company and its transferees will have the right to require us to register these shares of our common stock under the United States securities laws for sale into the public market.

  OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET, AND WE CANNOT ASSURE YOU THAT ANY PUBLIC MARKET WILL DEVELOP AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. If no public market develops, you may have difficulty selling your stock.

  OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

     - quarterly variations in the rate of growth of certain of our financial indicators, such as earnings per share, net income and revenues,
     - changes in revenue or earnings estimates or publication of research reports by analysts,
     - speculation in the press or investment community,
     - strategic actions by us or our competitors, such as acquisitions or restructurings,
     - actions by institutional stockholders or by Southern Company prior to its distribution of our stock,
     - general market conditions, including fluctuations in commodity prices, and
     - domestic and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

  CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF US, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     Our restated certificate of incorporation and our bylaws contain provisions that could make it harder for a third party to acquire us after the full distribution by Southern Company without the consent of our board of directors. These provisions disallow actions by our stockholders by written consent once Southern Company ceases to own a majority of our common stock. In addition, these provisions include procedural requirements relating to stockholder meetings and stockholder proposals that could make stockholder actions more difficult. Our board of directors is classified into three classes of directors serving staggered, three-year terms. In addition, our directors may be removed only for cause. Any vacancy on the board of directors may be filled only by the vote of the majority of directors then in office. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

  PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

     Purchasers of our common stock in this offering will experience immediate
dilution of [               ] in net tangible book value per share.

                      OUR SEPARATION FROM SOUTHERN COMPANY

OVERVIEW

     On April 17, 2000, Southern Company announced its plan to make Southern Energy, currently a wholly owned subsidiary, an independent, publicly traded company focused on the worldwide competitive energy markets. Unless Southern Company completes the distribution of our stock to its stockholders, we will continue as a subsidiary of Southern Company.

BENEFITS OF THE SEPARATION

     We believe that we will realize certain benefits from our complete separation from Southern Company, which includes the distribution by Southern Company of our stock, including the following:

     - REDUCED GOVERNMENTAL REGULATION. We expect to conduct our business so that we will no longer be subject to regulation under PUHCA. For example, we will not need to obtain PUHCA approval for certain acquisitions. In addition, our complete separation from Southern Company will result in fewer regulatory constraints on and less regulatory influence over our operations.

     - CAPITAL FINANCING FLEXIBILITY. As a separate entity, we expect to be able to raise equity on more attractive terms and our equity securities will provide a form of consideration for possible future acquisitions and development. We also expect to be able to raise debt without potential constraints related to the consolidated Southern Company.

     - PROVIDE A TARGETED INVESTMENT FOR OUR STOCKHOLDERS. The nature of Southern Company's regulated utility business is substantially different from our integrated electricity generation, gas asset management and marketing and risk management businesses. As a result of our complete separation from Southern Company, we believe that we will offer an investment opportunity that provides higher growth than that of the regulated utility business. Our complete separation will allow investors to better align their investment objectives through ownership of either Southern Company stock or our stock.

     - INCREASED STRATEGIC FOCUS. We will be able to develop our strategy without regard to its effect on Southern Company and will thus have greater independence in establishing and implementing our strategy than we do now.

     - ACCESS TO ADDITIONAL MARKETS. We will be able to compete for wholesale and retail customers and develop generation assets in Southern Company's service territory in the southeastern United States.

     - INCREASED SPEED AND RESPONSIVENESS. As a separate company, we expect to be able to make decisions more quickly and efficiently and to respond faster to changing market conditions than we are able to now as a subsidiary of Southern Company.

     - TARGETED INCENTIVES FOR MANAGEMENT AND EMPLOYEES. We expect that incentive compensation programs tied to the market performance of our common stock will strengthen the focus of our management and the motivation of our employees. The complete separation will enable us to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel.

SEPARATION AND TRANSITIONAL AGREEMENTS

     We have entered into agreements with Southern Company providing for the separation of our business from Southern Company, including a master separation and distribution agreement. These agreements generally provide for, among other things, the transfer from Southern Company to us of assets and the assumption by us of liabilities relating to our business. We have also entered into agreements governing various interim and ongoing relationships between us and Southern Company including transitional services Southern Company will provide to us. For a summary description of these agreements, see "Agreements Between Us and Southern Company."

     In connection with our separation from Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. These subsidiaries will first be transferred to a new wholly-owned subsidiary of ours, which will then be merged with a wholly-owned subsidiary of Southern Company. The surviving company of that merger will be transferred to Southern Company. We currently have certain credit support obligations related to SE Finance. Following the transfer, Southern Company will assume these obligations.

     Immediately prior to the distribution of our common stock by Southern Company, we expect to acquire Plant Dahlberg from Georgia Power Company (Georgia Power), a subsidiary of Southern Company. The purchase price we will pay for Plant Dahlberg will be equal to Georgia Power's net book value of the plant as of the date of transfer. The purchase price is estimated to be $262 million. If the distribution does not take place, it is unlikely that we will acquire Plant Dahlberg.

THE DISTRIBUTION BY SOUTHERN COMPANY OF OUR COMMON STOCK

     After completion of this offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete its divestiture of our company within six to 12 months after the completion of this offering by distributing all of its shares of our common stock to the holders of Southern Company common stock. However, Southern Company is not obligated to complete the distribution, and we cannot assure you as to whether or when it will occur. For a description of certain consequences that may result if Southern Company does not complete the distribution, see "Risk Factors -- Risks Related to Our Separation from Southern Company -- Our business may be adversely affected if Southern Company does not complete the distribution of our common stock."

     Southern Company has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Southern Company and its stockholders. Southern Company has further advised us that it currently expects that the principal factors that it will consider in determining whether and when to complete the distribution include:

     - the relative market prices of our common stock and of Southern Company's common stock,
     - the receipt of a ruling from the IRS that the distribution will be tax-free to Southern Company and its stockholders and that the transaction will qualify as a tax-free distribution of assets for United States federal income tax purposes,
     - the absence of any court orders, regulations or contractual restrictions prohibiting or restricting the completion of the distribution,
     - other conditions affecting our business or Southern Company's business, and
     - our ability to obtain waivers or consents from lenders or other parties under our material financing agreements and other material contracts.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the [               ]
shares of common stock in this offering will be approximately $[               ]
million (approximately $[               ] million if the underwriters'
over-allotment option is exercised in full), based on an assumed initial public
offering price of $[               ] per share and after deducting underwriting
discounts and commissions and our estimated offering expenses.

     We expect to use the net proceeds of the offering primarily for general corporate purposes and for the repayment of short-term indebtedness.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for a discussion of the limitations of our subsidiaries to pay dividends to us.

     In 1999, we paid cash dividends totalling $165 million to Southern Company.
On [         ], 2000, we paid a cash dividend to Southern Company in the amount of $538 million, funded by short-term borrowings. In addition, prior to the distribution, we will transfer to Southern Company our SE Finance and Capital Funding businesses through a dividend to Southern Company of the stock of a newly formed affiliated corporation. This transfer is intended to be tax-free to Southern Company, its stockholders and us.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented:

     - on an actual basis;
     - on a pro forma basis to reflect the transfer of our SE Finance and Capital Funding businesses to Southern Company, the borrowing of $538 million to finance the payment of a cash dividend to Southern Company; and
     - on a pro forma, as adjusted basis to reflect the receipt and application
       of the estimated net proceeds from the sale of [               ] shares
       of common stock in this offering, at an assumed initial public offering
       price of $[               ]. See "Use of Proceeds."

     You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                             ------------------------------------
                                                                                     PRO FORMA,
                                                             ACTUAL    PRO FORMA    AS ADJUSTED
                                                             -------   ---------   --------------
                                                                        (IN MILLIONS)
                                                                         (UNAUDITED)
Cash and cash equivalents..................................  $   323    $   313       $
                                                             =======    =======       ========
Non-recourse short-term debt(1)............................  $ 1,811    $ 1,811       $
Current portion of non-recourse long-term debt(1)..........      237        202
Short-term debt............................................      150        688
                                                             -------    -------       --------
  Total short-term debt....................................    2,198      2,701
                                                             -------    -------       --------
Non-recourse long-term debt(1).............................    4,154      3,740
Senior notes...............................................      700        700
Other long-term debt.......................................      100        100
                                                             -------    -------       --------
  Total long-term debt.....................................    4,954      4,540
                                                             -------    -------       --------
Subsidiary obligated mandatorily redeemable preferred
  securities(2)............................................    1,031         81
Stockholder's equity.......................................    3,102      2,310
                                                             -------    -------       --------
  Total capitalization.....................................  $11,285    $ 9,632       $
                                                             =======    =======       ========

-------------------------

(1) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(2) Includes $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the completion of this offering. The remaining $81 million of these securities were issued by SIUK. They are also non-recourse to us but they are not guaranteed by Southern Company and will remain outstanding after this offering.

                                    DILUTION

     Our net tangible book value at December 31, 1999 was approximately
$[          ] million, or $[          ] per share. After giving effect to our
sale of [          ] shares of common stock in this offering at an assumed
initial public offering price of $[          ] per share and after deducting an
assumed underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 1999 would have
been approximately $[          ] million, or $[          ] per share. This
represents an immediate increase in pro forma net tangible book value of
$[          ] per share to our existing stockholder and an immediate dilution in
pro forma net tangible book value of $[          ] per share to new investors
purchasing shares of common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............  $
  Pro forma net tangible book value per share
     as of December 31, 1999................................
  Increase in pro forma book value per share
     attributable to new investors..........................
                                                              -------
  Pro forma, as adjusted, net tangible book value
     per share after this offering..........................
                                                              -------
  Dilution in pro forma net tangible book value
     per share to new investors.............................  $
                                                              =======

                         SELECTED FINANCIAL INFORMATION

    The following tables present our selected consolidated financial information. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this prospectus. Our consolidated income statement data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                               1995      1996     1997     1998      1999
                                                              -------   ------   ------   -------   -------
                                                                          (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues(1).......................................  $   584   $1,600   $3,750   $ 1,819   $ 2,268
                                                              -------   ------   ------   -------   -------
Operating expenses(1):
  Fuel......................................................       17       75       74        47       392
  Purchased power...........................................      258      873    2,813       844       545
  Maintenance...............................................       19       71       74        80       116
  Depreciation and amortization.............................       46       95      182       221       270
  Selling, general and administrative.......................      108      174      188       160       253
  Write down of assets(2)...................................       --       --       --       308        60
  Other.....................................................       70      162      147       164       188
                                                              -------   ------   ------   -------   -------
Operating income............................................       66      150      272        (5)      444
                                                              -------   ------   ------   -------   -------
Other income (expense):
  Interest income...........................................       13       16      138       146       172
  Interest expense..........................................      (64)    (133)    (345)     (430)     (502)
  Gain on sales of assets...................................       11       66       24        41       313
  Equity in income of affiliates............................       10       13       58       135       111
  Receivables recovery......................................       --       --       --        29        64
  Other, net................................................       (1)      28       33        29        72
                                                              -------   ------   ------   -------   -------
    Total other (expense) income............................      (31)     (10)     (92)      (50)      230
                                                              -------   ------   ------   -------   -------
Income (loss) from continuing operations before income taxes
  and minority interest.....................................       35      140      180       (55)      674
Provision (benefit) for income taxes:
  Continuing operations.....................................        8       54       27      (123)      129
  Windfall profits tax(3)...................................       --       --      148        --        --
Minority interest...........................................       13       13       29        80       183
                                                              -------   ------   ------   -------   -------
Income (loss) from continuing operations....................  $    14   $   73   $  (24)  $   (12)  $   362
Income from discontinued operations, net of income tax of
  $10 in 1997, $22 in 1998 and $15 in 1999(4)...............       --       --        8        12        10
Income (loss) before extraordinary item.....................       14       73      (16)       --       372
                                                              -------   ------   ------   -------   -------
Extraordinary gain on early extinguishment of debt, net of
  income tax of $2 in 1995 and $5 in 1996...................        4        8       --        --        --
                                                              -------   ------   ------   -------   -------
Net income (loss)...........................................  $    18   $   81   $  (16)  $    --   $   372
                                                              =======   ======   ======   =======   =======
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating activities.........................  $   158   $ (226)  $  263   $   402   $   509
Cash flow from investing activities.........................   (1,244)    (136)  (4,203)   (1,741)   (2,263)
Cash flow from financing activities.........................    1,653     (193)   4,177     1,502     1,516
OTHER OPERATING DATA:
EBITDA(5)...................................................  $   122   $  258   $  512   $   351   $   825

                                                                           AS OF DECEMBER 31,
                                                              ---------------------------------------------
                                                               1995     1996     1997      1998      1999
                                                              ------   ------   -------   -------   -------
                                                                          (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  664   $  161   $   398   $   561   $   323
Property, plant and equipment, net..........................   2,312    2,627     4,255     4,691     6,025
Investments.................................................     431      219     1,159     1,540     1,490
    Total assets............................................   4,511    4,564    10,630    12,054    13,863
Non-recourse debt(6)........................................   1,702    1,753     4,615     5,101     6,202
Notes payable to Southern Company...........................     422       --       830       926        --
    Total debt..............................................   2,124    1,753     5,445     6,027     7,152
Subsidiary obligated mandatorily redeemable preferred
  securities(7).............................................      --       --       682     1,033     1,031
Stockholder's equity........................................     778      988     2,132     2,642     3,102

(1) The decline in operating revenues and operating expenses in 1998 is due to the transfer of our energy marketing and risk management activities to a marketing and risk management joint venture with Vastar on January 1, 1998, called SCEM. Currently, we account for this joint venture under the equity method of accounting. Prior to the formation of the joint venture, our marketing and risk management activities were consolidated. For 1997, operating revenues would have been $1,768 million and operating expenses would have been $1,462 million if we had not consolidated our marketing and risk management operations.

(2) The write-down for 1998 includes write-downs of our investments in Alicura and EDELNOR to adjust for the difference between the carrying value of the assets and the fair market value. The write-down for 1999 includes further write-downs of our investments in Alicura and EDELNOR to maintain the carrying value at the fair market value as well as a write-down at WPD relating to impaired metering assets.

(3) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.

(4) On April 17, 2000, we decided to transfer to Southern Company our leasing business, SE Finance. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation.

(5) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(6) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(7) As of December 31, 1999, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred securities. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the completion of this offering. The remaining $81 million of these securities were issued by SIUK. They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Risk Factors," "Summary Historical Financial and Operating Data," "Selected Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We are a leading integrated power provider with regionally-based businesses in North America, Europe, the Asia-Pacific region, the Caribbean and South America. Through our 60% interest in SCEM, we are a leading energy marketer in the United States. We provide our customers with energy products designed to meet their specific requirements by integrating electricity generation, management of gas assets, marketing, risk management services and fuel procurement.

     To support our businesses we have built and acquired a portfolio of power generating assets, an electric distribution company and integrated utility operations. Through these businesses, we have a net ownership interest in 12,422 MW of generation capacity, 11,950 MW of which we operate. We have ownership interests in electric distribution and integrated utilities which sell or distribute electricity to over eight million customers.

     Our current operations in North America include six major power generation subsidiaries and SCEM. We own or control generation capacity totaling 8,523 MW, which represents approximately 60% of our worldwide total.

     In Europe, we have a 49% economic interest in WPD, an electric distribution company in southwestern England, and we own 26% of Bewag, the integrated utility that serves Berlin. Together, these companies own 3,118 MW of generation capacity and provide electricity to approximately 3.8 million customers. Our net ownership interest in WPD and Bewag's generation capacity is 848 MW.

     In the Asia-Pacific region, we have a subsidiary that develops and owns independent power projects in the Philippines and China. Currently, we have a net ownership interest in 3,141 MW of generation capacity, 2,278 MW of which we operate directly.

     We also own an integrated utility and a generating facility in the Caribbean, specifically in the Bahamas and in Trinidad and Tobago.

     We also own a 3.6% economic interest in CEMIG, a fully integrated utility that generates, transmits, distributes and sells electricity to 4.9 million customers in Brazil. We also have investments in Argentina and Chile which we intend to divest because they have not met our return requirements. On February 22, 2000, we entered into a stock purchase agreement with The AES Corporation for the sale of our investment in our Argentine project, Alicura. The sale is expected to close sometime in 2000. We are continuing to pursue the sale of our Chilean subsidiary, EDELNOR, as we announced in December 1998.

     See Note 15 to our consolidated financial statements for information regarding segment disclosure.

EFFECTS OF CERTAIN ORGANIZATIONAL CHANGES

     The following discussion and analysis of financial condition and results of operations should be read in light of the organizational changes related to our marketing and risk management operations and the resulting impacts on operating revenues and expenses. On January 1, 1998, we deconsolidated our North American marketing and risk management operations when we entered into the joint venture with Vastar. We currently account for our investment in this joint venture under the equity method of accounting as Vastar has significant participation rights in SCEM. As a result, our share of SCEM's earnings is reported in other income in 1998 and 1999. Prior to the formation of the joint venture, our marketing and risk management operations were consolidated and, during 1997, contributed approximately $1,982 million in operating revenues and $2,016 million in operating expenses to our consolidated results of operations. For this period, power sales were the primary component of marketing and risk management revenues, and purchased power expenses were the primary component of operating expenses.

     In September 1999, our U.K. subsidiary sold its supply business to London Electricity plc for L160 million ($264 million) and the assumption of certain liabilities. The supply business retained the name SWEB and we renamed the remaining distribution business Western Power Distribution (WPD). As a result of the sale, we recorded a gain of $286 million prior to related expenses, minority interest and income taxes and a gain of $78 million after these items.

     Our operating revenues and expenses are primarily driven by the operations of our controlled subsidiaries, which are consolidated for accounting purposes. Significant consolidated subsidiaries include Southern Energy California, L.L.C. (SE California), certain wholly owned subsidiaries which have acquired assets in New York (SE New York), and New England (SE New England), State Line Energy, L.L.C. (State Line Energy), WPD, Southern Energy Asia-Pacific Limited (SE Asia-Pacific), Alicura, EDELNOR and Freeport Power Company Limited (Freeport Power). Investments in project companies over which we exercise significant influence but do not control are accounted for using the equity method of accounting and, accordingly, the operating results of these entities impact other income in the form of equity in income of affiliates. Major subsidiaries accounted for using the equity method include SCEM, Birchwood, Bewag, SE Asia-Pacific's investment in the Shajiao C facility, CEMIG, the Power Generation Company of Trinidad and Tobago (PowerGen) and SIPD.

SEPARATION FROM SOUTHERN COMPANY

     On April 17, 2000, Southern Company announced a plan to make us its wholly owned subsidiary, into an independent, publicly traded company focused on competing in the global energy markets. After the completion of this offering, Southern Company will own over 80% of our outstanding common stock. Southern Company has also announced its intention to distribute to its stockholders all of its remaining interest in us within 12 months after the completion of this offering, although we cannot assure you whether or when this distribution will occur. We have entered into various agreements with Southern Company related to certain interim and ongoing relationships between the two companies. For a description of these agreements, see "Agreements Between Us and Southern Company."

BASIS OF PRESENTATION

     Our consolidated financial statements include allocations to us of certain Southern Company corporate assets, including pension assets; liabilities, including profit sharing, pension and non-qualified deferred compensation obligations; and expenses, including centralized engineering services, legal, accounting and human resources, insurance services, information technology services and other Southern Company corporate and infrastructure costs. The expense allocations, which we believe meet the requirements of PUHCA, have been determined on bases that Southern Company and we considered to be a reasonable reflection of the utilization of the services provided to us or the benefit received by us. The expense allocation methods include relative sales, investment, headcount, square footage, transaction processing costs, adjusted operating expenses and others.

     On April 17, 2000, we decided to transfer our leasing business, SE Finance, to Southern Company. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation in the consolidated statements of income. Additionally, because we intend to acquire Plant Dahlberg from Georgia Power, transfer our Capital Funding subsidiary to Southern Company and dispose of our investments in Alicura and EDELNOR, future results of operations may not be comparable to the historical amounts presented after we sell these investments.

     The financial information presented in this prospectus is not indicative of our future financial position, results of operations or cash flows nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect the many significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity, the offering and the distribution.

RESULTS OF OPERATIONS

     The following table sets forth financial data as a percentage of operating revenues for the years ended December 31, 1997, 1998 and 1999.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1997     1998      1999
                                                              ----     -----     -----
Operating revenues..........................................   100%      100%      100%
OPERATING EXPENSES:
Fuel........................................................   2.0       2.6      17.3
Purchased power.............................................  75.0      46.4      24.0
Maintenance.................................................   2.0       4.4       5.1
Depreciation and amortization...............................   4.8      12.2      11.9
Selling, general and administrative.........................   5.0       8.8      11.2
Write-down of assets........................................   0.0      16.9       2.6
Other.......................................................   3.9       9.0       8.3
                                                              ----     -----     -----
Operating income............................................   7.3      (0.3)     19.6
                                                              ----     -----     -----
OTHER INCOME (EXPENSE):
Interest income.............................................   3.7       8.0       7.5
Interest expense............................................  (9.2)    (23.6)    (22.1)
Gain on sales of assets.....................................   0.6       2.2      13.8
Equity in income of affiliates..............................   1.5       7.4       4.9
Receivables recovery........................................   0.0       1.6       2.8
Other, net..................................................   0.9       1.6       3.2
                                                              ----     -----     -----
  Total other income (expense)..............................  (2.5)     (2.8)     10.1
                                                              ----     -----     -----
Income (loss) from continuing operations before income taxes
  and minority interest.....................................   4.8      (3.1)     29.7
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations.......................................   0.7      (6.8)      5.7
Windfall profits tax........................................   3.9       0.0       0.0
Minority Interest...........................................   0.8       4.4       8.1
                                                              ----     -----     -----
Income (loss) from continuing operations....................  (0.6)     (0.7)     15.9
Income from discontinued operations, net of income tax of
  $10 million in 1997, $22 million in 1998 and $15 million
  in 1999...................................................   0.2      (0.7)      0.5
                                                              ----     -----     -----
  Net income (loss).........................................  (0.4)%     0.0%     16.4%
                                                              ====     =====     =====

  YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     OPERATING REVENUES. Our operating revenues were $2,268 million in 1999, an increase of $449 million, or 25%, from 1998. This increase was primarily attributable to a $678 million increase in the Americas region, the majority of which resulted from our North American acquisitions in New England, California and New York. In addition, the commencement of commercial operations of our Sual plant in the Philippines contributed revenues of $48 million in 1999. Those increases were partially offset by a reduction of $297 million, or 23%, in revenues at WPD, primarily as a result of the 1999 sale of the SWEB supply business.

     OPERATING EXPENSES. Excluding the write-down of assets, our operating expenses for 1999 were $1,764 million, an increase of $248 million, or 16%, from 1998. This increase was primarily attributable to a $574 million increase in the Americas region, the majority of which resulted from our newly-acquired North American business units. WPD's operating expenses decreased by $343 million, or 32%, primarily because of the sale of the SWEB supply business, the release of an unneeded employee severance provision and cost reduction efforts in 1999.

     WRITE-DOWN OF ASSETS. The $308 million pre-tax write-down of assets in 1998 resulted from our decision to sell our investments in Alicura and EDELNOR. This charge reduced the carrying value of these assets to their estimated fair value. The $60 million write-down of assets in 1999 consisted of two principal components. First, as Alicura and EDELNOR continued to produce income pending their sale, additional write-downs totaling $28 million were recorded to avoid increasing the carrying value of these assets above their estimated fair values. Second, we recorded a $32 million write-down primarily related to WPD's metering assets to reflect their reduced value as the United Kingdom metering business becomes competitive.

     OTHER INCOME (EXPENSE). Other income was $230 million in 1999, an increase of $280 million, reflecting a large increase in income from an overall expense in 1998. The following factors were responsible for this increase:

     - Interest expense for 1999 was $502 million, an increase of $72 million, or 17%, from 1998 due to higher borrowing to finance acquisitions.

     - The increase in gain on sales of assets reflects the 1999 sale of the SWEB supply business, before related expenses, minority interest and taxes.

     - Equity in income of affiliates for 1999 was $111 million, a decrease of $24 million, or 18%, from 1998. This decline is primarily due to a $50 million reduction in income from Bewag as a result of provisions recorded there for employee severance and early retirement, partially offset by increases from our operations in China.

     - Income from recovery of receivables in 1999 was $64 million, an increase of $35 million, or 121%, from 1998. These amounts represent successful resolution of negotiations with our supplier and partners in China that allowed us to recover certain receivables previously determined uncollectible, as further explained in Note 1 to our consolidated financial statements included in this prospectus.

     - Other, net for 1999 was $72 million, an increase of $43 million, or 148%, from 1998. This increase resulted from several factors. We recognized an insurance gain of $23 million in 1999 resulting from the receipt of insurance proceeds in excess of book value of assets destroyed in an explosion at the State Line plant in Indiana. Additionally, we recognized higher equipment rental income at WPD and business interruption insurance proceeds related to an equipment failure at EDELNOR.

     INCOME TAXES. The provision for income taxes for 1999 was $129 million, an increase of $252 million from the $123 million tax benefit recorded for 1998. This increase is due in part to higher income from operations and the SWEB supply business sale. In addition, the 1998 benefit reflects the tax effect of the write-down of South American investments.

     MINORITY INTEREST. Minority interest in income for 1999 was $183 million, an increase of $103 million from 1998. This increase primarily relates to the gain on the sale of the SWEB supply business.

     NET INCOME. Net income for 1999 was $372 million, as compared to $0 for 1998. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          We recorded net income of $96 million in 1999 as compared to a net loss of $180 million in 1998. This increase primarily resulted from the 1998 write down of $200 million, after tax, related to Alicura and EDELNOR compared with write downs of $18 million, after tax, in 1999 to maintain those investments for sale at fair value. The remaining increase resulted from earnings attributable to our North American acquisitions in New England, California and New York, the commencement of operations of Southern Producer Services in 1999 and a gain from insurance proceeds related to the 1998 fire and explosion at the State Line facility.

     EUROPE

          Net income from our European operations totaled $170 million for 1999, an increase of $29 million over the prior year. The increase in 1999 earnings reflects a $78 million gain on the sale of the SWEB supply business in the third quarter, offset by a total of $50 million in charges at Bewag associated with personnel who accepted voluntary severance and early retirement packages and the write down of WPD's metering assets offset by the release of an unneeded employee severance provision. Excluding these items, net income was $142 million in 1999 compared to $141 million in 1998.

     ASIA-PACIFIC

          Our net income in Asia-Pacific for 1999 totaled $175 million, representing an increase of $107 million over the prior year. The significant increase primarily related to the commencement of operations of the Sual plant in October 1999, increased contributions from our operations in China and successful resolution of negotiations with our supplier and partners in China that allowed us to recover certain receivables previously determined to be uncollectible.

     CORPORATE

          After tax corporate costs excluding discontinued operations produced a net loss of $69 million in 1999 versus a $29 million net loss for 1998. The increased loss primarily reflects additional interest expense from corporate debt incurred during 1999 to finance acquisitions.

  YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     OPERATING REVENUES. Our operating revenues were $1,819 million in 1998, representing a decrease of $1,931 million, or 51%, from $3,750 million in 1997. This decline is primarily explained by a change to the equity method of accounting for our energy marketing and risk management activities upon the formation of SCEM. Excluding revenues associated with marketing and risk management activities, operating revenues for 1998 increased approximately $51 million, or 3%, from comparable operating revenues of $1,768 million in 1997. This increase included a $40 million increase in operating revenues related to our acquisition of the State Line generating facility in December 1997 and a $26 million increase in our Asia-Pacific operations primarily due to an additional month of ownership in 1998, offset by a $16 million decrease in operating revenues at Alicura due to low water inflow to the reservoir which serves this hydroelectric facility.

     OPERATING EXPENSES. Our operating expenses were $1,824 million in 1998, representing a decrease of $1,654 million, or 48%, from $3,478 million in 1997. This decrease resulted primarily from a $1,969 million, or 70%, decrease in purchased power expenses from $2,813 million in 1997 to $844 million in 1998, as a result of the change to the equity method of accounting for our energy marketing and risk management activities. Excluding the operating expenses associated with marketing and risk management activities, operating expenses for 1998 increased $358 million, or 25%, from comparable operating expenses of $1,462 million in 1997. The increase in expenses net of purchased power is primarily due to a $308 million write-down of South American assets and increased expenses associated with State Line Energy which was acquired in December 1997.

     OTHER INCOME (EXPENSE). Other expense was $50 million in 1998, representing a $42 million, or 46%, decrease from $92 million in 1997. The decrease in other expense was primarily from a $77 million increase in equity in income of affiliates from 1997 to 1998. This increase included $47 million resulting from a full year of ownership of Bewag, a $26 million increase at Shajiao C resulting from improved operations and an additional month of ownership in 1998 and $7 million associated with the ownership of CEMIG. The decrease in other expense is also related to the recovery of certain receivables in 1998 previously deemed to be uncollectible. At the time of the acquisition of SE Asia-Pacific we had fully reserved for the value of these receivables due to significant uncertainties as to their collectibility. Also contributing to the decrease in other expense was an approximately $20 million gain on the sale of a minority interest in WPD and increased interest income of $8 million.

     Offsetting these items, our interest expense increased $85 million, or 25%, from $345 million in 1997 to $430 million in 1998. This increase primarily reflects the growth in long-term debt due to financing requirements for new investments, including our investments in SE Asia-Pacific and Bewag, and additional funding required by existing projects to finance construction activities.

     INCOME TAXES. We recorded a benefit related to income taxes in 1998 of $123 million compared to a provision for income taxes of $175 million in 1997. The 1998 benefit is primarily attributable to the income tax impact of the write down of our Argentine and Chilean assets discussed above. The 1997 provision for income taxes was impacted significantly by the windfall profits tax assessed in the United Kingdom (See "Business -- Europe -- Western Power Distribution").

     MINORITY INTEREST. Our minority interest was $80 million in 1998, representing a $51 million, or 176%, increase from $29 million in 1997. The increase was attributable to improved operating performance at WPD, the impact of the windfall profits tax on minority interest in 1997 and our divestiture of an additional economic interest in WPD during June 1998. The increase is also related to the improved performance of our other majority owned consolidated affiliates.

     NET INCOME. Net income for 1998 was $0, as compared to a net loss of $16 million in 1997. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          We recorded a net loss of $180 million in 1998 as compared to net income of $2 million in 1997 in the Americas region. This decrease was primarily related to a $200 million, after tax, write down of our investments in Alicura and EDELNOR as a result of our decision to sell those assets. In addition, in 1997 net income of $10 million was recorded related to final construction profits earned from the Birchwood facility and additional project development costs expensed in 1998 as compared to 1997. These decreases to net income were partially offset by increases in net income related to the December 1997 acquisition of State Line and the January 1998 investment in CEMIG.

     EUROPE

          Net income from Europe was $141 million for 1998, an increase of $189 million from the net loss of $48 million for 1997. This improvement was primarily due to the 1997 recognition of $111 million, net of minority interest, in windfall profits tax imposed on WPD by the new Labor government of Great Britain. Other factors contributing to the 1998 earnings improvement included a gain on the sale of a 26% minority interest in WPD, improved operating income at WPD due to higher margins in the supply business and ongoing cost control efforts and a full year's income from our investment in Bewag.

     ASIA-PACIFIC

          Net income from Asia-Pacific was $68 million for 1998, an increase of $29 million from net income of $39 million in 1997. This increase was partially due to a full year's ownership of our Asia-Pacific operations in 1998, versus just six months at 80% ownership and five months at 100% ownership in 1997. Improved operating performance in the Philippines and successful resolution of negotiations with our supplier and partners in China that allowed us to recover certain receivables previously determined to be uncollectible also contributed to increased income for 1998.

     CORPORATE

          After tax corporate costs excluding discontinued operations produced a net loss of $29 million in 1998 compared to a $9 million net loss in 1997. This change is primarily related to increased interest expense from corporate debt.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have obtained cash from operations, borrowings under credit facilities, issuances of commercial paper and senior notes, borrowings and capital contributions from Southern Company and proceeds from non-recourse project financing. These funds have been used to finance operations, service debt obligations, fund the acquisition, development and/or construction of generating facilities and distribution businesses, finance capital expenditures and meet other cash and liquidity needs. Some of the cash receipts associated with our businesses have been transferred to Southern Company from time to time, and Southern Company has provided funds to cover our disbursements from time to time. After this offering, we do not expect to receive any additional funds from Southern Company or pay cash dividends to Southern Company.

     The projects that we develop typically require substantial capital investment. Some of the projects in which we have an interest have been financed primarily with non-recourse debt that is repaid from the project's cash flows. This debt is often secured by interests in the physical assets, major project contracts and agreements, cash accounts and, in certain cases, the ownership interest in that project subsidiary. These financing structures are designed to ensure that we are not contractually obligated to repay the project subsidiary's debt, that is, they are "non-recourse" to us and to our subsidiaries not involved in the project. However, we have agreed to undertake limited financial support for certain of our project subsidiaries in the form of certain limited obligations and contingent liabilities such as guarantees of certain specified obligations. To the extent we become liable under these guarantees or other agreements in respect of a particular project, we may have to use distributions we receive from other projects to satisfy these obligations.

     In accordance with the separation agreements with Southern Company, Southern Company will transfer to us most of the Southern Company owned assets and liabilities that relate to our business on or prior to the distribution. We will receive the net proceeds of this offering and use them for general corporate purposes including the repayment of short-term debt. We expect to obtain a short-term credit facility to fund the cash dividend of $538 million to be paid to Southern Company in May 2000.

     Also in accordance with our separation agreement, we will transfer to Southern Company our leasing subsidiary SE Finance. SE Finance had net cash flows from operations of $32 million in 1999, $(37) million in 1998, and $19 million in 1997. In those same years it used cash flows for investing activities of $(271) million in 1999, $(185) million in 1998 and $(97) million in 1997. It also obtained cash flows from financing activities of $240 million in 1999, $227 million in 1998 and $82 million in 1997.

     For the year ended December 31, 1999, we generated net cash from operations of approximately $509 million compared to approximately $402 million for the year ended December 31, 1998, an increase of approximately 27%. Cash provided by operating activities in 1999 resulted primarily from net income adjusted for non-cash charges for depreciation and amortization, deferred income taxes, write-down of assets and changes in working capital. Cash flows provided by operating activities are generally reinvested by our subsidiaries or used for general corporate purposes, including business development activities. Additionally, we have used a portion of these cash flows provided by operating activities to fund investments in some of our subsidiary companies. Our subsidiary dividend policy is to pay maximum dividends to us while optimizing United States and foreign tax efficiency and investment opportunities within a particular region. Our current strategy is to defer distributions from the Philippines and the Bahamas in order to reinvest funds for further growth, fund construction efforts or service debt obligations.

     Our financing activities provided approximately $1,516 million in cash during 1999. Financing activities for 1999 included $1,730 million of proceeds from the issuance of short-term and long-term debt and $360 million of capital contributions from Southern Company. These inflows were partially offset by $503 million in payments of long-term debt, $165 million of dividends paid to Southern Company and $66 million in dividends to minority interests.

     From January 1, 1997 through December 31, 1999, excluding the transactions related to the subsidiary obligated preferred securities, our financing activities provided cash totaling approximately $6,185 million. These financing activities included a total of approximately $3,902 million of proceeds from the issuance of short-term and long-term debt, net of repayments. During this three year period, we also received a total of $2,029 million in capital contributions from Southern Company and paid $165 million of dividends to Southern Company.

     During 1999, we received $385 million in funds from Southern Company relating to a $360 million capital contribution and $25 million in proceeds from the issuance of notes payable. We repaid $1,116 million to Southern Company during 1999 in the form of a $165 million dividend payment and total repayments of outstanding notes payable of $951 million. In addition, we paid $108 million in interest related to notes payable to Southern Company.

     We have used cash flows provided by financing activities primarily to finance investments in our subsidiaries. From January 1, 1997 through December 31, 1999, excluding the transactions related to the subsidiary obligated preferred securities, we have used approximately $7,227 million of cash for our investing activities. During this period, our domestic and foreign investments totaled $5,694 million, including $2,106 million for the acquisition of SE Asia-Pacific, $820 million for the acquisition of a 26% interest in Bewag, $801 for the acquisition of SE California, $536 million for the acquisition of SE New England, $476 for the acquisition of SE New York, $136 million for the purchase of a 3.6% economic interest in CEMIG, $107 million for our 9.99% interest in SIPD, $68 million for the acquisition of the State Line generating facility, $57 million for the purchase of an additional 15% interest in EDELNOR and $64 million for investment in SCEM. In addition, we invested $2,114 million in capital expenditures. These cash flows used in investing activities have been partially provided by $668 million of cash from the sale of a portion of our investments in subsidiaries and dividends from affiliated companies.

     We expect our cash and financing needs over the next several years to be met through a combination of cash flows from operations and debt and equity financings. We have generally financed the operations of our project subsidiaries primarily under financing arrangements requiring extensions of credit to be repaid solely from each subsidiary's cash flows. In addition, subsidiaries financed in this manner are often restricted in their ability to pay dividends and management fees periodically to us by their respective project credit documents. These limitations usually require that debt service payments be current, debt service coverage ratios be met and there be no default or event of default under the relevant credit documents. There are also additional limitations that are adapted to the particular characteristics of each project affiliate.

     Any projects we develop in the future and those assets we may seek to acquire, including the transactions discussed above, are likely to require substantial capital investment. Our ability to arrange financing on a substantially non-recourse basis is dependent on numerous factors, and, to satisfy the capital needs of our projects in the future we may have to provide more financial support for the project entity.

     During 1999 we entered into three significant financing transactions in order to refinance Southern Company debt related to our North American acquisitions.

     In April 1999, we entered into three revolving credit agreements with a group of lending banks and Citibank, as agent, for commitments totaling $1.3 billion. Each of the corporate credit facilities is available for general corporate purposes including commercial paper backstop. Facility A, with total commitments of $500 million, was intended to be a temporary facility until we completed subsequent financings. Accordingly, we canceled this facility in October 1999. Facility B, a $350 million 364 day revolving line of credit, was originally scheduled to mature in March 2000. We extended the maturity date of this facility until March 2001. We may, at our option, extend the maturity date of Facility B to March 2003. In addition, Facility B has extension and commitment increase option subject to the lenders' approval. Facility C, totaling $450 million, also has a letter of credit option and matures in April 2004. No amounts were borrowed under these credit facilities at December 31, 1999. In April 1999, we also instituted a commercial paper program, which we use in conjunction with the corporate credit facilities as an alternate funding source.

     In July 1999, we issued two series of senior unsecured notes totaling $700 million. The two series consist of $200 million of 7.40% Senior Notes due 2004 and $500 million of 7.90% Senior Notes due 2009. The proceeds from these senior unsecured notes were used to repay debt owed to Southern Company and short-term borrowings as well as for general corporate purposes.

     Also in 1999, we created Southern Energy North America Generating, Inc. (SENAG) comprising substantially all of our generating facilities in North America. In October 1999, SENAG completed a $1.45 billion corporate-style bank financing consisting of three credit facilities. Facility A is a $1,150 million 364 day term loan with a two-year term-out option. Facility B is a $250 million five year revolver to be used for capital expenditures and Facility C is a $50 million five year revolver for working capital needs. The majority of the proceeds from these facilities were used by SENAG to repay intercompany debt to us relating to the acquisitions of SE New England, SE California and SE New York. We used these proceeds to pay down short-term borrowings under our commercial paper program and repay intercompany borrowings to Southern Company.

     At December 31, 1999 we had total corporate level debt of approximately $750 million outstanding, comprised of $700 million of senior unsecured notes and approximately $50 million of commercial paper. In addition, we had letters of credit outstanding under Facility C in the amount of approximately $250 million and SENAG had approximately $1,290 million of outstanding borrowings under its credit facilities.

     Some of our credit facilities, including certain credit facilities of our subsidiaries, provide that it will be an event of default if either Southern Company ceases to own more than 50% of our stock or our credit rating declines below investment grade. Consequently, prior to Southern Company's distribution of our stock, we expect to seek waivers or refinance these credit agreements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks, including changes in interest rates and currency exchange rates. Through various hedging mechanisms, we attempt to mitigate some of the impact of changes in energy prices, fuel costs, interest rates and exchange rates on our results of operations. To manage the volatility inherent in these market risks, we net the exposures to take advantage of natural offsets and we may enter into hedging transactions for the remaining exposures as part of our risk management program.

     We use interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments. Additionally, certain of our subsidiaries have entered into interest rate swaps in foreign currencies. These swaps are designated as hedges of those subsidiaries' related debt issuances in the same currency. If we sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect net income by approximately $16 million, based on variable rate debt and derivatives and other interest rate sensitive instruments outstanding at December 31, 1999.

     We use long-term cross-currency agreements to hedge a significant portion of our net investments in both WPD and Bewag. These cross-currency agreements hedge our exposure to fluctuations in the British Pound Sterling and Deutsche Mark exchange rates with the U.S. dollar. As a result of these swaps, a 10% decline of the British Pound Sterling and Deutsche Mark versus the U.S. dollar would not materially affect the U.S. dollar value of the dividends we receive from WPD and Bewag.

     We also have investments in various emerging market countries where the net investments are not hedged, including Argentina, Chile, Trinidad and Tobago, the Bahamas, the Philippines and China. We rely on either contractual or regulatory links to the U.S. dollar to mitigate currency risks attributable to these investments. As a result of these links to the U.S. dollar, we do not believe we have a material exposure to changes in exchange rates between the U.S. dollar and the currencies of these countries.

     In addition, we have currency exposure which we are unable to hedge related to our investment in CEMIG. Revenues at CEMIG and dividends from CEMIG are denominated in Brazilian reais and a significant portion of debt incurred to finance CEMIG is required to be repaid in other currencies. CEMIG's agreements with the Brazilian government provide for rate increases in the event of a devaluation of the real and indexes power purchases to the U.S. dollar. These agreements provide us some protection against a devaluation of the Real; however, it does not completely cover our exposure. For example, the devaluation of the real in January 1999 resulted in a write down of

$83 million, net of income tax effects, in the currency translation account category included in our equity accounts.

     We utilize currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by our Southern Investments UK plc subsidiary. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's reporting currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction. We have hedge transactions that may not continue to qualify for hedge accounting under the Financial Accounting Standards Board
(FASB) proposed Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133).

     For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. We have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk.

     In addition to markets risks associated with our generation assets, the business and operations of our energy marketing and risk management subsidiaries frequently involve market risks associated with managing energy commodities and establishing open positions in the energy markets on a short-term basis. These risks fall into three general categories: price and volume volatility, credit risk of trading counterparties and adequacy of the control environment for trading. We routinely enter into contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, oil, emission allowances, weather derivatives and other commodities to minimize the risk of market fluctuations on our marketing and risk management operations. We measure our risk using the value at risk (VAR) methodology described below for each aspect of our energy marketing and trading activities in order to maintain our total exposure within management-prescribed limits. We maintain clear policies for undertaking risk-mitigating actions which may become necessary when measured risks temporarily exceed limits as a result of market conditions. To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position.

     Our marketing and risk management subsidiaries manage market risk through formal oversight groups, which include senior management, mechanisms that independently verify transactions and measure risk, and the use of a VAR methodology on a daily basis. VAR is used to describe a probabilistic approach to measuring the exposure to market risk. VAR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The VAR methodology employs a seasonally adjusted volatility-based approach with the following critical parameters: volatility estimates, appropriate market-oriented holding periods and seasonally adjusted correlation estimates. The holding periods account for the lengths of time that will be needed to liquidate different portions of the portfolio of positions. Our holding periods typically range from five days to three months, depending upon the type of commodity, the term of the instrument, the liquidity of the underlying market, and other factors. The volatility and correlation estimates measure the impact of adverse price moves both at an individual position level as well as at the total portfolio level. The confidence level established for our purposes is 95%. For example, if VAR is calculated at $10 million, we can state with a 95% confidence level that if prices moved against our positions, our pre-tax loss in liquidating the portfolio would not exceed $10 million. Based on VAR analysis of the overall commodity price risk exposure of the trading businesses on December 31, 1999, we did not anticipate a materially adverse effect on our consolidated financial statements as a result of market fluctuations. However, we cannot assure you that market volatility, failure of counterparties to meet their contractual obligations, transactions entered into after that date or a failure of risk controls will not lead to significant losses from our marketing and risk management activities. See "Risk
Factors -- We face risks attendant to changes in commodity prices."

     We are also exposed to market risk through certain performance guarantees we and Vastar have made to cover obligations of SCEM. We and Vastar have agreed to indemnify each other against losses under those performance guarantees in proportion to our respective ownership shares of the joint venture. At December 31, 1999, our exposure under these guarantees was approximately $146 million based on the estimated fair value of SCEM's net contractual commitments.

ACCOUNTING PRONOUNCEMENTS

     We continue to analyze the effects of adoption of the rules promulgated by SFAS No. 133. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. We intend to adopt the provisions of SFAS No. 133 within this time frame and in accordance with the requirements provided by that statement. In addition, the FASB has issued an exposure draft that would, if adopted, narrow the applicability of the pronouncement to certain purchase and sales contracts and would allow hedge accounting for certain other specific hedging relationships. We are currently assessing the financial statement impact of both the statement and the exposure draft, but we have not yet determined the impact at this time. Adoption of SFAS No. 133 could increase the volatility of our net income and other comprehensive income.

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

                                    BUSINESS

INTRODUCTION

     We are a leading integrated power provider with regionally-based businesses in North America, Europe, the Asia-Pacific region, the Caribbean and South America. We provide our customers with energy products designed to meet their specific requirements by integrating electricity generation and distribution, management of gas assets, marketing and risk management services and fuel procurement. To support our business we have built and acquired a portfolio of power generating assets that make us one of the world's largest independent power producers.

     Currently, we own or control 14,160 MW of generation capacity. In addition, we have 6,852 MW under construction or development. We consider a project under development when we have contracted to purchase machinery for the project, we own or control the project site and we are in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. We cannot assure you that these projects will be completed.

     Our business also includes providing risk management services in liquid markets where energy products are sold on a competitive basis. This provides us the opportunity to control the economic management of additional generating assets. We use our risk management capabilities to optimize the value of our generating and gas assets and we also offer risk management services to others. We also own integrated utility operations and an electricity distribution company. We will seek to expand our business through control or ownership of additional natural gas and electricity assets. Our strategy is to continue our rapid growth by capitalizing on opportunities in markets where our unique combination of strengths in physical asset management, electricity generation, management of gas assets and customer-focused marketing and risk management services allows us to position our company as a leading integrated power provider.

     Our regional operations reflect the prevailing political, regulatory and market conditions where we operate. In North America we own, operate and control, through contractual arrangements, generation plants and gas assets which are supported by our power marketing and risk management activities. In Europe the pace of deregulation is accelerating and we expect to take advantage of increasing opportunities to expand our integrated asset operations and marketing and risk management business. In the Asia-Pacific region, our revenues are primarily derived from contracts with government entities or regional power boards.

     In North America we are an established leader in our industry. We operate generating facilities with a total generation capacity of 6,887 MW, of which our net ownership interests represent 6,785 MW. We control an additional 1,738 MW through management contracts. Additionally, we have projects, which we will own and operate, under construction or development in North America totaling 5,699 MW. We have integrated our generating and natural gas assets with our marketing and risk management capabilities to help optimize those assets, manage risk and enhance the value of both our physical assets and our marketing and risk management business.

     Through our 60% interest in SCEM, we are a leading energy marketer in North America. SCEM markets and trades energy and energy-linked commodities, including electricity, natural gas, oil, coal and emission allowances. According to published industry statistics, in 1999 SCEM was the number four-ranked physical marketer of electricity in the United States by volume and the number 13-ranked physical marketer of gas by volume. Through SCEM, we also controlled 1.6 billion cubic feet per day (Bcf/d) of natural gas production, 0.5 Bcf/d of natural gas transportation and 25.8 billion cubic feet of natural gas storage as of December 31, 1999. Most of our generating facilities in the United States have entered into various fuel supply, power purchase and other ancillary agreements with SCEM.

     In March 2000, SCEM and Utility.com, an Internet utility company, announced an agreement under which SCEM will provide wholesale electricity to Utility.com's customers. SCEM also recently announced that it co-founded a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States. The consortium will own and operate an Internet-based, business-to-business, over-the-counter energy trading platform which is expected to be in operation by the end of 2000.

     In Europe, as the markets deregulate, we intend to follow a strategy similar to our North American strategy by integrating power generation assets with marketing and risk management. We have developed an energy marketing and risk management business in Europe, based in Amsterdam, The Netherlands. Our European marketing and risk management business, which is operated separately from SCEM, began trading power in the Nordic and Netherlands markets in 1999. We also expect to begin trading power in the German and Swiss energy markets sometime in 2000 and in the Italian energy market in 2001. We currently own a 26% interest in Bewag AG, the integrated utility serving 2.4 million customers in Berlin, Germany, and a 49% interest in Western Power Distribution (WPD), which distributes electricity to approximately 1.4 million end users in southwest England. We have opened three business development offices in our target markets in Europe to continue our asset development activities.

     In the Asia-Pacific region, SE Asia-Pacific owns generating facilities in the Philippines and China with total net ownership interests of 2,698 MW. We have a net ownership interest in an additional 443 MW of generating capacity in China through our 9.99% interest in SIPD. Most of our current generation in the Asia-Pacific region is under long-term power sale contracts, which are predominantly linked to the U.S. dollar. We have experienced a growing revenue base and strong operating performance during our three years in the region.

     We also have operations in the Caribbean and South America. We currently own a 63% interest in an integrated utility in the Bahamas and a 39% interest in a generation company in Trinidad and Tobago. We are in the process of acquiring an 80% interest in the Water and Power Authority of the U.S. Virgin Islands' generation capacity and water desalination assets. In South America we have a 3.6% economic interest in an integrated utility in Brazil which has a generation capacity of 5,514 MW and serves 4.9 million customers. We also own an 82% interest in a partially integrated utility in Chile and a 55% interest in a hydroelectric generation facility in Argentina. We have entered into an agreement to sell our investment in Argentina and we are pursuing the sale of our Chilean subsidiary, as those investments have not met our return requirements.

     Our business grew significantly between 1995 and 1999 in terms of EBITDA and assets as shown in the table below.

                                                                                 COMPOUND ANNUAL
                                  1995     1996     1997      1998      1999       GROWTH RATE
                                 ------   ------   -------   -------   -------   ---------------
                                                      (DOLLARS IN MILLIONS)
EBITDA.........................  $  122   $  258   $   512   $   351   $   825          61%
Total assets...................   4,511    4,564    10,630    12,054    13,863          32

INDUSTRY OVERVIEW

     Power generation and delivery historically have been controlled by either state-owned enterprises or state-regulated private businesses. In the last decade, many governments and regulatory bodies have taken steps to transform their energy sectors to encourage competition, to raise capital for other purposes and, in some cases, to improve the operational performance of strategic energy assets. We believe that the emerging model of the industry is the disaggregation of the traditional utility functions of generation, transmission, distribution and marketing of electricity into competitive or partially regulated businesses. To varying degrees, countries in North America, the Asia-Pacific region, Europe, South America and the Caribbean are opening their energy sectors to competition. As governments deregulate and privatize state-owned utilities, the energy sector will offer significant opportunities for investment worldwide. These opportunities will also include a significant need for additional power generating capacity both to satisfy increasing demand and to replace old and inefficient generating facilities. In addition, investment opportunities will be created by utilities, independent power producers and industrial companies disposing of their power generation facilities as they adjust strategies for the new markets.

     In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant aspects of the industry are currently being restructured. As of early 1999, new regulatory initiatives to increase competition in the domestic power generation industry had been adopted or were being considered at the federal level and by many states. In April 1996, FERC adopted Order No. 888, providing for nondiscriminatory open-access electric transmission services by public utilities, separate from wholesale sales of electricity. This development has opened wholesale power sales to more competition. In December 1999, FERC issued Order 2000 which provides for a system of regional transmission organizations, each of which will control the transmission facilities within its region. These developments followed on FERC's 1992 Order No. 636, which provides for natural gas transportation services to be offered on an open-access basis. The impact of Order Nos. 888, 2000 and 636 on our business and operations depends on the effect of these orders on transmission operations in particular markets. We believe there is a strong trend in the United States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation.

     Outside the United States, many governments are privatizing their utilities and their transmission and distribution networks and developing regulatory structures that are expected to encourage competition in the sector. The growth in both the number and reputation of energy companies which are operating facilities globally has made many governments realize that their energy assets can be sold to raise funds for other purposes while not hindering operating performance or increasing costs to customers. As a result, many governments are privatizing their existing energy and utility infrastructure facilities and creating significant investment opportunities for industry participants. In order to satisfy the anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. We believe that these market trends will create attractive opportunities to expand our business in those countries.

STRATEGY

     Our strategy is to be a leading integrated power provider with a balanced global business. We intend to continue our growth by capitalizing on opportunities to use our management and technical skills in the acquisition, development, financing and operation of power generation facilities and gas transportation and storage assets. We also intend to capitalize on our ability to integrate asset ownership with energy marketing and risk management services. We plan to implement our strategy through the development of greenfield and brownfield generation projects, acquisitions of power and gas assets competitively positioned in our targeted markets, contractual arrangements for the control of generation capacity and gas management facilities, the expansion of our marketing and risk management activities and the implementation of information technology and e-commerce applications. To secure wholesale supply agreements or to provide additional opportunities for growth, profitability, or revenue stability, we may enter into agreements to acquire, control, or manage distribution and supply businesses or other energy aggregators in selected markets.

     We will focus primarily on three regions of the world: North America, Europe and the Asia-Pacific region.

North America

     We are focusing on competitive market opportunities in North America created by the deregulation of regional energy markets. We believe that the integration of our owned and managed generation and gas assets with our marketing and risk management businesses enhances our ability to compete in the evolving energy supply business and, through improved operating flexibility, enhances the value of our physical assets. Accordingly, we have invested significant resources in developing SCEM and in the acquisition of net ownership of approximately 6,785 MW of generation assets in the United States. We have been successful in acquiring existing generation sites with opportunities for expansion.

     Over the next several years, we intend to continue our growth by investing in generating capacity in regions of North America that we consider attractive and that will enable us to own or control a total of 25,000 to 30,000 MW of capacity. In addition we plan to expand our access to, and marketing of, natural gas through SCEM by acquiring or managing additional gas assets in areas of North America where these resources complement our power business. We are focusing our generation development in our West, Northeast, East and Gulf Coast regions. Our goal by 2004 is to own or control generation which would be relatively balanced across these regions. We expect over 60% of the growth in generation capacity to come from greenfield and brownfield development, primarily consisting of gas-fired projects. We expect gas to comprise over 70% of the total fuel consumed for generation by 2004. In each of these regions, we are pursuing strategies specifically tailored to that particular region's customer mix, fuel mix, asset infrastructure and regulatory environment. We believe that our flexibility in combining physical assets with products that fit evolving customer needs is fundamental in pursuing these strategies. In the Caribbean we will continue to review potential acquisitions and developments on an opportunistic basis.

Europe

     We will focus on developing a leading generation and marketing position in those western and central European power markets where we can capitalize on our commercial skills and current position and relationships. As in North America, we plan to integrate our generation and marketing and risk management capabilities. We currently trade power in the Nordic and Dutch markets. As additional European markets develop and become more liquid, we intend to expand our generation and marketing and risk management activities throughout the Nordic region, the Benelux countries, Germany, Switzerland, Italy and the Central European region. Over the next several years we intend to acquire additional generation capacity in these regions. Our target is to own or control a total of 10,000 to 12,000 MW of capacity in Europe. We also intend to review opportunities to extract value from our distribution business in England.

Asia-Pacific

     We plan to build on the successful base we have established in the Philippines and China, and expand into countries with more developed economies that are opening their energy sectors to competition, such as Australia and Singapore. In addition, we will explore opportunities in the Asia-Pacific region where we can capture market size and economies of scale. Over the next several years we intend to acquire additional generation capacity such that we will own or control a total of 8,000 to 10,000 MW of capacity in the Asia-Pacific region.

     In addition to our growth initiatives, we consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that our strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy.

     Although changes in industry structure and ownership are part of a global trend, we believe that these changes are essentially local in nature. As a result, the parts of the energy sector open to private ownership and the rules governing competition are expected to vary based on local considerations. To compete successfully, we believe we must have the flexibility to operate in a variety of environments and throughout the entire energy value chain. Our strategy to achieve this goal is based on the following key elements:

       MAXIMIZE THE FINANCIAL AND OPERATIONAL PERFORMANCE OF CURRENT INVESTMENTS

          We place substantial emphasis on maximizing the operational and financial performance of those assets we own or control. In many instances, we have the opportunity to create value by operating assets more effectively and efficiently than their traditional owners. Accordingly, upon acquiring a business or as new assets are constructed, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals.

       CAPITALIZE ON OPPORTUNITIES GENERATED BY STRONG REGIONAL PRESENCE

          We believe that we have begun to establish a strong regional presence, both in terms of scale of operations and management, in each of our targeted geographical markets. A strong presence in each market is desirable because changes in energy markets are largely driven by regional factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or enhance their businesses because of relationships with local partners and customers or information specific to a geographical market. A significant presence within a region is advantageous to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that region.

       FULLY INTEGRATE ENERGY MARKETING AND RISK MANAGEMENT WITH OWNERSHIP AND CONTROL OF ENERGY ASSETS

          We expect that the deregulation of energy markets worldwide will lead to the restructuring of energy markets. To be successful, a company must be able to integrate asset ownership or control with marketing and risk management expertise. Marketing and risk management enhances the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, control of electric and gas assets enhances the profitability of marketing and risk management by providing a physical hedge and real-time information, increasing volumes and allowing for a broader range of product offerings and improving our credibility as an energy provider to customers.

       FULLY EXPLOIT ENERGY INFORMATION AND E-COMMERCE APPLICATIONS

          We believe that emerging information technologies and their increasing use by businesses and our customers will present us with opportunities to:

          - rapidly and efficiently extend our market reach to a broader base and larger number of customers and suppliers,
          - lower many of the basic transaction costs inherent in our high volume business with geographically diverse customers, and
          - improve the effectiveness of providing and obtaining information to and from our customers.

          We have e-commerce initiatives that target retail marketing, aggregators, direct wholesale and large industrial customers and the network of the related businesses and service providers with whom we transact daily. For example, we have investments in Utility.com and a new leading energy trading consortium and an option to invest in TenFold Energy, Inc.

     COMPETITION

     As an integrated power provider in the energy supply business, we face intense competition in all phases of the business in which we compete, both in the United States and in international markets. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. On the power generation side, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). In our energy marketing and risk management business, we compete with international, national and regional full service energy providers, merchants, producers and pipelines in our ability to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.

     Over the past years, obtaining a power sales contract with a utility has become progressively more difficult, expensive and competitive. Many power sales contracts are now awarded by competitive bidding, which both increases the associated costs and decreases the chances of obtaining such contracts. Many power sales contracts are now awarded for a term significantly shorter than in the past. In addition, many states and countries are considering or implementing regulatory and privatization initiatives designed to increase competition in the power industry. This competition has contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, the competitive arena in our business is rapidly changing with technological advances in power generation, e-commerce enabling new ways of conducting business, the increased role of full service providers and increased efficiency of energy markets.

DESCRIPTION OF GENERATION AND DISTRIBUTION OPERATIONS

     The table that follows describes our significant generation operations and greenfield or brownfield projects under construction or development.

                                                                                                 OWNED AND OPERATED
                                                                                           -------------------------------
                                                                                OUR %               NET EQUITY
                                                                              OWNERSHIP    TOTAL    INTEREST IN   OPERATED
POWER GENERATION BUSINESS              LOCATION            PRIMARY FUEL      INTEREST(1)     MW      TOTAL MW        MW
-------------------------         -------------------  --------------------  -----------   ------   -----------   --------
NORTH AMERICA:
  SE California.................  California           Natural Gas                 100%     3,065      3,065        3,065
  SE New York...................  New York             Natural Gas/Hydro/          100      1,794      1,794        1,794
                                                       Coal/Oil
  SE New England(2).............  Massachusetts        Natural Gas/Oil             100      1,245      1,245        1,236
  State Line....................  Indiana              Coal/Natural Gas            100        490        490          490
  Birchwood.....................  Virginia             Coal                         50        222        111          222
  SEI Wisconsin.................  Wisconsin            Natural Gas                 100         --         --           --
  SEI Michigan..................  Michigan             Natural Gas                 100         --         --           --
  SE Wichita Falls..............  Texas                Natural Gas                 100         80         80           80
  SEI Texas.....................  Texas                Natural Gas                 100         --         --           --
  Plant Dahlberg(3).............  Georgia              Natural Gas                 100         --         --           --
                                                                                           ------     ------       ------
    Subtotal....................                                                            6,896      6,785        6,887

CARIBBEAN:
  Freeport Power................  Bahamas              Oil                          63        127         80          127
  PowerGen......................  Trinidad & Tobago    Natural Gas                  39      1,178        459        1,178
  WAPA(4).......................  U.S. Virgin Islands  Oil                          80         --         --           --
                                                                                           ------     ------       ------
    Subtotal....................                                                            1,305        539        1,305

SOUTH AMERICA:
  CEMIG.........................  Brazil               Hydro                       3.6      5,514        199           --
  EDELNOR.......................  Chile                Coal/Natural Gas           82.3        437        360          466
  Alicura(5)....................  Argentina            Hydro                        55      1,000        550        1,000
                                                                                           ------     ------       ------
    Subtotal....................                                                            6,951      1,109        1,466

EUROPE:
  WPD(6)........................  England              Natural Gas                  49        163         80           14
  Bewag(7)......................  Germany              Natural Gas/Oil/Coal         26      2,955        768           --
                                                                                           ------     ------       ------
    Subtotal....................                                                            3,118        848           14
                                                                                           ------     ------       ------
ASIA-PACIFIC:
  SIPD..........................  China                Coal                       9.99      4,435        443           --
  Shajiao C.....................  China                Coal                         32      1,980        634           --
  Sual..........................  Philippines          Coal                       91.9      1,218      1,119        1,218
  Pagbilao......................  Philippines          Coal                       87.2        735        641          735
  Navotas I and II..............  Philippines          Oil                          93        310        289          310
  Bulacan.......................  Philippines          Diesel                      100         15         15           15
  Kogan Creek...................  Australia            Coal                        100         --         --           --
                                                                                           ------     ------       ------
    Subtotal....................                                                            8,693      3,141        2,278

    TOTAL.......................                                                           26,963     12,422       11,950
                                                                                           ======     ======       ======

                                         UNDER DEVELOPMENT
                                  -------------------------------
                                     MW UNDER       EXPECTED DATE
                                  CONSTRUCTION OR   OF COMMERCIAL
POWER GENERATION BUSINESS         DEVELOPMENT(1)      OPERATION
-------------------------         ---------------   -------------
NORTH AMERICA:
  SE California.................       1,050            2003
  SE New York...................         785            2003
  SE New England(2).............         835            2003
  State Line....................         525            2003
  Birchwood.....................          --              --
  SEI Wisconsin.................         306            2000
  SEI Michigan..................         848            2002
  SE Wichita Falls..............          --              --
  SEI Texas.....................         550            2001
  Plant Dahlberg(3).............         800            2001
                                       -----
    Subtotal....................       5,699
CARIBBEAN:
  Freeport Power................           8            2001
  PowerGen......................          --              --
  WAPA(4).......................         189            2000
                                       -----
    Subtotal....................         197
SOUTH AMERICA:
  CEMIG.........................          --              --
  EDELNOR.......................         206            2000
  Alicura(5)....................          --              --
                                       -----
    Subtotal....................         206
EUROPE:
  WPD(6)........................          --              --
  Bewag(7)......................          --              --
                                       -----
    Subtotal....................
                                       -----
ASIA-PACIFIC:
  SIPD..........................          --              --
  Shajiao C.....................          --              --
  Sual..........................          --              --
  Pagbilao......................          --              --
  Navotas I and II..............          --              --
  Bulacan.......................          --              --
  Kogan Creek...................         750            2003
                                       -----
    Subtotal....................         750
    TOTAL.......................       6,852
                                       =====

                                                                         OWNERSHIP      CUSTOMERS/
DISTRIBUTION BUSINESS                                                    INTEREST       END USERS
---------------------                                                    ---------    --------------
                                                                                      (IN THOUSANDS)
Freeport Power..................................  Bahamas                    63%             17
WAPA(4).........................................  U.S. Virgin Islands        80              49
CEMIG...........................................  Brazil                    3.6           4,900
WPD.............................................  England                    49           1,400
Bewag...........................................  Germany                    26           2,400
                                                                                          -----
  Total.........................................                                          8,766
                                                                                          =====

-------------------------
(1) Amounts reflect our percent interest in the total MW.
(2) Total MW reflects a 1.4 percent interest in the 614 MW Wyman plant.
(3) Pending acquisition. We expect to acquire Plant Dahlberg immediately prior to the distribution.
(4) Pending acquisition expected to close during 2000.
(5) On February 22, 2000, we entered into an agreement with The AES Corporation to sell our investment in Alicura.
(6) Total MW reflects a 7.7 percent interest (or 144 MW) in the 1,875 MW Teesside plant.
(7) Total MW excludes 26 percent ownership of 5,740 MW of thermal capacity for steam heating.

NORTH AMERICA

     NORTH AMERICA -- WEST REGION

     SE California

     On April 16, 1999, our wholly owned subsidiary, Southern Energy California, L.L.C. (SE California) through its wholly owned subsidiaries, Southern Energy Delta, L.L.C. (SE Delta) and Southern Energy Potrero, L.L.C. (SE Potrero), acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas and Electric Company (PG&E) for $801 million plus additional consideration for fuel inventory, capital expenditures and property taxes. These assets consist of the Pittsburg Plant and the Contra Costa Plant (the Delta Plants) owned by SE Delta and the Potrero Plant owned by SE Potrero.

     The following table summarizes certain characteristics of SE California's generating facilities in operation or under development:

                                                                LOCATION     TOTAL MW   PRIMARY FUEL(1)
                                                              -------------  --------   ---------------
GENERATION OPERATIONS:
DELTA PLANTS
  Pittsburg Units 1-4(2)....................................  Pittsburg      4 x 163      Natural Gas
  Pittsburg Unit 5..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 6..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 7(3).......................................  Pittsburg          720      Natural Gas
  Contra Costa Unit 6.......................................  Antioch            340      Natural Gas
  Contra Costa Unit 7.......................................  Antioch            340      Natural Gas
                                                                             -------
    Subtotal................................................                   2,702
POTRERO PLANT
  Potrero Unit 3............................................  San Francisco      207      Natural Gas
  Potrero Units 4-6.........................................  San Francisco   3 x 52    Distillate Fuel
                                                                             -------
    Subtotal................................................                     363
                                                                             -------
    Total...................................................                   3,065
                                                                             =======
PROJECTS UNDER DEVELOPMENT:
  Contra Costa Expansion....................................  Antioch            530      Natural Gas
  Potrero Expansion.........................................  San Francisco      520      Natural Gas
                                                                             -------
    Total...................................................                   1,050
                                                                             =======

-------------------------

(1) All of the Delta Plants and Potrero Unit 3 are also capable of using fuel oil as a secondary fuel.

(2) These "total MW" figures reflect nameplate ratings; available capacity may be less than those nameplate ratings. These units are scheduled to be retired at the end of 2001 because they are not expected to meet nitrogen oxide (NOx) emission requirements in 2002 and because the cost of modifying these plants to meet these requirements would not be economical.

(3) Due to boiler capacity limitations, Pittsburgh Unit 7 has a maximum capacity of 682 MW.

     These generating assets, which include both peaking and intermediate load facilities, are located in close proximity to or in San Francisco. The Delta Plants comprise nine natural gas-fired steam generating units with approximately 2,702 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero Plant has one natural gas-fired conventional steam generating unit and three distillate-fueled combustion turbines with a combined capacity of 363 MW.

     On September 23, 1996, the California General Assembly enacted Assembly Bill 1890 in an effort to restructure the electric utility industry and stimulate wholesale and retail competition in California. In addition to reducing rates and allowing for retail customers to choose their energy suppliers, this bill created two market entities. This law created the California Independent System Operator (CAISO), which is designed to ensure system reliability and provide scheduling coordinators with access to transmission services. CAISO also administers the real-time markets for energy and ancillary services. CAISO is under the jurisdiction of the FERC. The law also created a second market entity, the California Power Exchange (PX). The PX is a wholesale electric market under the jurisdiction of the FERC that provides a competitive auction for the establishment of day-ahead and hour-ahead market prices, as well as certain forward energy sales. The role of the PX is that of a scheduling coordinator that matches unbalanced bids for the purchase and sale of power. It has no operating role or authority and does not deal in real-time products, which is the responsibility of CAISO.

     The output from the Delta Plants and the Potrero Plant is sold into the California market by means of daily energy sales to the PX, reliability-must-run contracts with the CAISO, sales of real-time energy and ancillary services to CAISO and forward sales.

     SE Potrero and SE Delta have entered into fuel supply, service and marketing agreements with SCEM through which SCEM: (i) supplies fuel to the plants; (ii) bids, schedules and dispatches the units in the market; (iii) handles the settlement and billing process for CAISO and PX sales; (iv) purchases energy available for sale to the PX; and (v) assists in the administration of and compliance with SE California's obligations under its contracts with the CAISO.

     We are currently planning to expand our Contra Costa and Potrero plants by 530 MW and 520 MW, respectively. In January 2000, SE Delta filed an application for certification at the California Energy Commission for the proposed expansion of the Contra Costa plant. Currently, SE Potrero is preparing a similar application for certification for the Potrero plant, which we expect to file in the second quarter of 2000. We expect to have both of these projects in commercial operation during the first half of 2003.

  NORTH AMERICA -- NORTHEAST REGION

  SE New York

     On June 30, 1999, certain of our wholly owned subsidiaries (collectively referred to as SE New York) acquired various power plants and related assets in the state of New York with a total generating capacity of 1,794 MW from Orange and Rockland Utilities, Inc. (ORU) and Consolidated Edison Company of New York, Inc. (ConEd). Our net purchase price for these acquisitions was approximately $493 million, which included an amount to cover the market value of existing fuel inventories. SE New York was selected as the winning bidder for the power plants following a competitive bid process.

     SE New York has three principal subsidiaries: (i) Southern Energy Bowline L.L.C. (SE Bowline), which owns the Bowline Station, a 1,227 MW natural gas-fired plant comprised of two units rated at a capacity of approximately 600 MW each, and an approximately 98-acre site adjacent to the Bowline Station; (ii) Southern Energy Lovett L.L.C. (SE Lovett), which owns the Lovett Station, a 447 MW coal-fired plant consisting of three units and (iii) Southern Energy NY-Gen, L.L.C. (SE NY-Gen), which owns two peaking units (the Hillburn Gas Turbine Station and the Shoemaker Gas Turbine Station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station. All generating units at Bowline and Lovett have the capability of burning natural gas and oil.

     The following table summarizes certain characteristics of SE New York's generating facilities in operation and under development:

                                                                 LOCATION      TOTAL MW           FUEL
                                                              ---------------  --------   --------------------
GENERATION OPERATIONS:
BOWLINE PLANT
  Bowline 1.................................................  West Haverstraw     612       Natural Gas/Oil
  Bowline 2.................................................  West Haverstraw     615       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                    1,227
LOVETT PLANT
  Lovett 3..................................................  Tomkins Cove         70       Natural Gas/Oil
  Lovett 4..................................................  Tomkins Cove        177     Coal/Natural Gas/Oil
  Lovett 5..................................................  Tomkins Cove        200     Coal/Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      447
SE NY-GEN PLANTS
  Mongaup 1-4...............................................  Mongaup River         4            Hydro
  Swinging Bridge 1-2.......................................  Mongaup River        13            Hydro
  Rio 1-2...................................................  Mongaup River        10            Hydro
  Grahamsville..............................................  Grahamsville         17            Hydro
  Hillburn GT...............................................  Ramapo               40       Natural Gas/Oil
  Shoemaker GT..............................................  Middletown           36       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      120
                                                                                -----
    Total...................................................                    1,794
                                                                                =====
PROJECT UNDER DEVELOPMENT:
  Bowline Expansion.........................................  West Haverstraw     785         Natural Gas

     In connection with the acquisition of these power plants, the project companies entered into various transition agreements with ORU and ConEd to provide energy and installed capacity to ORU and ConEd for certain periods after the closing. The only remaining obligation under these transition agreements is a transition power sales agreement with ORU under which SCEM, under an assignment from SE New York, is obligated to sell energy to ORU through April 30, 2000 and sell capacity through October 31, 2000.

     SE Bowline, SE Lovett and SE NY-Gen have entered into fuel supply, energy services and power marketing agreements with SCEM through which SCEM (i) supplies fuel to the plants; (ii) will bid, schedule and dispatch the units through the New York Independent System Operator (NYISO) into the newly-deregulated (since November 18, 1999) New York market; (iii) handles the settlement and billing process for NYISO sales and sales under power purchase and installed capacity sales agreements; (iv) purchases excess energy and installed capacity not purchased through power purchase agreements and installed capacity sales agreements for sale in the NYISO; and (v) assists in the administration of and compliance with the obligations of SE Bowline, SE Lovett, and SE NY-Gen under various fuel supply and transportation contracts and power purchase agreements, installed capacity agreements and other contracts for the sale and purchase of energy, installed capacity or other energy products sold in the NYISO. On March 27, 2000, the NYISO filed a petition with FERC seeking to suspend the market-based 10-minute Spinning and Non-Spinning Reserve market, two types of ancillary services markets in which SE New York currently participates. In addition, the NYISO is seeking permission to make retroactive adjustments to market clearing prices for the period from January 29, 2000 to March 28, 2000. We have filed a protest with FERC in order to contest the NYISO petition. We are currently awaiting FERC's reply to determine the potential impact of the NYISO petition on SE New York.

     In March 2000, SE Bowline filed an application with the State of New York Department of Public Service for the authorization to construct a 785 MW combined cycle facility on a 98-acre site adjacent to the Bowline plant. In addition, SE Bowline has filed an application with the New York

Department of Public Service to construct a 4.2 mile 24-inch natural gas line to meet the current and future natural gas needs of the Bowline Plant. This line would connect directly to the existing Columbia gas transmission system. We expect to start commercial operation of the new power facility in 2003 and the new gas line in 2001.

     In October of 1999, the State of New York announced an initiative to reduce air emissions in the state beyond the requirements under the 1990 Clean Air Act Amendments. Under this proposal, the standards would become effective in 2003 and phased in through 2007. A draft of the regulation is expected to be proposed by year-end 2000. The impact of this potential regulation is uncertain at this point. Along with several other electric utilities, SE New York received an information request from the State of New York concerning the air quality control implications of certain repairs and maintenance activities at the Lovett facility. SE New York responded fully to this request and provided all of the information requested by the state. The outcome of this information request is uncertain. A study is being conducted of the impact of water intake structures on fish species in the Hudson River. Bowline's water intake is part of this study. The resolution of this study is uncertain but could result in additional limitations on Bowline's water intake or new technology requirements for the intake.

  SE New England

     On December 30, 1998, subsidiaries of our wholly owned subsidiary, Southern Energy New England, L.L.C., acquired various generating assets, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy System (Commonwealth) and Eastern Utilities Associates (EUA) for $536 million. The sales by Commonwealth and EUA were required as part of deregulation plans adopted in Massachusetts and Rhode Island. The assets consist of the Kendall Station (with five generating units) acquired by Southern Energy Kendall, L.L.C. (SE Kendall) and the Canal Station (Canal Units 1 and 2), the Martha's Vineyard Diesels, and the Wyman Unit 4 Interest, all acquired by Southern Energy Canal, L.L.C. (SE Canal). In conjunction with the organization of Southern Energy North America Generating, Inc. (SENAG), Southern Energy New England, L.L.C. transferred its ownership interests in SE Canal and SE Kendall to subsidiaries of SENAG in August 1999. These entities are collectively referred to herein as SE New England.

     The following table summarizes certain characteristics of SE New England's generating facilities in operation and under development:

                                                                     LOCATION         TOTAL MW        FUEL
                                                              ----------------------  --------   ---------------
GENERATION OPERATIONS:
CANAL PLANT
  Canal Unit 1..............................................  Sandwich, MA               563           Oil
  Canal Unit 2..............................................  Sandwich, MA               560     Natural Gas/Oil
                                                                                       -----
                                                                                       1,123
  Martha's Vineyard Diesels.................................  Martha's Vineyard, MA       12           Oil
  Wyman Unit 4 Interest.....................................  Yarmouth, ME                 9           Oil
                                                                                       -----
KENDALL PLANT
  Kendall Steam, Units 1-2-3................................  Cambridge, MA               63     Natural Gas/Oil
  Kendall Jets, Units 1 & 2.................................  Cambridge, MA               38           Oil
                                                                                       -----
    Subtotal................................................                             101
                                                                                       -----
    Total...................................................                           1,245
                                                                                       =====
PROJECTS UNDER DEVELOPMENT:
Canal and Kendall Expansion.................................  Sandwich/Cambridge, MA     835       Natural Gas

     The Canal and Kendall plants, which include both peaking and intermediate load facilities, are both located in close proximity to Boston, a major center for electricity demand in New England. The Martha's Vineyard Diesels supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 Interest is a 1.4325% ownership interest (equivalent to 9 MW) in the 614.5 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by FPL Group. SE New England is planning to add approximately 835 MW total capacity to the Canal and Kendall plants and expects to complete the permitting process in the third quarter of 2000. We expect to commence commercial operation of these expansions in 2002 for Kendall and in mid-2003 for Canal.

     The regulatory environment in Massachusetts and the New England region has evolved into a competitive market for electrical generation. Changes in the New England Power Pool (NEPOOL), which dictates the operation of transmission systems and the operation and settlement of the wholesale electric energy, capacity and ancillary services markets for most of the New England region, and the establishment of ISO New England, Inc. (ISO), whose primary objective is the reliable operation of the New England power grid and programs allowing for retail access to electricity providers, have been implemented and the wholesale market was opened to competitively-bid hourly clearing markets on May 1, 1999.

     Since the inception of the new markets, the ISO has taken action to intervene in the market on numerous occasions to change posted clearing prices that had been set via the software used to dispatch the system and determine prices. The ISO stated that these interventions were necessary due to software errors and operator errors associated with the implementation of the new system. The ISO has intervened most often during periods of high electrical demand and otherwise high clearing prices. The ISO's actions have sparked extensive discussions and debate among participants in the generating sector in New England regarding the propriety of these interventions.

     In February 2000, the Massachusetts Secretary of Environmental Affairs requested from certain generation owners a voluntary plan for achieving prescribed emissions reductions. The requested plans were to achieve these reductions by 2005, 2007 or 2010 depending on the nature of the emissions. SE Canal was one of the generation owners asked to submit a plan. In March 2000, SE Canal submitted a plan describing the expansion project proposed at the Canal site, which results in significant emissions reductions and meets the quantifiable targets prescribed by the Secretary.

     In conjunction with the acquisition of its generating facilities, SE New England also entered into an energy supply agreement with the utility subsidiaries of Commonwealth. Under the terms of this agreement, SE New England supplies electricity at wholesale to meet a portion of Commonwealth's obligations to provide standard offer service at guaranteed rates to eligible retail customers in Massachusetts. The agreement expires in 2005. SE New England has entered into an agreement with SCEM for SCEM to supply the electricity to meet SE New England's obligations under its agreement with Commonwealth in exchange for certain payments by SE New England.

     Except for the output from Canal Unit 1, which is committed to SE New England and three other power purchasers under contracts through October 2002, the capacity, energy, and ancillary services from the generating units are sold into NEPOOL through our marketing and risk management subsidiary, SCEM. SE Canal and SE Kendall have entered into arrangements with SCEM regarding the marketing of capacity, energy, and ancillary services from the generating units. The arrangements with SCEM became effective on the date of implementation of the NEPOOL bid-based markets. Under these arrangements, SCEM bids the output of the units into NEPOOL and is responsible for the supply of fuel to the units. SCEM also entered into a tolling arrangement with SE New England for Canal Unit 2, Kendall Jets and Martha's Vineyard Diesels in which SCEM provides fuel to these facilities and receives the energy and ancillary services output in return for payments to SE New England. Under this arrangement, SE New England has guaranteed certain operational performance parameters of the units.

  NORTH AMERICA -- EAST REGION

  State Line

     In December 1997, we acquired, through an indirect, wholly owned subsidiary, State Line Energy, L.L.C., the 490 MW State Line facility from a subsidiary of Commonwealth Edison Company (ComEd) for $68 million. The State Line facility is located near Chicago, a major center of electricity demand in the Midwest. The plant is comprised of two coal-fired generating units, Unit 3 and Unit 4. ComEd retained the ownership of the switchyard and transmission facilities connecting the State Line station to the ComEd transmission system, as well as the coal inventory and the emissions allowances associated with the State Line facility.

     State Line Energy supplies power to ComEd under a 15-year power purchase agreement (PPA) expiring in 2012. ComEd's territory consists of northern Illinois and contains 70% of Illinois' population. In its regulated service area, ComEd delivers power to 3.4 million customers. If State Line Energy builds new capacity or increases the firm capacity of the plant above 490 MW, State Line Energy may sell that additional capacity and associated energy to third parties, after first offering ComEd the right to purchase that additional capacity and energy. For short term (non-firm) sales, State Line Energy has contracted with SCEM to market additional energy not required under the ComEd PPA.

     The coal required to operate the facility is currently supplied by ComEd under a coal supply agreement. Because ComEd has discontinued its fossil generation business, it is considering transferring its coal supply and transportation obligations to a third party or to State Line Energy. We are in discussions with ComEd to structure an agreement on equivalent terms with the existing ComEd obligations. If our negotiations are successful, State Line Energy could undertake responsibility for coal supply and transportation in the third quarter of 2000. One-third of the plant's required supply of Powder River Basin coal would be procured for State Line Energy by SCEM. The remaining coal would be obtained through an agreement transferred from ComEd.

     State Line Energy is in the early stages of developing additional capacity at its site to meet the growing demand for power in the region. The expansion, if approved by all of the regulatory authorities, would consist of one gas-fired combined cycle unit with a total generating capacity of 525 MW and is expected to be completed in 2003.

     On July 28, 1998, an explosion and fire occurred at the State Line facility. The explosion and fire occurred in a coal handling area of the plant. A total of 17 people were injured. The coal conveyor system, which supplies coal to both units, sustained significant damage. Unit 4 was forced offline by the explosion and ensuing fire; however, it returned to service on January 31, 1999. Unit 3 was offline undergoing a major maintenance outage at the time of the incident and sustained less damage. Unit 3 returned to service on February 8, 1999. Both units have met their net capacity under the PPA since returning to service and have passed annual environmental testing.

     The State Line facility is covered under Southern Company's umbrella insurance policy, which provides up to $400 million of coverage for a combination of property damage, liability, and business interruption. State Line Energy expects that after paying deductibles, insurance proceeds cover the remaining costs associated with the fire and explosion during the outage period.

     The EPA and Indiana Department of Environmental Management are currently proposing stricter nitrogen oxide emission standards through one-hour ozone regulations and NOx State

Implementation Plan calls. The monthly capacity charge and/or energy charged is adjusted by a formula designed to pass through to ComEd the additional annual costs for changes related to new NOx emission standards including an amortized portion of the associated capital costs based on full amortization by the year 2022. Accordingly, we do not expect stricter nitrogen oxide emission standards to have a material adverse effect through the term of the PPA.

     Unicom, the parent company of ComEd, announced a merger with PECO Energy Services in September 1999. We do not expect any adverse effect on the PPA as a result of this merger.

  Birchwood

     Birchwood Power Partners, L.P. is a limited partnership which owns the nominal 222 MW Birchwood power facility. The facility is a coal-fired cogeneration plant located approximately 12 miles southeast of Fredericksburg, Virginia. We own a 50% interest in Birchwood, with the remaining 50% owned by a subsidiary of Cogentrix Energy, Inc. The Birchwood facility was our first greenfield project developed in North America, and one of our subsidiaries continues to operate and maintain the Birchwood facility. Power generated at the plant is sold to Virginia Power, a utility that provides electricity to two million customers in Virginia and North Carolina. In addition, a subsidiary of ours and a subsidiary of Cogentrix jointly own a greenhouse facility located adjacent to the Birchwood facility, which uses steam generated by the Birchwood facility. The greenhouse is operated by a third party pursuant to a separate agreement.

     Birchwood sells electricity to Virginia Power under a 25-year PPA. Under the PPA, Birchwood sells all electricity generated by the facility to Virginia Power through 2021. Birchwood earns capacity charges based on a contractually determined rate per kilowatt month for the dependable capacity of the facility, which is determined by semiannual capacity tests. Variable operating and maintenance charges are paid by Virginia Power on a per kilowatt-hour basis and are included in Birchwood's electric revenues. Fuel costs are reimbursed by Virginia Power under the PPA. Fuel charges are computed on the amount of kilowatt-hours generated, as well as on a fixed heat rate and a contractually determined fuel compensation price. Birchwood has fixed, indexed future costs for coal, coal transportation, ash disposal and lime. Virginia Power has the option to terminate the PPA for convenience on one year's notice. If this option is exercised, Virginia Power must pay Birchwood the greater of the net book value of the facility or the amount of the original permanent financing, adjusted by an inflation base index, plus the net present value of all pre-tax profits for the life of the PPA, plus all expenses associated with the termination.

     The Virginia legislature recently passed legislation that will increase competition in the power production industry in Virginia. Competition will be phased in starting in 2002 with full retail competition in effect by 2004. We have not yet determined what effect this legislation will have on the Birchwood facility or the existing PPA. Virginia Power is in the process of determining its strategy with respect to its current non-utility contracts, such as the PPA with Birchwood. In the interim, we are negotiating a separate agreement with Virginia Power to sell an additional 20 MW of peaking capacity from our Birchwood facility.

     On January 18, 2000, the EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to certain electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. If a plant's emissions exceed its allocated allowances under the
Section 126 Rule, the plant must purchase additional allowances from other regulated plants. We believe that the nitrogen oxide allowances allocated to the Birchwood facility are incorrect due to the use of incorrect

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data by the EPA. On March 17, 2000, Birchwood filed an appeal of the Section 126
Rule with the EPA to challenge the nitrogen oxide emission allowances for the Birchwood facility.

  SEI Wisconsin

     SEI Wisconsin, L.L.C. is an indirect, wholly owned subsidiary that was formed in 1998 to develop, construct, own, operate and maintain the Neenah Power Plant. The Neenah plant is a planned 306 MW natural gas-fired electric generating plant to be located at a greenfield site in the Town of Neenah, Wisconsin. The plant is being constructed to provide electricity during peak demand periods. Construction of the plant is nearing completion and the final cost is expected to be approximately $100 million. We expect the plant to commence operations in May 2000.

     SEI Wisconsin will initially sell all of its capacity and electric power output to Wisconsin Electric Power Company (WEPCO) under an eight-year PPA entered into in August 1998. WEPCO provides electric, gas and steam service to more than two million customers in southeastern Wisconsin. The PPA is structured as a tolling arrangement, whereby WEPCO pays SEI Wisconsin a monthly capacity charge designed to provide SEI Wisconsin a return on capital and to cover debt service and fixed operating costs. WEPCO also pays a charge for each start and for each running hour for each combustion turbine. These start charges and running hour charges are designed to recover variable costs associated with operating and maintaining the plant. Under this tolling arrangement, WEPCO supplies natural gas as well as any backup No. 2 fuel oil used to run the plant at no cost to SEI Wisconsin. The PPA has bonus and penalty provisions regarding capacity, heat rate and availability. WEPCO, prior to the end of the sixth contract year, has the option to renew the PPA for another five years beyond the current eight year term or purchase the Neenah plant from us for $150 million at the end of the PPA term.

     At the expiration of the PPA, SEI Wisconsin may convert the Neenah plant from a primarily peaking facility to a combined cycle facility that will become either a base-load or an intermediate-load facility with approximately 515 MW of capacity. At that time, SEI Wisconsin plans to sell the plant output to SCEM under a long-term marketing agreement which may be structured as a tolling agreement.

     The Neenah plant is located in the Mid-America Interconnected Network
(MAIN) region under the North America Electric Reliability Council that covers predominantly Illinois and eastern Wisconsin. The major utilities in MAIN include: Alliant Energy, Ameren, CILCORP, Commonwealth Edison, Illinova, Madison Gas & Electric, WEPCO and WPS Resources. The MAIN market is nominally a 55 GW-sized market that is dominated by coal (54%) and nuclear (28%) generating capacity. The MAIN region is currently in need of peaking capacity and transmission augmentation.

     Illinois has enacted legislation for the deregulation of the electricity market in Illinois. This has resulted in the divestiture of fossil assets by a number of public utilities to independent power generators. Deregulation of the electricity market in Wisconsin, however, has been considerably slower. The Public Service Commission of Wisconsin and the state legislature are currently studying the deregulation of the electricity market and no material legislation has been enacted to date.

  SEI Michigan

     We are currently developing a 298 MW natural gas-fired electric generating plant at a greenfield site in Zeeland, Michigan. In 1999, we formed an indirect, wholly owned subsidiary, SEI Michigan, L.L.C., to develop, construct, own, operate and maintain the Zeeland power plant. We expect the plant to receive all necessary permits in spring 2000 and for construction to begin in early summer

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2000. We further expect the plant to become operational in June 2001 and to cost approximately $110 million.

     SEI Michigan will initially sell all of its capacity and electric power output to SCEM under a five-year power purchase agreement. The PPA is structured as a tolling arrangement, whereby SCEM pays SEI Michigan a monthly capacity charge designed to provide SEI Michigan a return on capital in addition to covering debt service and operating costs. SCEM would also pay for operation and maintenance of the plant based on the number of starts and run hours. We are in the early stages of development in adding a 550 MW combined cycle unit at the site. If we are successful in getting appropriate regulatory and board approvals, the plant is expected to be in commercial operation sometime in 2002. We plan to sell the plant's capacity to customers in the East Central Area Reliability Council (ECAR) market through marketing agreements with SCEM. Additionally, at the expiration of the tolling agreement, SEI Michigan may add heat recovery equipment and a steam turbine, which would allow the plant to operate as an intermediate to base load facility, and expand the capacity from 298 MW to 550 MW. SEI Michigan expects to enter into a new marketing agreement with SCEM at that time.

     The Zeeland plant is being constructed to provide electricity during peak demand periods for the growing demand in the ECAR market. The ECAR market is nominally a 106 GW market that is dominated by coal (82%) generating capacity. The region is currently in need of peaking capacity after having experienced brown outs and curtailments on peak days and having reserve margins of less than 10%.

  NORTH AMERICA -- GULF COAST REGION

  SE Wichita Falls

     In October 1999, we purchased, through an indirect wholly owned subsidiary, Southern Energy Wichita Falls, L.P., (SE Wichita Falls), an 80 MW gas-fired electric generating plant from Wichita Falls Energy Co. Ltd. of Fort Worth, Texas for approximately $19 million. The plant is an intermediate load facility, which consists of three gas turbines and one steam turbine, fueled by natural gas transported through TXU Gas Company's Lone Star pipeline. The turbines use propane gas as a backup fuel. The facility is operated by Vetrotex CertainTeed Corporation (Vetrotex) under an operations and steam sales agreement. Under this agreement, Vetrotex also purchases steam from the plant. In addition, we have entered into a four-year PPA with SCEM for electricity generated by the plant.

     SE Wichita Falls is in the early stages of evaluating the addition of capacity at its site to meet the growing demand for power in the region. The proposed plan involves an expansion consisting of one combustion turbine operating in a peaking mode with generating capacity of 150 MW which could be completed by 2001.

  SEI Texas

     SEI Texas, L.P. is an indirect, wholly owned subsidiary that was formed to develop, construct and operate a 550 MW natural gas-fired electric generating plant in the Dallas-Fort Worth metropolitan area. The plant will operate a total of four units with two in peaking mode and a third combustion turbine in combined cycle mode with a corresponding steam turbine. Construction of Units 1 and 2 is nearly complete and construction has commenced on Units 3 and 4. Construction of the facility is expected to cost approximately $215 million. We expect the first 300 MW to become operational in July 2000 and the remaining 250 MW to become operational in June 2001.

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     SEI Texas has agreed to sell all of the capacity and electric power output from Units 1 and 2 to SCEM under a five-year PPA expiring May 31, 2005. A separate agreement for Units 3 and 4 is currently being negotiated with SCEM. Under the existing PPA, all fuel required to run the facility will be provided and paid for by SCEM.

     The PPA is structured as a tolling agreement whereby SCEM pays SEI Texas a monthly capacity charge designed to provide SEI Texas a return on capital in addition to covering debt service and operating costs. SCEM also pays for operation and maintenance of the plant based on the number of starts and run hours. The PPA also has bonus and penalty provisions related to capacity, heat rate and availability. At the expiration of the tolling agreement, SEI Texas may add heat recovery equipment and a steam turbine to Units 1 and 2, which would allow these units to operate as an intermediate to base load facility, and expand the overall plant capacity to 750 MW. At that time, the plant's capacity and energy will be sold to customers in the Electric Reliability Council of Texas (ERCOT) market through marketing agreements with SCEM.

     Texas has passed legislation for the deregulation of its electricity market. The pilot phase of the deregulated market is scheduled to begin in June 2001, with full deregulation in place by January 2002. The underlying wholesale market is going through a restructuring to support this legislation. Part of the restructuring will include setting up ERCOT as a single control area. Another part of the restructuring will force investor owned utilities to divest of large blocks of their generating assets. Both of these actions will enhance SEI Texas' position in the marketplace by increasing liquidity in the market and mitigating the market power of the incumbent utilities.

  Plant Dahlberg

     Georgia Power Company, a subsidiary of Southern Company, is currently developing the Plant Dahlberg facility, an 800 MW simple-cycle natural gas peaking facility located north of Athens, Georgia. The facility will consist of 10 combustion turbines in the initial construction phases. Units 1-8 are nearing completion and are expected to be in commercial operation in June and July 2000. Units 9 and 10 are in the final design phase with a targeted commercial operation date of June 2001. Primary fuel for the units will be natural gas, with No. 2 fuel oil backup. The site is connected to a gas pipeline and will be served by interruptible gas. The facility is connected to the Georgia Integrated Transmission System via a 230 kV radial line. The site has been permitted and prepared to accommodate up to 16 combustion turbines (1,280 MW of simple-cycle peaking capacity).

     We plan to purchase the Dahlberg plant from Georgia Power immediately prior to the distribution of our stock by Southern Company. The purchase price will be the net book value of the plant at the time of transfer. The purchase price is estimated to be approximately $262 million. We will initially sell all of the plant's capacity and electric power output to Georgia Power, under a 10-year capacity purchase agreement commencing immediately after the completion of the distribution. We will also enter into a construction, operation and maintenance agreement with Georgia Power, pursuant to which Georgia Power will be responsible for all costs of operating and maintaining the plant, including fuel. Upon expiration of the capacity purchase agreement, we expect that this facility will provide peaking capacity for us to sell in the wholesale market.

  Mobile Energy

     We have a 1% interest in Mobile Energy Services Company, L.L.C. (Mobile Energy). The remaining 99% is indirectly owned by Southern Company. As part of our separation from Southern Company, we and Southern Company have agreed to examine and discuss the future ownership and operating arrangements for Mobile Energy. Mobile Energy is the owner of a facility that generates electricity, produces steam and processes black liquor as part of a pulp and paper complex in Mobile,

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Alabama. On May 5, 1998, Mobile Energy received notice from Kimberly-Clark
Tissue Company of its intention to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided approximately 50% of Mobile Energy's revenues.

     On January 14, 1999, Mobile Energy and Mobile Energy Services Holdings, Inc., the subsidiary of Southern Company that holds Southern Company's 99% interest in Mobile Energy and guaranteed certain debt obligations of Mobile Energy, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Alabama, seeking protection under Chapter 11 of the United States Bankruptcy Code.

     Mobile Energy, certain of its debt holders and Kimberly-Clark have reached a tentative settlement related to disputes arising from the shutdown of Kimberly-Clark's pulp mill in Mobile, Alabama, and reconfiguration of energy services at the site. As part of that settlement, Kimberly-Clark and Mobile Energy have agreed to a modified energy services agreement under which Mobile Energy will provide electricity and steam processing services to Kimberly-Clark's facility through August 31, 2019 at rates intended to approximate market rates. The settlement is conditional and will not become final unless a variety of conditions are satisfied, including having a plan of reorganization become effective for Mobile Energy by October 30, 2000. If these conditions are not satisfied, the settlement agreement terminates and the parties' relationships will be governed by the contractual relationship that existed prior to the settlement agreement. One of our subsidiaries, Southern Energy Resources, Inc. (SERI), has entered into a separate agreement with Mobile Energy to develop and operate a 165 MW combined cycle, gas-fired combustion turbine project. We have agreed to supply the combustion turbines required for the project at our cost, together with an associated long-term services agreement from the combustion turbine vendor. The project is expected to reduce Mobile Energy's non-fuel operating costs. Steam from the project will be used to meet on-site demands. Power from the project is expected to be used to meet on-site demands and is also expected to be sold into the wholesale power markets. Mobile Energy and SERI are currently working to resolve transmission issues that may affect the amount of the project's power output that can be sold into the wholesale power markets during certain times. The project is expected to begin commercial operation in 2002.

     Mobile Energy is also in the process of renegotiating its energy service agreements with its remaining customers at the site -- Sappi Fine Paper (North America) and Kimberly-Clark -- and is in discussion with a third party regarding the resumption of a pulp mill operation at the site that would be about half of the size of the previous pulp mill operation in terms of output. As part of the settlement with Kimberly-Clark, Mobile Energy has an assignable option to purchase certain of Kimberly-Clark's pulp mill assets that it may exercise through August 30, 2000 and expects that these customers will remain in operation at present levels for the foreseeable future.

  NORTH AMERICA -- MARKETING AND RISK MANAGEMENT OPERATIONS

  Southern Company Energy Marketing (SCEM)

     In September 1997, we formed SCEM as a limited partnership between us and Vastar, an 82%-owned subsidiary of Atlantic Richfield Company (ARCO), a subsidiary of BP Amoco p.l.c. Vastar is a crude oil and natural gas exploration and production company. We currently own 60% of SCEM while Vastar owns the remaining 40%. Under the terms of the partnership agreement, our ownership will automatically increase to 75% on July 1, 2001 with no additional consideration. Additionally, we have the option to purchase another 5% of SCEM in 2002 for $80 million. During the period from December 1, 2002 through the first business day of 2003, Vastar has the right to sell its remaining ownership interest in SCEM to us for $210 million (or $130 million if we exercise our option to acquire an additional 5%).

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     The partnership agreement provides that in the event of a change of control of Vastar or us, the other party has a right to purchase the interest in SCEM owned by the party affected by the change of control. The purchase price will be determined by an appraisal. After we become a publicly-held company, if 20% or more of the interest in our stock is transferred to or acquired by a single party other than Southern Company, the change of control provisions will be triggered, thereby giving Vastar the right to purchase our interest in SCEM for an appraised value.

     In connection with the establishment of the initial ownership structure, we paid $40 million to Vastar on September 1, 1997. We have also guaranteed minimum cash distributions from SCEM to Vastar of $20 million per year in 1998 and 1999, $25 million in 2000 and $30 million per year in 2001 and 2002. These minimum distributions are subject to reduction for Vastar's portion of certain business risks.

     We are currently involved in a dispute with Vastar concerning the 1998 cash distribution. Our agreement with Vastar requires the floor amounts to be reduced by a number of items, including losses the partnership suffers as the result of a credit loss. To date, we have only paid Vastar $5.8 million for the 1998 floor payment as a result of credit losses in 1998. Vastar believes it is entitled to a higher payment and has requested arbitration of this matter. We do not believe that the outcome of this dispute will have a material effect on our financial profile. The 1999 floors have been agreed to by both parties and have been paid.

     We formed SCEM for the purpose of marketing and risk-managing energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions credits in North America. In addition to its agreement with Vastar for the marketing of natural gas, SCEM procures fuel for and markets electricity generated by our North American facilities that are not committed under long-term contracts. In addition, SCEM provides marketing of these and other energy-linked commodities to third parties. As of December 31, 1999, SCEM employed approximately 409 people, located primarily in Atlanta, with a staff divided between marketing, asset optimization, trading, logistics, risk control, information technology and other support functions. In 1999, SCEM marketed an average of 5.4 billion cubic feet of natural gas per day and sold 220 million megawatt hours of electricity. According to year-end 1999 statistics published in industry journals, SCEM ranks as the number four physical power marketer and number 13 physical gas marketer in the United States based on trading volume. SCEM owns two seats on and is a member of the New York Mercantile Exchange.

     SCEM's strategy is to be the marketer and risk manager of our North American generating assets, Vastar's gas production and other third-party assets. SCEM's primary responsibilities are to optimize assets, develop markets, procure fuel, manage risk and coordinate the logistical flow of power, natural gas and other energy commodities as they relate to fixed assets. We believe that energy marketing and risk management expertise and risk controls will add value to our assets. Over the next decade, we expect SCEM to take advantage of the expected deregulation of the energy business to build upon its position as a leading energy marketer in North America through its marketing and risk management expertise, risk controls and information systems.

     Vastar has contracted with SCEM to sell most of its domestic natural gas production at market index prices to the joint venture through a 10-year natural gas supply agreement (beginning in September 1997). Currently, SCEM markets approximately 1.2 bcf per day of Vastar's controlled production.

     In 1998, SCEM signed a five-year agreement with the Brazos Electric Power Cooperative to become the total wholesale electricity supplier to the Texas generation and transmission cooperative. The agreement, known as a "full requirements agreement," provides SCEM with the ability to market excess energy from more than 1,650 MW of generating and contractual capacity. SCEM

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manages Brazos Electric's generation and fuel supplies. SCEM also provides up to
600 MW of capacity from our SEI Texas facility to satisfy projected Brazos Electric load growth. SCEM is obligated to meet Brazos full wholesale requirements by using Brazos's existing asset base, supplemented by market purchases and sales. This includes optimizing the requirements of any existing power purchase agreements and providing fuel requirements for the assets. By combining these fuel and power supplies into the current trading portfolio, SCEM is able to increase its trading volume and efficiency.

     SCEM has a pending transaction to manage the assets of Pan-Alberta Gas Ltd., the second-largest Canadian exporter of natural gas. As part of the transaction, SCEM will assume Pan-Alberta's office in Calgary, Alberta, and integrate Pan-Alberta's businesses with its Atlanta-based marketing and risk management operations. Recently, Pan-Alberta was marketing approximately 1.2 billion cubic feet of gas per day. The agreement is scheduled to close in the second quarter of 2000 subject to regulatory approval.

     In March 2000, SCEM signed an agreement to supply wholesale electricity to Utility.com's customers. Through this agreement, SCEM becomes the preferred wholesale electricity provider to Utility.com, an Internet utility company. SCEM has also purchased an equity stake in Utility.com.

     SCEM has announced the formation of a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States. The consortium will own and operate an Internet-based, business-to-business, over-the-counter energy trading platform which is expected to be in operation by the end of the year. The platform will provide increased trading liquidity and market efficiency as well as cost savings.

     SCEM has invested in systems to increase the efficiency and reliability of its risk management and control processes. SCEM and TenFold Corporation are jointly developing a suite of energy risk management applications known as EnergyNow! We expect EnergyNow! to be a multi-commodity, multi-currency, multi-unit industry application designed to provide end-to-end business process support including pre-deal analytics, transaction processing, risk management, commodity logistics and settlement/billing.

     We and Vastar participate in the management of SCEM through representation on its board of governors. The board has several working committees, including the audit committee, the risk management and control committee (RMCC) and the SCEM credit committee. The audit committee focuses on both procedures and compliance, and approves all changes to the internal audit process. The RMCC is responsible for establishing and modifying SCEM's risk management policy. The credit committee has responsibility for SCEM's credit risk management policy. In addition, an independent risk control officer who is not compensated based on SCEM's profitability, oversees mid-office operations and front office compliance with RMCC policies.

     SCEM's energy marketing and risk management business requires efficient management of three types of risks: market price risk, credit risk and operational risk. Market price risk is created by the volatility of energy prices. Credit risk is characterized by risk of counterparty nonperformance or default. Operational risk arises from a lack of clearly defined policies and procedures and a lack of clear separation of duties and responsibilities. SCEM has created a controls and risk management organization to manage and mitigate these risks. Key processes executed by this organization include order entry and transaction verification, control of structured transactions, internal and external counterparty credit evaluation, VAR limits, stress tests, close monitoring of all positions and VAR and an independent daily marked-to-market portfolio valuation.

     We, Southern Company, Vastar and ARCO have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of SCEM. We have agreed with

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Vastar to indemnify each other (subject to certain limitations of liability)
against loss in proportion to our respective ownership shares of SCEM with respect to any amounts paid by any of us or our affiliates; although we would pay more (up to 100%) of the losses incurred on these guarantees if necessary for Vastar to receive the minimum cash distributions from SCEM (which are guaranteed by us) in the years 1998 through 2002. If necessary to support SCEM's ongoing business, the amount of the contingent performance guarantees and trade credits can exceed $700 million, and to the extent that the actual aggregate liability on all of these guarantees were to exceed $700 million, we have agreed to provide (at a market-based price) any amount in excess of $700 million. We may provide additional guarantees for structured transactions with certain approvals and those guarantees may not be subject to any right of indemnity or contribution between SCEM's parent companies. Contingent performance guarantees are an industry standard used to support the physical and financial delivery of products. The gross amount represents total counterparty authority, but our actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. We will be obligated to make payments under these guarantees only if SCEM's liquidity is exhausted.

     We have certain performance guarantees related to SCEM's business which require us to maintain an investment grade rating, which means the higher of a Moody's Baa3 rating or a S&P BBB- rating. These guarantees relate to the floor and put payments, the guarantee to Vastar of the gas purchased under our gas supply agreement and the guarantee to Brazos covering the Brazos full requirements transaction. If we lose our investment grade rating, we are obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement.

     Southern Company has agreed to maintain credit support arrangements related to SCEM obligations which are outstanding on the separation date. See "Agreements Between Us and Southern Company -- Master Separation and Distribution Agreement -- Credit Support Obligations."

     Capital resources required by SCEM have been furnished through the initial capital contributions of Vastar and us, a $150 million credit facility (which is recourse to SCEM only) and committed capital from Vastar and us in the amounts of $20 million and $30 million, respectively. In addition, SCEM utilizes commercial paper to reduce funding cash. SCEM currently has approximately $200 million of capital employed in its business, with a maximum availability of approximately $270 million.

  Southern Producer Services

     In February 1999, we formed Southern Producer Services, L.P. (SPS) to engage in the business of providing secured financing to independent oil and gas producers for the purpose of developing, acquiring or refinancing proved or producing oil and gas properties in North America as a way of obtaining rights to marketable oil and natural gas. We believe that SPS also enables SCEM to aggregate gas commodities for its marketing efforts. Typically, SPS provides financing in exchange for the rights to market those commodities, which rights would be exercised by SCEM. SPS plans to utilize various structures for its investments, including senior secured debt, volumetric production payments, prepayment purchases and mezzanine financings. The majority of SPS's investments are expected to be secured; however, repayment of funds advanced is expected to be subject to the success of the drilling programs and future acquisitions of reserves proposed by the production companies.

     A majority of SPS's loans are secured with collateral in excess of the loan amounts. In connection with its investments, SPS intends to realize returns from interest on debt instruments, marketing rights, royalty income and warrants. In addition, SPS intends to market price risk

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management services to its customers. SPS has entered into a marketing agreement with SCEM under which SCEM has a right of first offer with respect to energy commodities obtained by SPS.

     SPS obtains its capital from us and from a credit facility that provides capital for SPS assets on an unsecured basis. Currently, there is approximately $25 million outstanding under that credit facility. In connection with the credit facility, we agreed to provide certain indemnities related to title and environmental defects to the bank, the amounts of which are capped at the borrowings under the credit facility related to the particular production facility.

THE CARIBBEAN

  FREEPORT POWER COMPANY LIMITED

     Freeport Power Company Limited is an integrated utility that generates, transmits, distributes and sells electricity on Grand Bahama Island. It operates oil-fired generation facilities with a total capacity of 127 MW and provides electricity to approximately 16,500 residential, commercial and industrial customers on the island.

     We acquired a 50% interest in Freeport Power from the Grand Bahama Development Company Limited (GBDC) for $35.5 million in 1993. At the same time, GBDC assigned its remaining 50% interest in Freeport Power to ICD Utilities Limited (ICDU). In 1996, we increased our effective ownership to 62.5% by purchasing a 25% interest in ICDU for $15 million bringing our total investment in Freeport Power to $50.5 million. Private investors own 50% of ICDU with the remaining 25% held by the Bahamian public and the employees of Freeport Power.

     Freeport Power has the exclusive right and obligation to supply electric power to Grand Bahama Island. Freeport Power's generating assets include three No. 6 oil-fired steam turbine generators, two simple cycle distillate-fired gas turbines, two No. 2 oil-fired diesel engine generators and one 13.5 MW No. 6 oil-fired diesel engine generator. A second 13.5 MW No. 6 oil-fired diesel engine generator is under construction and is scheduled to be operational in 2001. Freeport Power's distribution assets include three 69 kV transmission lines, six substations and 25 distribution feeders. Freeport Power's rates are approved by the Grand Bahama Port Authority. Rates have remained stable since 1995. A rate increase that averages 4.7% across all customer classes has been approved by the regulatory board and will go into effect June 1, 2000 for May power consumption.

  POWER GENERATION COMPANY OF TRINIDAD AND TOBAGO

     The Power Generation Company of Trinidad and Tobago Limited (PowerGen) is a 1,178 MW power generation company that owns and operates three gas-fired plants located on the Island of Trinidad in the Caribbean. The electricity produced by PowerGen is provided to the Trinidad and Tobago Electricity Commission (T&TEC), the state-owned transmission and distribution monopoly, which serves nearly 300,000 customers on the islands of Trinidad and Tobago and which holds a 51% interest in PowerGen.

     In 1994, we acquired a 39% interest in PowerGen through a competitive bid process conducted by the government of Trinidad and Tobago. PowerGen initially entered a into 15-year power purchase agreement (Trinidad PPA) with T&TEC, which expires in 2009. T&TEC's obligations under the Trinidad PPA are unconditionally guaranteed by the government of Trinidad and Tobago.

     Our interest in PowerGen is held through one of our wholly owned subsidiaries, Southern Electric International-Trinidad (SEI-Trinidad). Amoco Trinidad Power Resources Corporation owns 10% of PowerGen and T&TEC owns the remaining 51%. SEI-Trinidad and Amoco own "B" shares in PowerGen, and T&TEC owns "A" shares. As "B" shareholders, we and Amoco collectively select

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four members of the nine member board of directors and three members of the six member management committee. We and Amoco have effective control of the management committee as a result of our ability to appoint its chairman, who has the right to cast the deciding vote in the event of a tied issue. Amoco may appoint one member to each of the board and the management committee, while SEI-Trinidad may appoint three members to the board and two members to the management committee.

     The Trinidad PPA entitles PowerGen to receive monthly capacity and energy payments from T&TEC, as well as a heat rate bonus if certain conditions are met. The capacity payment is based on a level of contracted capacity and is payable regardless of whether energy is actually taken by T&TEC. The energy payment is based upon the energy actually produced and delivered and varies from month to month. Substantially all of the revenues are payments received from T&TEC and are supported by an unsecured payment guarantee issued by the government. T&TEC is obligated to provide gas and fuel oil to PowerGen. The facilities of PowerGen are connected to T&TEC's transmission and distribution system. PowerGen competes for additional load with InnCoGen, which has an installed capacity of 225 MW and is Trinidad's only other generator.

     Since the acquisition of the facilities in 1994, PowerGen has substantially improved the operations of the power generation assets. During the four years prior to the acquisition, plant operating availability averaged approximately 69%. Since the acquisition, the operating availability has risen to approximately 82%.

     In addition, PowerGen has completed a restructuring program that reduced the number of jobs and job classifications, resulting in a more flexible and productive workforce. PowerGen is conducting skill development training as part of this process and has substantially completed an organizational transformation program designed to create a team-driven business culture.

  WATER AND POWER AUTHORITY OF THE U.S. VIRGIN ISLANDS

     We are currently pursuing the acquisition of a portion of the Water and Power Authority of the U.S. Virgin Islands (WAPA). WAPA is a vertically integrated utility supplying both electricity and desalinated water to residents and business entities on the islands of St. Thomas, St. Croix, St. John, Water Island and Hassel Island and is regulated by the Virgin Islands Public Service Commission (VIPSC). WAPA supplies 49,000 electricity customers and 8,400 water customers, which consist of residential, commercial and industrial customers. Electricity and water production plants are located on St. Thomas and St. Croix, and the other islands are served via undersea cables and back up production facilities. Seawater is desalinated using low level steam from the electricity production process. Installed electricity generation capacity is 236 MW consisting of combustion turbines and boiler/generators. Fuel oil, provided by an oil refinery on St. Croix, is used for all generation. Water production capacity is eight million gallons per day.

     Under the proposed acquisition agreements, the government of the U. S. Virgin Islands will transfer the electric generation, water production and water distribution assets of WAPA to Virgin Islands Electricity and Water, LLC (VIEW), a new U.S. Virgin Islands limited liability company. One of our subsidiaries, Southern Energy Virgin Islands, LLC (SEVI), will purchase an 80% interest in VIEW, while the government will hold 20%. VIEW will lease from WAPA the electric transmission and distribution assets owned by WAPA, thereby maintaining government ownership, which we anticipate will maintain eligibility for disaster relief from the Federal Emergency Management Agency of the United States (FEMA). The lease will be a pre-paid, 25-year lease that is co-terminus with the franchise agreement described below.

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     VIEW will have responsibility for all operations and maintenance of all power and water assets, including the transmission and distribution system. This new company will operate with an exclusive franchise with an initial term of 25 years for the generation of electric power for retail sales in the geographic territory of the U.S. Virgin Islands and water purification for retail and wholesale sales within the same territory. Exceptions to this exclusive right include self-generators of electricity and sales of potable water via means other than a pipeline.

     The VIPSC will regulate performance and rates of the new company. Base non-fuel electricity rates will remain fixed for the first two years, changing with a formula based on consumer price index and performance thereafter. At each five-year interval thereafter, a full rate case will be presented to the VIPSC. Water rates will remain fixed for the first two years and will increase 10% in the third year, then stay constant for the term of the franchise. Cost of fuel is passed through to customers.

     SEVI and the government will manage their respective interests in the new company through a seven-member managers' committee. SEVI will have the right to appoint four and the government will have the right to appoint three members. Decisions of the managers' committee will be taken by majority vote, except that certain decisions fundamentally affecting the business of the company will be subject to supermajority or unanimous voting. The day-to-day management of VIEW will be delegated to a four-member executive committee comprised of the general manager, another officer of the company, together with one manager appointed by SEVI and one manager appointed by the government. We will appoint the general manager, the chief financial officer and the director of production.

     In March 2000, the governor of the U.S. Virgin Islands signed the participation agreement for the transaction with WAPA. Several steps remain before the agreement is final, including approval from the U.S. Virgin Islands legislature. Additionally, FEMA must determine that the new structure will allow WAPA to continue to provide disaster recovery assistance. We expect the closing to occur in the summer of 2000.

SOUTH AMERICA

  CEMIG

     Companhia Energetica de Minas Gerais (CEMIG) is a fully integrated utility that generates, transmits, distributes and sells electricity in the southeast region of Brazil. On May 28, 1997, one of our wholly owned subsidiaries, Southern Electric Brasil Participacoes, Ltda. (SEB), acquired approximately 33% of the voting shares of CEMIG through a public auction. Subsequently, we transferred 90.6% of the shares of SEB to Cayman Energy Traders (CET) and 9.4% of the shares to 524 Participacoes S/A, a group of institutional investors. The voting shares of CET are owned 49% by AES CEMIG Emprecendimentos (AES) and 51% by Southern Energy International, Inc., one of our wholly owned subsidiaries. CEMIG has outstanding shares of ordinary (voting) stock and preferred stock. As a result of our ownership of CET, we indirectly own 8.24% of the voting shares of CEMIG, which equals a 3.6% economic interest.

     Upon its acquisition of shares of CEMIG, SEB entered into a shareholders agreement with the State of Minas Gerais (which retained a majority of the CEMIG voting shares). The agreement establishes, among other things, SEB's vote in the management of CEMIG. It grants SEB the right to elect four of the 11 members of the board of directors of CEMIG and grants SEB veto rights over key operating issues such as significant changes in the budget. In addition, SEB may elect three members of the eight-member management council.

     SEB's rights under the shareholders agreement are currently the subject of pending litigation brought by the state of Minas Gerais. In this litigation, the state is seeking recision of the

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shareholders agreement based upon the assertion that SEB's veto rights are an unconstitutional transfer of control of CEMIG from the state to SEB. On March 23, 2000, a state court in Minas ruled that the shareholder agreement was invalid. SEB is planning to appeal this decision. The status of this litigation is more fully described under the heading "Legal Proceedings" in this section of the prospectus.

     SEB obtained financing from Banco Nacional De Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on our ownership of SEB, our portion of this amount is $29 million. We cannot assure you that BNDES will agree to defer this payment or that, if we decide to make this payment, the co-owners of SEB will contribute their pro-rata share of the amount due.

     CEMIG is the second largest Brazilian electric company, as measured by gigawatt-hours (GWh) of energy sold, providing approximately 97% of the electricity consumed in Minas Gerais. Minas Gerais is the second most populous state in Brazil with approximately 17 million residents. Minas Gerais is the most mineral-rich state in the southeast region of Brazil and has the region's most extensive watershed. Minas Gerais is also a principal place of business for companies that are among the most energy-intensive in the region -- including companies in the aluminum, cement, steel and mining industries.

     CEMIG has a distribution concession in Minas Gerais, covering an area of approximately 216,300 square miles that expires on February 18, 2016. CEMIG may apply for a 20 year extension of the concession. CEMIG has approximately 200,000 miles of transmission and distribution lines. CEMIG supplies electricity to approximately 4.9 million customers and has added an average of approximately 200,000 new customers annually.

     Virtually all of CEMIG's generation capacity is hydroelectric. As of December 31, 1999, CEMIG operated 34 hydroelectric power plants, two thermal plants and one wind farm. Seven hydroelectric plants account for approximately 92% of CEMIG's total capacity of 5,514 MW.

     Through a treaty between Paraguay and Brazil, CEMIG is obligated to purchase electricity from ITAIPU, a hydroelectric plant jointly owned by Brazil and Paraguay. CEMIG is allocated approximately 1,730 MW, or 17%, of Brazil's ITAIPU capacity. In 1999, CEMIG purchased 13,909 GWh of electricity from ITAIPU, which represented approximately 34% of CEMIG's sales. The rate for energy purchased from ITAIPU is U.S. dollar denominated and is set independently from the rate set for CEMIG and other energy producers but is a direct pass through to customers' tariffs.

     CEMIG's customers are classified into five principal categories: industrial (mining, manufacturing and processing activities), residential, commercial (service oriented businesses, universities and hospitals), rural and others. From 1993 to 1999, the compounded annual growth rate in the volume of electric power sold to industrial customers was 0.2%. The growth rate for residential and commercial customers during the same period was 7.6% and 9.0%, respectively. For the year ended December 31, 1999, large industrial customers accounted for approximately 53% of the volume of CEMIG energy sold and approximately 38% of CEMIG revenues. The five largest industrial customers accounted for approximately 11.9% of the energy consumed. CEMIG's total sales in 1999 were 40,413 GWh. CEMIG is also engaged in gas distribution through its subsidiary, Companhia de Gas de Minas Gerais -- Gasmig (GASMIG). GASMIG currently supplies approximately 800,000 cubic meters of gas per day to 55 industrial customers in Minas Gerais.

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     CEMIG management has been able to implement several key operating initiatives, including a downsizing program that has reduced staff from over 15,000 employees in June 1996 to less than 12,000 in 1999.

  Regulatory Environment

     In 1993, significant changes occurred in the regulation of electricity rates in Brazil. Federal Law 8,631 abolished the concept of guaranteed returns in favor of an individual rate structure for each utility. Under the new structure, each utility proposes a rate structure based on its particular circumstances -- including its rate of investment -- for approval by the federal regulatory authorities. However, the Brazilian government, through the 1994 Federal Government Economic Stabilization Plan, suspended the rate setting processes and froze rates in reals as of July 1, 1994. Since that date, rates have been fixed on an annual basis by the federal government.

     At the time of the share sale in 1997, CEMIG entered into a new concession agreement with the Brazilian government. The new agreement established an annual inflation-based formula for fixing rates which provides CEMIG with more rate stability. The Brazilian government may grant more frequent requests for rate increases at its discretion. In November 1995, CEMIG was authorized to raise rates 11.8% and 59.5% to non-residential and other concessionaires, respectively. The regulator also granted a reduction in discounts for residential customers. Other annual increases were as follows:

     - April 1997: 9.8% to final customers, 13.6% to wholesale supply and 9.9% on average

     - April 1998: 4.54% to both final customers and wholesale supply

     - April 1999: 16.25% to both final customers and wholesale supply

     - June 1999: 3.85% to both final customers and wholesale supply

     In April 2000, federal regulators granted CEMIG a 12.23% rate increase effective April 8, 2000. However, the governor has announced that CEMIG cannot implement the increase until the social implications have been reviewed. Since the state controls the CEMIG Board, the outcome and its timing are uncertain at this time.

     Revenues are denominated in the Brazilian real but a significant portion of expenses, including power purchase expenses and some interest expense, are denominated in U.S. dollars and other foreign currencies. Pursuant to the concession agreement, power purchase expenses are a pass-through item and CEMIG should not bear increased purchased power costs attributable to currency moves.

     In January 1999, Brazil's central bank removed trading bands which allowed the real to float versus other currencies. Over the ensuing three days, the real devalued by more than 45% versus the U.S. dollar and by the end of February 1999 had reached R$2.065 per U.S. dollar (a 70% devaluation). As a result we incurred a reduction of $83 million, net of income tax effects, in the recorded amount of our investment in CEMIG. The exchange rate has appeared to stabilize in recent months at approximately R$1.8 per U.S. dollar. CEMIG continues to evaluate the impact of the devaluation on overall earnings and may be able to achieve additional rate relief to reduce the impact of devaluation on items not specifically recoverable under the concession agreement (such as the cost of foreign currency-denominated debt).

EDELNOR

     Empresa Electrica del Norte Grande S.A. (EDELNOR) is a partially integrated electric utility engaged in the generation, transmission and marketing of electric power in the Sistema

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Interconectado del Norte Grande (SING), an interconnected power grid in northern
Chile. The major purchasers of electricity in the SING are industrial mining companies that produce copper, Chile's largest export, and five electric distribution companies that provide power to the region's 740,000 inhabitants and to some small industrial and commercial customers.

     In 1993, our subsidiary SEI Chile, S.A. purchased approximately 35% of the shares of EDELNOR from Corporacion de Fomento de la Produccion and an additional 3.5% interest from other sources to bring our total ownership at the time to 38.5%. SEI Chile increased its ownership in EDELNOR to 65% in 1994 and purchased an additional 2% in 1997 for a total ownership stake of 67%. In July 1998, SEI Chile invested $57 million to purchase additional shares of EDELNOR via a rights offering. This investment increased our interest in EDELNOR to 82.3%.

     In December 1998, we announced our intention to sell our interest in EDELNOR. We are continuing to evaluate whether our investment in EDELNOR can be recovered through a sale. We are uncertain whether we will be able to recover the value of our investment.

     EDELNOR owns generating facilities with a total capacity of approximately 437 MW, and operates 466 MW, including 29 MW which it leases. EDELNOR also owns and operates approximately 1,060 km (657 miles) of high voltage transmission lines, 15 substations and other ancillary transmission facilities.

     EDELNOR currently owns an approximate 21% interest in Gasoducto Nor Andino (Nor Andino), a 1,066 km (661 miles) natural gas pipeline project which transports natural gas from gas fields in northern Argentina to northern Chile. EDELNOR has invested approximately $91 million in the project. Electroandina, a subsidiary of Tractebel, has signed U.S. dollar-indexed, substantially "take-or-pay" gas transportation agreements with Nor Andino to supply two 412 MW gas-fired plants. These contracts began during the last quarter of 1999. EDELNOR has signed a similar agreement sufficient to supply its Mejillones III combined-cycle unit.

     EDELNOR's principal generating assets are two coal-fired units located just north of Antofagasta in Mejillones. The first, Mejillones I, has a generating capacity of 166 MW and began operation in December 1995. The second unit, Mejillones II, has a generating capacity of 175 MW and began operating at the end of March 1998. The plants gave EDELNOR relatively low cost generation to complement its existing 125 MW of diesel, fuel oil and hydro capacity in Antofagasta, Arica, Chapiquina, Iquique, and at the Mantos Blancos mine. The low cost power from the Mejillones units also allowed EDELNOR to reduce its cost of sales by enabling it to generate, rather than purchase, substantially all of the 392 MW of electric energy it supplies under contract to its regulated and unregulated customers.

     The Mejillones I and II generating units have used a blend of petroleum coke and coal as an alternative fuel to pure coal. Petroleum coke, or pet coke, is a byproduct from the petroleum refinery process. The use of pet coke allows these units to produce electric energy with a significant reduction of production costs compared to running on pure coal, making these units more economical. Certain competitors of EDELNOR filed complaints with the applicable local environmental agency, the COREMA Region II agency (COREMA), alleging that EDELNOR does not have approval to burn pet coke as an alternative fuel. In February 1999, COREMA requested that EDELNOR refrain from using pet coke as a fuel for the Units. As a result of this request and several resulting administrative penalties from the COREMA, EDELNOR ceased burning pet coke and completed an environmental impact study on the use of pet coke as an alternative fuel. EDELNOR submitted the environmental impact study to COREMA. On March 2, 2000, COREMA ruled against EDELNOR's application to use pet coke as an alternative fuel. EDELNOR filed an appeal of this decision to the national environmental agency, Comision Nacional del Medio Ambiente (CONAMA) on April 4, 2000.

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Under Chilean environmental law, the CONAMA, which is comprised of all the ministers of the Chilean government, has 60 business days to rule on the appeal. We believe that EDELNOR has demonstrated its ability to comply with all applicable regulations; however, we cannot assure you that we will be successful in our appeal. If we are unsuccessful in our appeal to the CONAMA, we will attempt to reach an agreement with the authorities on an acceptable mixture of pet coke and coal which would allow EDELNOR's generating units to maintain a competitive position in the dispatch order of the SING. If EDELNOR is prohibited from using any pet coke, the units will be required to rely on coal as the primary fuel, which is not as economical as natural gas. If this occurs there may be a significant reduction in EDELNOR's energy and capacity revenues.

     EDELNOR is constructing the Mejillones III generating unit, a 250 MW combined-cycle unit under a turnkey contract with Ansaldo Energy S.p.a. This unit is currently in the testing phase, which we expect to complete early May, and is expected to begin commercial operation in May 2000. We expect that the Mejillones III unit will operate as one of the lowest marginal cost units of its kind in the SING and that the unit will run at a high capacity factor.

     EDELNOR pursues a sales strategy comprising both contract and spot sales. EDELNOR has contracts to supply the five distribution companies in the SING. However, three of the five contracts, (representing approximately 165 MW) are with the Chilean distributor EMEL S.A. and will expire on December 31, 2001. The impact of the lost sales will begin in 2002 and is expected to be partially mitigated by revenues EDELNOR believes it will derive from sales to the SING and from charges to the new supplier for use of EDELNOR'S transmission facilities. Further, EDELNOR has requested an investigation by the Antimonopoly Commission into the contracting of the distribution companies with their new supplier. An investigation could result in the nullification of these contracts and opening the contracts to bid. If that occurs, EDELNOR may bid on the contracts again in an open process.

     EDELNOR also supplies 12 other customers under long-term contracts representing approximately 224 MW. These contracts have expiration dates ranging from 2000 to 2017. Two of these contracts, representing approximately 60 MW, expire in 2000. Energy sales to these 12 customers increased 149% from 1993 to 1999. These contracts are denominated in U.S. dollars and payable in Chilean pesos. In 1999, the copper mining industry accounted for approximately 87% of the energy sold in the SING. During this time, EDELNOR derived 52% of its revenues from copper mining and copper mining related customers.

  ALICURA

     In 1993 we acquired a 55% indirect interest in Hidroelectrica Alicura S.A. (Alicura), an Argentine company. Alicura's principal asset is the remaining years of a 30-year concession agreement, ending in August 2023, that allows Alicura to operate a 1,000 MW hydroelectric plant in Neuquen Province, 1,545 km (958 miles) southwest of Buenos Aires, Argentina. We acquired our interest in Alicura through SEI y Asociados de Argentina S.A. (Asociados), which is the majority shareholder. We currently own approximately 93% of Asociados, which in turn owns 59% of Alicura, giving us a 55% interest overall. Asociados acquired its interest in Alicura for $178 million, plus additional payments totaling $40 million. In addition, we provided credit support for $200 million of Alicura's bank financing. Other shareholders of Alicura include the government of Argentina (19.5%), the government of the province of Neuquen (19.5%), and the employees (2%).

     On February 22, 2000, we executed a stock purchase agreement with The AES Corporation to sell our interest in Alicura. As part of this agreement, we have agreed to indemnify AES against certain liabilities, including tax liabilities, attributable to our ownership of Alicura. Also as part of this

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agreement, we will be relieved from our obligations to provide credit support for Alicura's bank financing. We expect to complete the transaction during the second quarter of 2000.

EUROPE

     We currently have three businesses in Europe: Western Power Distribution, which distributes electricity in southwest England; a 26% interest in Bewag AG, the integrated utility serving Berlin; and our marketing and risk management business. Our strategy in Europe is to create an integrated business unit that combines our generation and distribution with our marketing and risk management capabilities. We intend to build upon our existing businesses by expanding our marketing and risk management operations in several countries where electricity markets have been most significantly liberalized, to seek acquisitions and contractual arrangements for the control of generation and distribution and to develop greenfield projects to meet our strategic goals.

  WESTERN POWER DISTRIBUTION

     South Western Electricity plc, trading as Western Power Distribution (WPD), is one of the privatized regional electricity companies in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. WPD's primary business is distribution of electricity.

     WPD previously operated a supply business known as "SWEB" that purchased, marketed and sold electricity to customers within its service territory and to competitive customers throughout the United Kingdom. WPD sold that business, together with the name SWEB, to London Electricity plc for (Pound)160 million ($264 million) and the assumption of certain liabilities. The sale was effective September 30, 1999.

     We acquired WPD, which included the SWEB supply business, in September 1995 for a total acquisition price of $1.8 billion. The acquisition price was originally financed by Southern Investments UK plc (SIUK), our holding company for WPD. SIUK is a wholly owned subsidiary of WPD Holdings Limited, which in turn has been wholly owned by WPD Holdings UK (WPD Holdings) since June 1998. In July 1996, we sold a 25% interest in WPD Holdings Limited to PPL Global, a subsidiary of PPL Corporation, a utility holding company based in Allentown, Pennsylvania. In June 1998, we sold an additional 26% economic interest in WPD Holdings Limited to PPL Global for $170 million, and on the same day both parties agreed to exchange their interests in WPD Holdings Limited for interests in WPD Holdings that carried substantially the same rights. We currently have a 49% economic interest in WPD Holdings, yet retain operational and management control of WPD Holdings with 50.5% of the voting control.

  Distribution Business

     WPD's distribution business is the ownership, management and operation of the electricity distribution network within WPD's authorized area in southwest England. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users of electricity that are connected to WPD's power lines. These end users are customers of licensed supply businesses, which in turn are the WPD distribution business customers. There are approximately 1.4 million end users connected to WPD's network. Virtually all electricity supplied to end users in WPD's area is transported through its distribution network, thus providing WPD with distribution volume that is stable from year to year. WPD is the only distributor of electricity in its authorized area, and we believe that economic, environmental and regulatory factors are likely to prevent competitors from entering the distribution business in WPD's authorized area.

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     WPD's authorized area extends from Bristol and Bath in the northeast to
Lands End and the Isles of Scilly in the southwest. The largest cities and towns in this area are Bath, Bristol, Exeter, Plymouth and Taunton and the principal industrial end users, in terms of electricity usage, are involved in china clay extraction, ship repair, fertilizer production, aerospace, defense engineering, cement and paper manufacturing and water supply. WPD's fastest growing categories of distribution customers are large commercial and small industrial customers. Commercial customers in the authorized area are largely financial and technical service-based businesses.

     Since our acquisition, WPD has reviewed and refined its distribution strategy and has established key goals of cost reduction, improved customer service and network performance. Staff reductions have played a key role in cost savings. Since our acquisition, WPD has implemented a plan of voluntary and other staff reductions, mainly in its distribution business. By December 31, 1999, staff numbers had been reduced by 752 persons (excluding staff transferred to London Electricity as a result of the sale of the SWEB supply business). Part of these reductions was made possible due to new work practices which WPD has developed with the cooperation of WPD's unions. Team restructuring in the engineering division and the establishment of multi-skilled independent field teams has also contributed to improved cost efficiency. In addition, management restructuring has produced a flatter organizational structure by reducing management levels from seven to three. In September 1999, WPD transferred 833 employees to London Electricity in connection with the sale by WPD of the SWEB supply business discussed above. Since December 1999, WPD has implemented further staff reductions as a consequence of a regulatory price reduction as discussed below.

     Improvements in customer service in the distribution business are a significant part of WPD's strategy. WPD aims to meet or exceed all the performance criteria established by the regulator who is responsible for setting the performance standards and targets. WPD believes that achieving these goals is important both for improving customer satisfaction and for maintaining good relations with the regulator. Improvements in customer service are being pursued, in part, through improvements in system performance.

  Ancillary Businesses

     WPD also has ancillary business activities that support its main electricity distribution business. These include electricity generation, real estate and telecommunications. WPD owns generating assets with 12 MW of capacity used to back up the distribution network. In addition, WPD owns minority interests in windfarms and a 7.7% interest in Teesside Power Limited, owner of a 1,875 MW natural gas-fired, combined-cycle plant. WPD markets and develops real estate no longer used in the distribution business and is developing an income stream from the rental of fiber optic cables primarily attached to WPD's overhead distribution network.

  Regulatory Environment

     The political and regulatory climate in the United Kingdom has changed significantly since our acquisition of WPD in 1995. There are currently a number of issues affecting the electricity industry, including separation of distribution and supply businesses, market dominance and new generation build-up. We have proactively taken steps to adjust to these future changes, and we do not expect any of these changes to have a material adverse impact on us.

     Virtually all distribution customers in England and Wales are connected to the distribution system of the regional electricity companies and cannot choose their electricity distributor. Distribution revenues are regulated by a formula
(DPCF) that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-

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year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the DPCF for distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005. In response, WPD plans to maximize efficiency and customer service as a focused distribution company. In order to achieve these objectives, WPD is implementing a plan to reduce staffing levels by approximately 10%. The reductions primarily affect administrative and corporate functions, with minimal impact on field staff, in order to assure that customer service is not affected. WPD is currently evaluating further opportunities to reduce ongoing operating costs.

     Through March 2000, a regional electricity company had the exclusive right to provide meter operations, data collection and data aggregation services to non-half-hourly metered customers (generally residential and small businesses) in its authorized area. From April 2000, competitive market pricing has been introduced and suppliers, on behalf of non-half-hourly metered customers, are able to contract these services from any company holding an appropriate license. Competitive market pricing has existed for operations related to the metering of network connections to half-hourly metered customers since April 1994.

     WPD also faces regulatory issues related to its use of a pension surplus which was primarily utilized to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to the Electricity Supply Pension Scheme (ESPS). This ruling is currently being appealed to the House of Lords. The majority of WPD's employees are ESPS members. We cannot assure you that this appeal will succeed or that WPD will not be required to refund to the ESPS any amounts previously used to fund early retirement costs. Under FASB 87 "Employers' Accounting for Pensions," we do not anticipate any immediate impact to our net income.

  BEWAG

     In September 1997, we were part of a consortium that purchased 51% of Bewag AG, the integrated utility serving Berlin, Germany. The consortium included PreussenElektra AG (Preussen), a subsidiary of Veba AG, and Bayernwerk AG (Bayernwerk), a subsidiary of VIAG AG. Including shares already held by Preussen and Bayernwerk, the consortium controls 75% of Bewag. We hold a 26% interest in Bewag, which we purchased for approximately $820 million, including approximately $478 million of non-recourse debt.

     Bewag's entire customer base is open to competition in accordance with German electricity laws. Bewag serves approximately 2.4 million customers in the city-state of Berlin. We believe Berlin and the surrounding region have favorable prospects for long-term growth, in particular because Berlin has resumed its position as the seat of the national government of Germany. In addition, Bewag has direct access to Germany's high-voltage transmission lines, which enhances its ability to purchase competitively priced power.

     We entered into a 30-year shareholder's agreement with Preussen and Bayernwerk prior to purchasing our interest in Bewag. This agreement specifies governance issues and key financial elements. Under the shareholder's agreement, decisions on major business items (e.g., major capital investments and divestments, establishment of new business lines, amount of the dividend and ratification of Bewag's annually revised five-year business plan) require approval by us and Bayernwerk, effectively giving both members veto rights over major decisions made by the utility.

     In September 1999, Veba AG and VIAG announced plans to merge. The companies have stated their intention to merge Preussen and Bayernwerk, creating a core energy division of the combined

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

entity. The Veba-VIAG merged entity is expected to have approximately 34% of the German electricity market. The merger is currently under European Union Commission review to determine the conditions for the merger. The EU may require the Veba-VIAG merged entity to sell down its holding, including its interest in Bewag and in Vereinigte Energiewerke Aktiengesellschaft (VEAG), the East German generation company. The EU is expected to reach a decision on the merger by June 2000. We have publicly stated our interest in acquiring a controlling position in Bewag if the EU requires Preussen and Bayernwerk to sell down their shares in Bewag, and supporting Bewag to acquire a position of significant influence in VEAG in order to strengthen our position in the market.

     Bewag is a vertically integrated utility with 29 power and steam units generating 2,955 MW of electricity and 5,740 MW of thermal energy sold for heating. Bewag's generating assets are shown in the following table:

PLANT                                          ELECTRIC CAPACITY(MW)    THERMAL CAPACITY(MW)             FUEL
-----                                          ----------------------   ---------------------   ----------------------
Reuter West..................................            600                      780           Coal
Lichterfelde.................................            450                      720           Natural Gas
Charlottenburg...............................            330                      610           Coal, Oil
Mitte........................................            380                      620           Natural Gas
Wilmersdorf..................................            280                      330           Oil
Reuter.......................................            202                      240           Coal
Oberhavel....................................            200                        0           Coal
Klingenberg..................................            140                      320           Coal, Oil, Natural Gas
Rudow........................................            175                      130           Coal
Moabit.......................................            151                      200           Oil, Natural Gas
Lichtenberg..................................             36                    1,100           Oil, Natural Gas
Kopenick.....................................             10                       50           Oil, Natural Gas
Buch.........................................              1                      130           Oil, Natural Gas
Heating plants...............................              0                      510           Coal, Oil, Natural Gas
                                                       -----                    -----
  Total......................................          2,955                    5,740
                                                       =====                    =====

     Electric power is transmitted to Bewag's approximately 2.4 million electric customers over 39,000 kilometers of cable, most of which is underground. Construction is underway to interconnect both sides of Berlin with a 380 kilovolt (kV) line that is expected to be connected to the supra regional German 380 kV grid in late 2000 or early 2001. At the end of June 1999, Bewag began trial operations of a new centralized distribution control system. We expect that the new system will enhance the reliability and operational cost effectiveness of Berlin's distribution system. Bewag earns approximately 75% of its revenues from electricity sales.

     All households and a portion of the low voltage-special contract customers are considered tariff customers by the Berlin regulator. Tariff customers purchased approximately 48% of the electricity sold in 1999, while approximately 3,000 industrial and commercial customers purchased the remaining 52%. Special contract customers typically purchase power from Bewag through a standard agreement, which is renewable annually. Future growth in demand is expected to come from growth in single households, growth in the number of appliances and growth due to the relocation of the German government in 1999 from Bonn to Berlin.

     In addition to electricity, Bewag provides district heating for approximately 500,000 residential and commercial customers. Bewag has an approximate market share of 30% of the heating market in Berlin through its district heating system. Bewag has also acquired additional market share as a result of its purchase, along with Gaz de France, of a controlling interest in GASAG Berliner Gaswerke Aktiengesellschaft (GASAG). Heat sales comprised 22% of Bewag's revenue in the fiscal year ended June 1999.

     Bewag believes GASAG has substantial opportunity to grow its market share. GASAG provides service to approximately 744,000 customers, which is the largest customer base of any German natural gas supplier, utilizing over 4,000 miles of pipeline network. In the first quarter of 1998, Bewag, which then owned approximately 12% of GASAG, increased its direct interest in GASAG to 24.9%. In July 1999, Bewag increased its share of GASAG to 31.57% by purchasing shares from Gaz de France for the equivalent of $100 million. With Gaz de France also owning 31.57%, the two companies have effective control of GASAG and have made two key appointments to the management board.

     In July 1999, Bewag concluded a collective agreement with the trade unions to implement a workforce reduction plan to reduce the number of full-time employees from about 8,500 to between 4,500 and 4,700 by the year 2002. As of January 1, 2000, the number of full-time employees was reduced to approximately 6,500, which represents about one-half of the planned reductions. Another 1,300 employees have agreed to leave over the next two years. The costs associated with these departures were recorded in 1999. Bewag expects to record additional employee cost reduction charges in the future. Bewag remains committed to reevaluating the competitive position of its cost structure in the market.

  Regulatory Environment

     In September 1999, the Federal Cartel Authority announced that Bewag would have to allow access by other suppliers of approximately 20% of the 400 MW access line into Berlin. When the new 380 kV line is completed, it will interconnect both sides of Berlin. Once the line is completed, there will be few restrictions on other suppliers wishing to supply power in Berlin. It is expected that the line will be completed by the end of 2000.

     The European Union has endorsed a directive which broadly aims to open electricity markets to customer choice and competition known as the Directive Concerning Common Rules for the Internal Market in Electricity. In response to this directive a new German Energy Industry Act was introduced in April 1998. The energy act provides for customer choice for all consumers of electricity, and Bewag's customers may now choose their electricity supplier on a competitive basis. In accordance with the requirements of the energy act, the eight integrated generation companies which own the high voltage grid entered into a voluntary agreement providing for third-party access to the transmission system, subject to the exceptions permitted under the energy act. The voluntary agreement has led to published pricing for transmission and distribution charges in several areas of Germany and competition for customers. Further changes to this agreement are expected to considerably simplify third-party access and lead to a drop in fees. We believe that Bewag will need to continue to reduce its costs and increase its supply pricing competitiveness as a result of the deregulation of the German electricity market.

  SE-EUROPE

     We formed Southern Energy -- Europe B.V. (SE-Europe) in Amsterdam, in the first quarter of 1999 to support our asset and business development activities, acquisition efforts and future generation facilities in Europe through market research and analysis, financial structuring consultation and joint marketing efforts. SE Europe's services may include fuel procurement, market analysis, risk management and control and physical and financial energy trading services such as spot market price bidding and commercial dispatch, among others. We intend to coordinate and integrate, where possible, SE-Europe's infrastructure development, risk policies and procedures and overall corporate activities with SCEM to ensure that knowledge, experiences, systems and governance philosophies are appropriately leveraged.

     During the second quarter of 1999, SE-Europe began trading electricity in the Nordic power market, the most liquid and liberalized power market in Europe at the time. By December 31, 1999, SE-Europe had traded approximately 77 TWh in the Nordic market, primarily on the Nord Pool power exchange. SE-Europe's volumes represented approximately 12% of the total volumes transacted in the Nordic market over that period.

     In addition to trading on the Nord Pool power exchange, SE-Europe has met all requirements necessary for physical spot trading on the recently established Amsterdam Power Exchange, and we began trading in the Dutch OTC market in the fourth quarter of 1999. Levels of activity will depend on market development and liquidity of those markets. We are also in the process of obtaining necessary legal and regulatory approvals to actively participate in physical and financially settled trading throughout our target market extending through the North-South corridor from the Nordic region through Central Europe to Northern Italy. We expect to commence significant activity in these regions in the fourth quarter of 2000 and into early 2001, where market development permits.

     Through coordinated efforts with our European asset development team, SE-Europe intends to seek opportunities to position our European energy business as a significant industry participant in the wholesale fuels, electric generation and energy commodity trading segments of the European energy market. We have identified the liberalizing markets of Western and Central Europe as the focus of our growth strategy in Europe. In conjunction with our trading operations in Amsterdam, we have integrated our marketing and business development functions in these markets. We are seeking to apply our risk management and fundamental market analysis skills to our European operations. In addition to our operations in Amsterdam, we have opened regional marketing and business development offices in Germany, Italy and Switzerland. We expect to open an additional regional office in the Nordic region during 2000. Each office is charged with developing opportunities ranging from structured and origination transactions to acquisition of assets or control of assets through contractual arrangements. We intend to support existing participants in the market and to forge alliances that will prove mutually beneficial with local partners.

ASIA-PACIFIC

     In January 1997, one of our wholly owned subsidiaries, Southern Energy-Asia, Inc. (SE Asia), acquired 80% of Consolidated Electric Power Asia Limited (CEPA), since renamed Southern Energy Asia-Pacific Limited (SE Asia-Pacific), from Hopewell Holdings Limited (Hopewell) for approximately $2 billion, after a $600 million one-time special cash distribution to CEPA's shareholders. This acquisition was partially financed by SE Asia with a $792 million bank loan. In August 1997, we purchased the remaining 20% of CEPA from Hopewell for $150 million and the transfer to Hopewell of CEPA's interest in Tanjung Jati B, a 1,320 MW power project then under development in Indonesia. Today, SE Asia and one of its direct subsidiaries own 100% of SE Asia-Pacific.

     SE Asia-Pacific is one of Asia's largest independent power producers and has substantial experience in developing, constructing, owning and operating electric power generation facilities in Asia. The majority of SE Asia-Pacific's assets are located in the Philippines, with additional assets located in China and Australia. By acquiring 100% of SE Asia-Pacific, we acquired a net ownership interest in 3,329 MW of generating capacity operating or under construction, a coal mining company in Australia and a development team and corporate staff based in Hong Kong and the Philippines. We currently have a net ownership interest in 3,891 MW of generating capacity either operating or under development. SE Asia-Pacific is currently conducting significant business development activities in three countries: Australia, the Philippines and China. Specifically, SE Asia-Pacific has two projects in advanced stages of development. SE Asia-Pacific is developing a 750 MW project at its Allied Queensland Coalfields (AQC) site in Australia. Additionally, one of SE Asia-Pacific's Philippine subsidiaries has agreed to construct a sub-station and two transmission lines in the Philippines to supply an industrial facility partially from one of SE Asia-Pacific's other projects.

     SE Asia-Pacific is known as a pioneer in the independent power business in Asia. SE Asia-Pacific has been most successful in developing businesses in the Philippines where it has a net ownership interest in five plants totaling 2,064 MW of capacity. Substantially all electrical output generated by SE Asia-Pacific in the Philippines is sold to National Power Corporation (NPC) under long-term contracts. NPC is the national electric company and its obligations to SE Asia-Pacific's project companies are supported by Republic of the Philippines' guarantees.

     SE Asia-Pacific also owns a 32% interest in a 1,980 MW coal-fired power plant in Guandong Province (Shajiao C) in China. We own, through our subsidiary SE China Investments, Inc. (SE China), a 9.99% interest in Shandong International Power Development Company Limited (SIPD). SIPD owns 18 units in Shandong province in China totaling 4,435 MW.

     SE Asia-Pacific also owns a 100% interest in AQC, a coal mining company located in Queensland, Australia. AQC has the mining rights to approximately 1.3 billion tons of low-sulfur, high-quality coal. Small amounts of coal are currently being mined for sale in the domestic and overseas markets. SE Asia-Pacific is developing a 750 MW mine mouth, coal-fired plant at the AQC site.

     The following table depicts our investments in the Asia-Pacific region currently in operation or under development:

                                                                                           NET
                                                                                        OWNERSHIP
                                                                                       INTEREST IN   OPERATED
                                                              TOTAL MW   OWNERSHIP %    TOTAL MW        MW
                                                              --------   -----------   -----------   --------
GENERATION OPERATIONS:
Philippines
  Sual......................................................   1,218        91.9%         1,119       1,218
  Pagbilao..................................................     735        87.2            641         735
  Navotas I.................................................     210          90            189         210
  Navotas II................................................     100         100            100         100
  Bulacan...................................................      15         100             15          15
China
  Shajiao C.................................................   1,980          32            634          --
  SIPD......................................................   4,435        9.99            443          --
                                                               -----                      -----       -----
    Total...................................................   8,693                      3,141       2,278
                                                               =====                      =====       =====
PROJECT UNDER DEVELOPMENT:
Australia
  Kogan Creek...............................................     750         100            750         750
                                                               -----                      -----       -----
        Total:..............................................   9,443                      3,891       3,028
                                                               =====                      =====       =====

THE PHILIPPINES

     SE Asia-Pacific's subsidiaries have entered into four separate energy conversion agreements (ECAs) with NPC, one each for the Sual, Pagbilao, Navotas I and Navotas II projects. The ECAs are build-operate-transfer agreements. At the end of the term of each ECA, the associated plant is required to be transferred to NPC, free from any lien or payment of compensation. NPC acts as both the fuel supplier and the energy off-taker under the ECAs. NPC procures all of the fuel necessary for the plant, at no cost to SE Asia-Pacific's subsidiary, and pays that subsidiary a fee to convert the fuel into energy. NPC has accepted substantially all fuel risks and fuel related obligations other than achieved heat rate.

     The SE Asia-Pacific subsidiaries receive compensation under the ECAs for fixed capacity fees, variable energy fees and, in the case of the Navotas projects, start-up fees. The capacity fees consist variously of capital recovery fees, fixed operating fees, infrastructure fees, service fees and start-up fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. Capital recovery fees, infrastructure fees, and service fees are denominated in U.S. dollars. The fixed operating fees and energy fees have both U.S. dollar and Philippine peso components that are indexed to inflation rates. Start-up fees are denominated in Philippine pesos and are indexed to inflation.

     The ECA contains provision under which NPC bears the financial risks for both political force majeure and change of law, including environmental regulation. NPC's obligations under the ECAs are guaranteed by the full faith and credit of the Philippine government.

                                                                                            CAPACITY
                                                                          PORTION OF 1999   COMMITTED
                                                    ECA LIFE   TRANSFER     REVENUES AS      TO NPC
                     PROJECT                        (YEARS)     TO NPC     CAPACITY FEES      (MW)
                     -------                        --------   --------   ---------------   ---------
Sual                                                   25      Aug 2025         95%           1,000
Pagbilao                                               29      Aug 2025         97%             735
Navotas I                                              12      Mar 2003         93%             210
Navotas II                                             12      Mar 2005         96%             100

     SE Asia-Pacific, through its operating companies, is responsible for management, operations and maintenance of the plants. The operating companies earn fees including potential bonus fees for providing those services. The Navotas I, Navotas II and Bulacan project companies operate and maintain their respective plants.

                                                                 1999
                                                              ----------       1999
                                                              GENERATION   ------------
                          PROJECT                               (GWH)      AVAILABILITY
                          -------                             ----------   ------------
Sual(1)                                                           477          91%
Pagbilao                                                        4,200          85%
Navotas I                                                        10.6          95%
Navotas II                                                        8.4          99%

(1) Began operation in late 1999

     All of the projects in the Philippines have been granted preferred or pioneer status which, among other things, has qualified them for income tax abatements of three to six years. The expiration dates of the abatements for Sual, Pagbilao and Bulacan range from 2002 to 2005.

  SUAL

     SE Asia-Pacific owns a 91.91% interest in the Sual plant, a 1,218 MW coal-fired plant at Sual, Pangasinan, located approximately 216 km (130 miles) north of Manila in the Philippines. The Sual plant consists of two 609 MW units that commenced commercial operation in October 1999. The International Finance Corporation (IFC) and Commonwealth Development Corporation (CDC) are the other shareholders.

     As a SE Asia-Pacific subsidiary, Southern Energy Pangasinan, Inc. (SEPI), formerly known as Pangasinan Electric Corporation, has acceded to the ECA with NPC. The ECA obligates NPC to purchase 1,000 MW of the total plant capacity of 1,218 MW. Most of the remaining 218 MW is not currently under contract; however, SE Asia-Pacific expects this capacity to be sold to NPC, large industrial or commercial users or distribution customers.

     A consortium of banks and various other lenders have committed non-recourse project debt for the Sual plant totaling approximately $1 billion with an expected average life of approximately five years and a final maturity in 2011. As of December 31, 1999, the balance of the project debt was approximately $899 million. Most revenues are paid in U.S. dollars into an offshore account administrated by a loan trustee.

     The Sual project was not completed by the date specified in the construction contract. As a result, SEPI currently has a claim against the contractors for liquidated damages. SEPI is currently in discussions with the contractors to resolve disputes regarding the amounts to be paid.

     NPC has informed SE Asia-Pacific that, in NPC's opinion, the Sual plant was not completed by the dates, as adjusted, contemplated in the ECA. However, no formal claim for liquidated damages has been made by NPC. SEPI believes that the plant was completed before the deadlines in the ECA and that its exposure to potential claims is not material.

     Under shareholder agreements, the minority shareholders of SEPI can exercise a put option requiring the SEPI to purchase the minority shareholders' interests in the project. The put option can be exercised between the third and 12th anniversary of the completion of the project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

  PAGBILAO

     SE Asia-Pacific owns an 87.2% interest in the Pagbilao plant, a 735 MW coal-fired plant located 100 km (62 miles) southeast of Manila. The Pagbilao plant consists of two 367.5 MW units that commenced commercial operation in June 1996 and August 1996, respectively. The IFC, CDC and the Asia Development Bank
(ADB) are the other shareholders. Most revenues are paid in U.S. dollars into an offshore account administered by a loan trustee.

     The Pagbilao plant originally had non-recourse project debt totaling $698 million from banks and various other lenders. The balance of this debt as of December 31, 1999 was $512 million, with the majority of the principal having a final maturity in 2007. This financing requires the project company to maintain a debt service reserve equal to the amount due within the next succeeding 12 months. Southern Company currently provides a $60 million letter of credit, and we provide a $50 million letter of credit, for the benefit of the lenders to satisfy this reserve requirement. At the time of the full distribution of our stock by Southern Company, we expect to have to provide letters of credit for the entire amount required by the financing.

     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Pagbilao project (SEQI) can exercise a put option requiring SEQI to purchase the minority shareholders' interests in the project. The put option can be exercised between the sixth and 12th anniversary of the completion of the project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

  NAVOTAS I AND II

     SE Asia-Pacific owns a 90% interest in the Navotas I plant, a 210 MW fuel oil-fired plant located at the Navotas Fishport Complex north of Manila. The Asian Development Bank is the other shareholder. SE Asia-Pacific also owns a 100% interest in the Navotas II plant, a 100 MW fuel oil-fired plant located at the Navotas Fishport Complex.

  BULACAN

     SE Asia-Pacific owns a 100% interest in the Bulacan plant, a 15 MW plant comprising four 3.75 MW diesel units located at the Navotas site. A SE Asia-Pacific subsidiary has entered into a 15-year energy generation agreement with Solid Development Corporation, a yarn manufacturing company. The agreement term runs through 2012. Navotas staffing is used to operate the units.

  BATAAN

     A SE Asia-Pacific subsidiary has entered into an agreement with Bataan Polyethylene Corporation (BPC) to supply the power requirements of BPC in Bataan, the Philippines. BPC is expected to produce polyethylene products for the Philippine market and the Asian region and is being financed by the IFC. BPC is owned by BP Chemicals (a subsidiary of British Petroleum), Petronas (Malaysia's state oil company), Sumitomo Corporation and local Philippine shareholders. Under this contract, the SE Asia-Pacific subsidiary is required to construct a sub-station and two transmission lines to provide up to 40 MW of power to the BPC plant. The construction of this sub-station and transmission line is currently underway and we expect to complete the construction during the third or fourth quarter of 2000. SE Asia-Pacific intends to supply electricity to BPC sourced jointly from Sual and NPC.

  MINDORO

     SE Asia-Pacific is currently negotiating a 20 year power sales agreement with the Oriental Mindoro Electric Cooperative (OMEC) pursuant to which SE Asia-Pacific would install 7.5 MW of diesel generators on the Island of Mindoro to supply OMEC. SE Asia-Pacific intends to meet its obligations to OMEC by moving two units from its Bulacan station to Mindoro. SE Asia-Pacific would then meet its obligations at Bulacan by utilizing the excess capacity at the Sual plant.

  DEREGULATION AND PRIVATIZATION

     In April 2000, the Philippine House of Representatives passed the Electricity Industry Reform Act (EIRA) substantially in the form of the government of the Philippines bill which had proposed comprehensive restructuring in order to deregulate the market for electricity. The Senate has passed a series of bills which also propose deregulation but along different lines from those passed by the House of Representatives. The EIRA seeks to deregulate and privatize NPC to promote a competitive industry structure and broaden the ownership base of various sectors of the electric power industry. The EIRA is now awaiting the Conference Committee of the House and Senate in order to agree on a joint version of the law.

     The EIRA seeks to establish, within three years from its effectiveness, competition in the retail supply of electricity and open access to the transmission and distribution systems. Prior thereto, concerned government agencies shall implement a wholesale electricity spot market and ensure the unbundling of transmission and distribution wheeling rates.

     At least 70% of the NPC's generating assets and contracts would be privatized within three years from the effectiveness of the EIRA. Thereafter, any undisposed assets would be transferred to the so-called NPC Residual, which would be a government-owned and controlled corporation. NPC Residual would perform the remaining functions of NPC, such as administering the ECAs.

     The EIRA, as it stands at the moment, presents no material impact on the existing assets and operations of SE Asia-Pacific. Consistent with the announced policy of the government, the EIRA contemplates continued payments under ECA contracts such as those with SE Asia-Pacific subsidiaries. The ECAs of SE Asia-Pacific are not assignable and will, therefore, remain with NPC following privatization. NPC may sell its beneficial interest in the ECAs as part of the privatization. These ECAs are in any event supported by a sovereign guarantee of the Republic of the Philippines. NPC Residual will administer the ECAs and other independent power contracts of NPC after its privatization.

  CLEAN AIR ACT

     In July 1999, the Philippines enacted legislation (Clean Air Act) which applies to stationary emission sources and certain other operating plants. The Department of Environment and Natural Resources (DENR) will promulgate the Clean Air Act's Implementing Rules and Regulations (IRR), probably by July 2000. Pending promulgation of the IRR, the DENR has issued an administrative order temporarily adopting the requirements of the Clean Air Act. Provisions of the Clean Air Act affect the compliance of operating plants and their ability to serve as base load capacity for the grid.

     The provisions of the Clean Air Act and past practice of the DENR suggest potentially increasingly stringent standards in emissions from all sources to maintain and/or improve the air quality. This may require additional controls or equipment on certain of SE Asia-Pacific's plants in order to comply with the emission reduction goals and targets set forth in the Clean Air Act.

     We believe the Clean Air Act will not significantly affect the Sual plant, which can comply with the current requirements of the Clean Air Act. Some additional pollution control or other expenditures may be required for the Pagbilao plant and Bulacan plant to comply with the new requirements. However, the Pagbilao plant has provisions in its agreements that provide for pricing changes to compensate for the cost of compliance. We believe that the Navotas I and II will not be affected significantly by the Clean Air Act. SE Asia-Pacific has been closely following the development of the IRR and is making contingency plans which are capable of meeting the standards and deadlines once finalized.

     The DENR is permitted to allow a grace period of 18 months (with the potential for up to a further 12 months) for the establishment of environmental management systems and the installation of appropriate air pollution control devices. In recent years, and for other air pollution legislation, the DENR has allowed long grace periods for existing sources to comply with new environmental standards.

CHINA

  SHAJIAO C

     SE Asia-Pacific owns a 32% interest in the Shajiao C plant, a 1,980 MW coal-fired power plant located close to Hong Kong at Shajiao, Guangdong Province, China. Shajiao C is the largest coal-fired power plant in Guangdong Province. The plant is made up of three 660 MW units that began commercial operation in June 1996. The operation and off-take agreement has an initial term of 20 years and expires in June 2016.

     SE Asia-Pacific indirectly owns 80% of Southern Energy (Shajiao C) Limited (SESCL). The other 20% of SESCL is owned by a number of minority shareholders, including Bank of China and Kanematsu. Guangdong Province Shajiao (Plant C) Power Generation Corporation (Guangdong Generation Corporation) and SESCL have 60% and 40% interests, respectively, in Guangdong Guanghope Power Co., Ltd. (Guangdong Power), which is the joint venture company that controls the plant. The majority partner, Guangdong Generation Corporation, is a Chinese corporation directly owned by the Guangdong Electric Power Holding Company (GEPC).

     All power produced at the plant is sold to Guangdong Generation Corporation and GEPC. These two entities are responsible for operating and maintaining the plant and are also responsible for coal supply. Each of them receives an operations fee, calculated on the basis of electricity generated and plant availability. SE Asia-Pacific does not operate this plant directly. Rather, SE Asia-Pacific has personnel at the plant to monitor operations and to provide assistance.

     Payments to Guangdong Power are made in both Renminbi and U.S. dollars, with the U.S. dollar component structured to cover foreign currency expenses, debt service and an equity return. For the first 10 years of operation (through June 2006), Guangdong Generation Corporation receives the first 30% of distributable after-tax profit. The remaining profits are split 60/40 between Guangdong Generation Corporation (42% overall) and SESCL (28% overall). For years 11 through 20, Guangdong Generation Corporation receives the first 60% of distributable after-tax profit. The remaining profits are split 60/40 between Guangdong Generation Corporation (24% overall) and SESCL (16% overall). The shareholders of Guangdong Power provided funding to that company through a series of loans and capital contributions. It is expected that Guangdong Power will begin repaying these loans in 2000. Shareholder loans and invested capital are to be returned prior to the payment of dividends.

     Guangdong Generation Corporation and GEPC bear demand risk through a contractual take-or-pay requirement, which imposes a minimum annual offtake quantity of approximately 62% of total generation capability, subject to certain risks such as force majeure and construction defects. The minimum offtake was not achieved during the years 1996-1999. The capacity payment associated with the shortfall in each year has been paid in the respective following year. Guangdong Generation Corporation and GEPC also bear fuel risks. Force majeure affecting fuel delivery does not relieve them of their take-or-pay obligation.

     The Shajiao C plant retired its external debt in March 2000.

  SHANDONG INTERNATIONAL POWER DEVELOPMENT COMPANY (SIPD)

     On June 30, 1999, we acquired a 9.99% interest in SIPD for $107 million through our subsidiary, SE China. SE China initially purchased 509.5 million, or 40%, of the 1.28 billion shares offered in SIPD's $261 million initial public offering on the Hong Kong Stock Exchange.

     SIPD is the largest independent power producer in China's Shandong province. Shandong Power Group Company (SEPCO), the sole purchaser of electricity as well as the grid operator in Shandong province, is the largest shareholder of SIPD. SEPCO has granted to SIPD the right of first refusal to acquire any plant SEPCO chooses to sell. It also has granted SIPD the right to develop, construct and operate any additional power plants acquired by SEPCO within Shandong province.

     SIPD currently owns interests in 18 coal-fired power generating units including two 600 MW units, five 125 MW units and eleven 300 MW units for a total installed capacity of 5,125 MW, of which its net ownership interest represents 4,435 MW.

     Shandong province, with a population of 87 million people and an installed electricity generating capacity of more than 17,000 MW, has China's second-largest independent provincial power grid. Shandong is also one of six provinces and municipalities that the Chinese central government has designated as pilot sites for the deregulation of the power industry. We believe that SIPD is well positioned for deregulation by being a low-cost provider with tariffs below the average in the Shandong province and by being more focused on creating shareholder value and having access to international capital markets for fund raising as a publicly traded company.

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

AUSTRALIA

  KOGAN CREEK PROJECT

     SE Asia-Pacific, through its wholly-owned subsidiary CEPA (Kogan Creek) Holding Pty. Ltd., is developing a 750 MW coal-fired power plant adjacent to its coal reserves at Kogan Creek, 280 km west of Brisbane in Queensland, Australia. The project includes the power station, a 2.5 million ton per annum coal mine and a 28 km, 275 kV transmission line to connect the plant to the national electricity transmission system. CEPA (Kogan Creek) has been granted a generation license by the Queensland government and has selected contractors for the engineering, procurement and construction contract and the coal mining contract. We are currently soliciting proposals from other investors to take up to a 40% stake in this project by early June 2000. The project received its generation license from the Queensland state government in March. We expect to have all external approvals by the 2nd quarter of 2000 and to begin construction when market conditions are satisfactory.

REGULATION

  INTERNATIONAL REGULATION

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations that apply to each of our international projects are more fully discussed under the description of the particular project found elsewhere in this prospectus.

  U.S. PUBLIC UTILITY REGULATION

     The U.S. electric industry is subject to comprehensive regulation at the federal and state levels. Currently, most of our U.S. facilities are EWGs under the Federal Power Act (FPA). Our EWGs are subject to regulation by FERC regarding rate matters and by state public utility commissions regarding non-rate matters. The majority of our generation from EWGs is sold at market prices under market rate authority granted by FERC, although FERC has the authority to impose cost of service rate regulation if it determines that market pricing is not in the public interest. Our EWGs are also subject to FERC regulation relating to accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.

     State or local authorities have historically regulated the distribution and retail sale of electricity, as well as the need for siting and the construction of generating facilities. In addition, our EWGs may be subject to a variety of state and local regulations regarding maintenance and expansion of their facilities and financing capital additions if the financing is subject to state public service commission regulation. Outside of ERCOT, the wholesale power sales of our EWGs are subject exclusively to FERC regulation under the FPA and to market regulation institutions, such as regional transmission group and independent system operator market monitoring initiatives authorized by FERC.

     We are currently subject to regulation under PUHCA, as a wholly owned subsidiary of a public utility holding company. Prior to the distribution of our common stock by Southern Company, we must continue to conduct our business in accordance with SEC orders authorizing Southern Company and us to engage in the business of developing energy projects and owning and operating EWGs, FUCOs, domestic and Canadian marketing of natural gas and electricity, QFs and other energy-related activities within the United States. Prior to the distribution, we may not acquire public utility assets or the securities of public utility companies, unless these assets or companies qualify as EWGs, FUCOs or QFs, without SEC approval under PUHCA.

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     In addition, Southern Company is limited in the amount of the aggregate investment it may make in us through the proceeds of its security sales or guarantees to an amount not to exceed 100% of Southern Company's consolidated retained earnings. We and Southern Company have requests pending before the SEC to increase Southern Company's authority to invest in us up to 175% of its consolidated retained earnings and to increase its guarantee authority to a similar extent. Following this offering, Southern Company will no longer provide financing or credit support except for certain transactions or for a limited period of time.

     Southern Company's plan to distribute our common stock to its stockholders requires regulatory approval from both the FERC under the FPA and the SEC under PUHCA. We cannot assure you that the requisite approvals can be obtained on a timely basis or on conditions acceptable to Southern Company and us. Southern Company may determine not to complete the distribution based upon the lack of requisite regulatory approval or an assessment that timely approval cannot be obtained or can be obtained only on conditions unacceptable to Southern Company.

     If any state public service commission becomes concerned that the plan for the distribution of our common stock by Southern Company may adversely affect the consumers in its jurisdiction, the state commission may undertake to review the plan of distribution. Even though the state commission may have no jurisdiction over the distribution, Southern Company or us, any review may delay or prevent Southern Company from completing the distribution.

     The Energy Policy Act prohibits public utility companies from entering into contracts to purchase electricity from affiliated EWGs without the approval of the affected state public service commissions. If the sale of electricity from Plant Dahlberg to an affiliate of the public utility subsidiaries of Southern Company for eventual delivery to those public utility subsidiaries is deemed to be subject to this provision, state approval will be required.

     It is possible that one or more regulatory authorizations for Southern Company and us to conduct our operations may expire. The authorization under PUHCA which allows us and our subsidiaries to pay dividends from unearned surplus, in accordance with applicable corporate law and applicable covenants to security holders, is scheduled to expire on June 30, 2000. Although we have filed an application for an extension, we cannot assure you that we will obtain the extension. In the absence of an extension, cash may be trapped in various of our subsidiaries, reducing our cash management flexibility and increasing our need for working capital and external financing.

     In addition, the SEC order providing the general authorization for Southern Company to acquire our securities and authorizing us to undertake our business of developing and owning and operating FUCOs, EWGs and energy-related subsidiaries is scheduled to expire on December 31, 2000. Southern Company and we intend to seek an extension of this general authority. Certain other authorizations under PUHCA pertaining to our business extend until the year 2003. Even though rules exempting certain acquisitions and transactions from SEC approval may alleviate the effect of an expiration of the SEC order, the effect of the expiration may be adverse to our business operations.

     Following the distribution we do not expect to be subject to PUHCA unless or until we acquire the securities of a public utility company or public utility assets that are not exempt as an EWG, FUCO or QF. PUHCA, the FPA and applicable state laws may limit Southern Company and its remaining subsidiaries' ability to contract with or provide services to us.

     Following the distribution of our stock by Southern Company, we will compete with Southern Company. As a result of market information restrictions imposed by the FERC Code of Conduct, we have not had access to market intelligence concerning the Southeast region that is possessed by

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Southern Company and other energy marketers that have been active in the
Southeast region for a number of years.

     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. In the event we were to undertake a major acquisition of energy assets in excess of the authority currently authorized which is not a FUCO, EWG or a United States energy-related company, we would be required to seek further PUHCA approvals.

     Congress is considering legislation to modify federal laws affecting the electric industry. Bills have been introduced in the Senate and the House of Representatives that would, among other things, provide retail electric customers with the right to choose their power suppliers. Modifications to PURPA and PUHCA have also been proposed. In addition, various states have either enacted or are considering legislation designed to deregulate the production and sale of electricity. Deregulation is expected to result in a shift from cost-based rates to market-based rates for electric energy and related services. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice, recovery of stranded costs and separation of generation assets from transmission, distribution and other assets. It is unclear whether or when all power customers will obtain open access to power supplies. Decisions by regulatory agencies may have a significant impact on the future economics of the power marketing business.

     FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on an open-access basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

     In Canada, Canadian national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.

     Our Birchwood facility is subject to regulation as a QF under PURPA. As a QF, Birchwood is exempted from most provisions of the FPA and certain state laws relating to securities, rate and financial regulation. PURPA requires electric utilities (i) to purchase electricity generated by QFs at a price based on the utility's avoided cost of purchasing electricity or generating electricity itself, and (ii) to sell supplementary, back-up, maintenance and interruptible power to QFs on a just, reasonable and non-discriminatory basis. To qualify for QF status, the Birchwood facility must satisfy certain requirements regarding the production of useful thermal energy as well as limitations on the extent of ownership by utilities or utilities affiliates.

     ENVIRONMENTAL REGULATION

     Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Our projects and facilities in foreign markets create exposures and obligations to the national, provincial and local laws of each host country, including environmental standards and other requirements imposed by these governments. Our compliance with these environmental requirements necessitates significant capital and operating expenditures related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities. Our expenditures, while not prohibitive in the past, are anticipated to increase in the future along with the increase in stricter standards, greater

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regulation, more extensive permitting requirements and an increase in the number and types of assets we operate that are subject to environmental regulation. We cannot assure you that future compliance with these environmental requirements will not adversely affect our operations or financial condition.

     Our operations in Europe are subject to comprehensive environmental regulation similar to that in the United States, and these regulations are expected to become more stringent in the future. Additionally, like many countries of the world, the governments of China, the Philippines, Trinidad and Tobago and several other countries recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. The scope and extent of these newly proposed environmental regulations is unclear.

     Over the past several years, the utility industry, state, federal and foreign governments and international organizations have been concerned about global climate change. Because our fossil fuel-fired plants emit carbon dioxide, the costs of any "greenhouse gas" restrictions could adversely affect our operations. The impact of the Kyoto Treaty on our domestic and foreign facilities and operations remains uncertain.

     The environmental laws and regulations in the United States illustrate the comprehensive environmental regulations which govern our operations. Our most significant environmental requirements in the U.S. result from the Clean Air Act and the 1990 Clean Air Act Amendments. Under the Clean Air Act, we are required to comply with a broad range of restrictions concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in metropolitan areas such as New York City, Boston, Chicago or San Francisco, classified by the EPA as not achieving the ambient air quality standards which trigger the most stringent air regulation requirements.

     In the future, we anticipate increased regulation of our facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. EPA, several states and several foreign countries are in the process of enacting more stringent air quality regulatory requirements. For example, EPA recently promulgated a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide (NOx) emissions allowances to certain electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. We expect to incur additional compliance costs as a result of these developments. The Section 126 Rule becomes effective on May 1, 2003. If a plant exceeds its allocated allowances under this rule, the plant must purchase additional, unused allowances from other regulated plants. EPA also has established NOx emission caps for several eastern states which must be implemented by these states beginning May 1, 2003. The State of New York is also developing regulations to further reduce NOx and sulfur dioxide emissions.

     Several other environmental laws in the United States also affect our operations. For example, we are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. Our wastewater discharges are permitted under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality, the requirements applicable to water quality are expected to increase in the future. We expect to incur additional compliance costs as a result of the increased regulation of water quality.

     Our facilities are also subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act
(RCRA) sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste

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materials from our facilities. Recently, EPA indicated that it may begin to regulate fossil fuel combustion materials, including certain types of coal ash, as hazardous waste under RCRA. If EPA implements its initial proposals on this issue, we may be required to change our current waste management practices and expend significant resources on the increased waste management requirements caused by EPA's change in policy.

     From time to time, the federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund or CERCLA, applies to our facilities or other sites in the United States. CERCLA establishes a framework for dealing with the cleanup of contaminated sites. Many states, like Massachusetts, New Jersey and Georgia, have enacted state superfund statutes. Under these laws, we are required to undertake, from time to time, corrective action for certain soil and groundwater conditions identified at our facilities. We are currently undertaking corrective action at some of our recently acquired facilities for conditions that were identified during our due diligence related to the acquisition. We have purchased environmental insurance to cover some of these conditions, as well as certain other unknown environmental conditions, when we initially acquired some of our facilities. We do not expect these corrective actions to require significant expenditures.

     In connection with asset acquisitions and other transactions, we also may obtain or be required to provide indemnification against certain environmental liabilities and responsibilities. Typically, indemnification we receive is limited in scope and time period. In some transactions, we did not receive an environmental indemnity. To minimize our exposure for such liabilities, we conduct environmental assessments of the assets we wish to acquire or operate. Thus far, we have not incurred any material environmental liabilities arising from our acquisition or divestiture activities.

     We believe we are in compliance in all material respects with applicable environmental laws. However, while we believe our procedures and facilities comply with applicable environmental laws and regulations, we cannot provide assurances that additional costs will not be incurred as a result of more stringent requirements.

EMPLOYEES

     At December 31, 1999, our corporate offices and majority owned or controlled subsidiaries employed approximately 6,400 persons. This number includes approximately 700 in the corporate headquarters in Atlanta and at SCEM and approximately 5,700 at operating facilities. Approximately 440 of our domestic employees are subject to collective bargaining agreements with one of the following unions: International Brotherhood of Electrical Workers (IBEW), Utilities Workers of America or United Steel Workers. About 2,200 of our employees in international business units belong to unions. These unions include IBEW and Grand Bahamas Port Authority Workers in the Bahamas; Oilfield Workers Trade Union and Senior Staff Association in Trinidad and Tobago; UNISON, Amalgamated Engineering and Electrical Union, General Municipal Boilermakers Union, Engineers and Managers Association and Transport and General Workers Union in England; Sindicato de Luz y Fuerza in Argentina; and Sindicata Arica-Parincota, Sindicate Trabajadores Edelnor Iquique, Sindicata Trabajadores Segunda Region, Sindicata Edelnor S.A. and Sindicata Ingenieros de Ejecucion in Chile. We believe we have satisfactory relations with both union and non-union employees.

FACILITIES/PROPERTIES

     Our corporate offices currently occupy approximately 242,000 square feet of leased office space in Atlanta, Georgia. We are in the process of relocating our corporate offices into a new two-building facility occupying approximately 357,000 square feet, currently under construction in Atlanta, Georgia. SCEM began occupying the first completed phase of this building, a 67,000 square feet

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state-of-the-art marketing and risk management facility, in December 1999. We anticipate moving the remainder of our corporate offices to the second building, a 290,000 square foot office building, between September and December 2000. We have signed long-term leases for these facilities.

     In addition to our corporate office space, we lease or own various real property and facilities relating to our projects and our development activities. Our project facilities are generally described under the project descriptions contained elsewhere in this prospectus. We believe that we have satisfactory title to our project facilities in accordance with standards generally accepted in the energy industry, subject to exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

     We believe that all of our existing office and generating facilities, including the facilities under construction, are adequate for our needs through calendar year 2000. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

LEGAL PROCEEDINGS

     In September 1999, the State of Minas Gerais, Brazil filed a lawsuit in a state court seeking temporary relief against SEB exercising voting and appointment rights under the shareholders agreement between the state and SEB regarding their interest in CEMIG, as well as a permanent recision of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to SEB, which transfer would have required specific legislative authorization. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding recision of the shareholders agreement. This injunction, however, does not affect the status of the CEMIG directors appointed by SEB, as SEB's right to appoint these directors is not derived from the agreement. On March 23, 2000, the lower court judge in Minas Gerais ruled that the shareholder agreement was invalid. SEB is planning to appeal this decision. We cannot assure you that we will be successful in appealing this ruling or in defending the constitutionality of the provisions of the shareholders agreement. Our failure to prevail on this matter would limit our control of the operations of CEMIG, which may have an adverse effect on our investment in CEMIG.

     SE California and its subsidiaries SE Delta and SE Potrero are parties to a FERC proceeding initiated in October 1997 that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run (RMR) agreements between the SE California parties and CAISO. Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while CAISO and other aligned parties argue that CAISO should pay no more than approximately 7%. The decision in this case will affect the amount CAISO will pay to SE Delta and SE Potrero for the period from June 1, 1999 through December 31, 2001. The outcome of this proceeding is very uncertain, and we cannot assure you that we will be successful. Our results of operations would be adversely affected if CAISO's position is upheld by FERC.

     On January 18, 2000, EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to certain electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. We believe that the NOx allowances allocated to Birchwood are incorrect due to EPA's

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use of incorrect data. On March 17, 2000, Birchwood filed an appeal of the
Section 126 Rule with EPA to challenge the NOx emission allowances for the Birchwood facility.

     Along with several other electric generators which own facilities in New York, in October 1999 we received an information request from the State of New York concerning the air quality control implications of certain repairs and maintenance activities of SE New York at its Lovett facility. SE New York responded fully to this request and provided all of the information requested by the State. The outcome of this information request is uncertain.

     We acquired the State Line station in Hammond, Indiana from Commonwealth Edison on December 31, 1997. On July 28, 1998, an explosion occurred causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, six personal injury lawsuits have been filed against us and our affiliates, five of which were filed in Cook County, Illinois. We filed a motion to dismiss in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted our petition for leave to appeal. Briefs and reply briefs have been filed on the jurisdiction issue and the parties presently await the setting of a date for oral argument, which is anticipated to occur before the end of the second quarter. The outcome of this proceeding cannot now be determined.

     Except for the CEMIG litigation, the SE California proceedings, the Birchwood Section 126 issue, the SE New York information request and the State Line litigation we are not a party to any other material legal proceedings. We experience routine litigation from time to time in the normal course of our business, none of which is expected to have a material adverse effect on our financial condition or results of operations.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors, executive officers and key employees as of July 1, 2000.

NAME                                AGE                           POSITION
----                                ---                           --------
A.W. Dahlberg.....................  60    Chairman of the Board and Director
S. Marce Fuller...................  40    President, Chief Executive Officer and Director
Raymond D. Hill...................  53    Executive Vice President and Chief Financial Officer
Richard J. Pershing...............  53    Executive Vice President and Chief Executive Officer,
                                          Americas
Frederick D. Kuester..............  49    Senior Vice President and Chief Executive Officer,
                                          Asia-Pacific
Barney S. Rush....................  48    Senior Vice President and Chief Executive Officer,
                                          Europe
Vance N. Booker...................  46    Senior Vice President, Administration and External
                                          Affairs
Andrew J. Dearman, III............  46    Senior Vice President and Chief Technical Officer
Douglas L. Miller.................  49    Senior Vice President and General Counsel
Gary J. Morsches..................  40    President of Southern Company Energy Marketing, L.P.
James A. Ward.....................  47    Senior Vice President, Finance and Accounting
Edgardo A. Bautista...............  65    President, Southern Energy Holdings Philippines, Inc.
H. Allen Franklin.................  55    Director
Elmer B. Harris...................  61    Director
W.L. Westbrook....................  61    Director

     A.W. DAHLBERG has been our Chairman of the Board since June 30, 2000 and has served as one of our directors since April 1996. He also serves as Chairman of the Board and Chief Executive Officer of Southern Company, a position he has held since March 1995. Mr. Dahlberg previously served as President of Southern Company from 1994 until June 1999. He is a director of Equifax, Inc., Protective Life Corporation and SunTrust Banks, Inc. Mr. Dahlberg joined Southern Company in 1960.

     S. MARCE FULLER has been our President and Chief Executive Officer and one of our Directors since July 1999. From September 1997 to July 1999, she was President and Chief Executive Officer of SCEM and one of our Executive Vice Presidents from October 1998 to July 1999. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of our North America division, in charge of our North American operations and business development. Prior to that, from February 1994 to May 1996, she was our Vice President for domestic business development. Ms. Fuller is also a director of Curtiss-Wright Corporation. Ms. Fuller joined Southern Company in 1985 and joined us in 1992.

     RAYMOND D. HILL has been our Chief Financial Officer since 1999 and one of our Executive Vice Presidents since October 1998. He has responsibility for overall financial management of our company. Mr. Hill is also the Chairman of our subsidiary SE Asia-Pacific, having previously served as its Managing Director from July 1997 to December 1998. From 1993 to July 1997, he served as Chief Financial Officer and Senior Vice President. Prior to joining us in 1993, Mr. Hill served as a Managing Director at Lehman Brothers, an investment banking firm.

     RICHARD J. PERSHING has been Chief Executive Officer, Americas group, since August 1999 and one of our Executive Vice Presidents since October 1998. He is responsible for our North American, South American and the Caribbean operations. Mr. Pershing is also responsible for the development, acquisition, ownership and operation of energy generation investments and marketing and risk

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management through SCEM. From November 1997 to October 1998, he was one of our
Senior Vice Presidents. Prior to joining us in 1992, Mr. Pershing previously held various executive and management positions at Georgia Power. He joined Southern Company in 1971.

     FREDERICK D. KUESTER has been Chief Executive Officer, Asia-Pacific group, since August 1999 and one of our Senior Vice Presidents since August 1999. He oversees asset management and project development in the Asia-Pacific region. He is also on the board of directors of SIPD, a power company in which we own a 9.99% interest. In addition, since November 1998, he has served as Chief Executive Officer of SE Asia-Pacific, one of the largest independent power producers in Asia. From January 1997 to November 1998 Mr. Kuester served as director of the commercial group at SE Asia-Pacific. Prior to that, Mr. Kuester served as vice president of power generation for Mississippi Power Company, a subsidiary of Southern Company. Mr. Kuester started his career at Southern Company in 1971.

     BARNEY S. RUSH has been Chief Executive Officer, Europe group and one of our Senior Vice Presidents since August 1999. He is responsible for asset management, business development and marketing and risk management operations for the region. Mr. Rush is also chairman of the supervisory board of Bewag, the German utility in which we have a 26% ownership interest. Until August 1999, he served as vice president responsible for acquisitions and as managing director of Southern Energy Development -- Europe, since May 1996 and September 1997, respectively. Prior to joining us in May 1996, Mr. Rush was executive vice president for business development and finance at Oxbow Power Corporation. He has also held various positions at Lehman Brothers, including senior vice president, in project finance and the utility and telecommunications group.

     VANCE N. BOOKER has been our Senior Vice President, Administration and External Affairs since August 1999. He is responsible for administration and external affairs, which includes human resources, information resources, corporate communications, economic development and corporate services. Mr. Booker was previously our Vice President, Administration. Prior to joining us in July 1996 he held various positions at Southern Company in strategic planning, human resources, accounting and finance. Mr. Booker joined Southern Company in 1975.

     ANDREW J. DEARMAN III has been our Senior Vice President and Chief Technical Officer since September 1999. He is responsible for our construction, environmental, operations and maintenance technical support and safety programs. Previously, from April 1997 until September 1999, Mr. Dearman was vice president of power generation and delivery at Mississippi Power Company, a subsidiary of Southern Company. From January 1995 to April 1997, he was division vice president for Alabama Power Company, a subsidiary of Southern Company. Mr. Dearman joined Southern Company in 1975.

     DOUGLAS L. MILLER has been our Senior Vice President and General Counsel since he joined us in October 1999. He directs outside counsel and oversees company programs to comply with the laws and regulations of states and countries where we conduct our business. From 1997 until he joined us in 1999, Mr. Miller was managing partner of the Troutman Sanders LLP Hong Kong office where he oversaw the Project Development and Finance Practice Group. Mr. Miller joined Troutman Sanders in 1975.

     GARY J. MORSCHES has been President of SCEM since October 1999. He oversees marketing, asset and risk management, market development, legal, financial, research and human resources functions of SCEM, our energy marketing and risk management partnership with Vastar. From October 1998 to October 1999 Mr. Morsches served as senior vice president and chief operating officer of SCEM. Mr. Morsches joined us in 1997 as vice president of trading, a position he held

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until October 1998. Prior to joining us he served in various commercial roles with Enron, Access Energy and Diamond Shamrock Refinery & Marketing Company.

     JAMES A. WARD has been our Senior Vice President, Finance and Accounting and Controller since August 1999. He is responsible for overseeing our business planning and financial and management reporting functions including SEC reporting, tax planning, structuring and compliance. From June 1994 to August 1999, Mr. Ward served as our Vice President, Controller and Assistant Treasurer. He joined Southern Company in 1978.

     EDGARDO A. BAUTISTA has been President of Southern Energy Holdings Philippines, Inc., a wholly-owned subsidiary of SE Asia-Pacific, since shortly after our acquisition of SE Asia-Pacific in January 1997. Since December 1997, he has also been a member of the SE Asia-Pacific board of directors. In his current role, Mr. Bautista provides the overall leadership for our business in the Philippines. From 1995 to 1997 he was President and Director of Hopewell Energy Philippines Corporation, a predecessor company to Southern Energy Holdings Philippines, Inc. Mr. Bautista joined us in 1997.

     H. ALLEN FRANKLIN has been one of our directors since May 1993. He also serves as President and Chief Operating Officer of Southern Company, a position he has held since June 1999. Mr. Franklin previously served as President and Chief Executive Officer of Georgia Power, and executive vice president of Southern Company from 1994 until June 1999. He is a director of SouthTrust Corporation and Southern Company subsidiaries Alabama Power Company, Georgia Power Company and Gulf Power Company. Mr. Franklin joined Southern Company in 1970.

     ELMER B. HARRIS has been one of our directors since April 1997. He also serves as Executive Vice President of Southern Company and is President and Chief Executive Officer of Alabama Power, a subsidiary of Southern Company, positions he has held since March 1989. Mr. Harris joined Southern Company in 1958. He is a director of Southern Company, Alabama Power Company and AmSouth Bancorporation.

     W.L. WESTBROOK has been one of our directors since May 1993. He also serves as Financial Vice President, Chief Financial Officer, Treasurer of Southern Company and Executive Vice President of Southern Company Services, a subsidiary of Southern Company, positions he has held since April 1995. Mr. Westbrook is responsible for accounting, finance, tax, investor relations, treasury and risk management functions at Southern Company. Mr. Westbrook joined Southern Company in 1964.

BOARD STRUCTURE AND COMPENSATION

     Upon the completion of this offering our board of directors will be divided into three classes serving staggered three-year terms.

     Directors who are also our employees or employees of Southern Company will receive no remuneration for serving as directors or committee members. Our non-employee directors will receive an annual retainer of $60,000 in our stock and meeting fees of $2,500 for each board meeting and $1,250 for each committee meeting. Directors may defer payment of their compensation. Directors do not receive retirement, health or life insurance.

BOARD COMMITTEES

     Our board will have three standing committees: an executive committee, an audit committee, and a compensation committee. Mr. Dahlberg, Ms. Fuller and
[          ] will be appointed as the initial members of the Executive
Committee. Messrs. [       ], [       ] and [       ] will be appointed as the
initial members of the Audit Committee. Messrs. [               ],

[               ] and [               ] have been appointed as the initial
members of the Compensation Committee.

     As additional persons join the board in connection with and following this offering, we expect that membership on some of these committees will be modified and that we will complete the appointment of other members to some of these committees. We expect that, so long as Southern Company owns a majority of our outstanding common stock, the majority of the members of the executive committee and the compensation committee will be directors who are also directors and/or officers of Southern Company. Upon the distribution of our common stock by Southern Company all of our directors who are directors or officers of Southern Company will resign from their positions at either Southern Company or our company.

     The executive committee is charged with the nomination of new directors and is authorized to exercise, between meetings of our board, certain powers and authorities, which the board shall specify by resolution, except as prohibited by applicable law or our certificate of incorporation. The audit committee will select the independent public accountants to audit our annual financial statements and will establish the scope and oversee the annual audit. The audit committee will also be responsible for risk management and control and credit policies. The compensation committee will approve and administer compensation and employee benefit plans. Our board may establish other committees from time to time to facilitate the management of our business and affairs.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our stock is currently owned by Southern Company and thus none of our officers, directors and director nominees own any of our common stock.

     The following table sets forth certain information as of December 31, 1999 with respect to the beneficial ownership of the Southern Company common stock by the each director, director nominee, certain of the named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes, each individual has sole voting and investment power with respect to the shares set forth in the following table.

                                                                          SHARES BENEFICIALLY
                                                                             OWNED INCLUDE
                                                                   ----------------------------------
                                                                        SHARES
                                                                   INDIVIDUALS HAVE
                                            SHARES      PERCENT    RIGHTS TO ACQUIRE   SHARES HELD BY
                                         BENEFICIALLY      OF           WITHIN             FAMILY
NAME OF BENEFICIAL OWNER                   OWNED(1)     CLASS(2)      60 DAYS(3)         MEMBERS(4)
------------------------                 ------------   --------   -----------------   --------------
S. Marce Fuller........................      23,842            *          19,650               0
Raymond D. Hill........................      21,918            *          19,650               0
Richard J. Pershing....................      44,685            *          19,650               0
Frederick D. Kuester...................      25,468            *          17,871           3,596
Barney S. Rush.........................       8,183            *           6,426               0
A. W. Dahlberg.........................     522,928            *         452,027               0
H. Allen Franklin......................     220,337            *         191,114               0
Elmer B. Harris........................     260,741            *         219,394             310
W. L. Westbrook........................     116,450            *          48,959              76
Thomas G. Boren........................      92,737            *          89,097              10
All executive officers and directors as
  a group (14 persons).................   1,391,050            *       1,119,334           3,992

-------------------------

 *  Less than 1% of outstanding shares.

(1) Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) Based on 648,694,000 shares of Southern Company common stock outstanding on March 27, 2000.

(3) Indicates shares of the Company's common stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

(4) Each director and officer disclaims any interest in the shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation information for the chief executive officer and the four other executive officers who, based on the salary and bonus compensation, were the most highly compensated for the year ended December 31, 1999. All information set forth in this table reflects compensation earned by these individuals for services with us and our subsidiaries for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                               ANNUAL COMPENSATION                   COMPENSATION
                                      --------------------------------------   -------------------------
                                                                                NUMBER OF
                                                              OTHER ANNUAL      SECURITIES
NAME AND PRINCIPAL                     SALARY     BONUS       COMPENSATION      UNDERLYING       LTIP         ALL OTHER
POSITION                       YEAR     ($)        ($)            ($)           OPTIONS(3)    PAYOUTS(4)   COMPENSATION(5)
------------------             ----   --------   --------   ----------------   ------------   ----------   ---------------
S. Marce Fuller(1)...........  1999   $341,462   $465,231       $ 1,146           17,988            --         $17,274
  President and Chief
  Executive Officer
Raymond D. Hill..............  1999    297,616    300,000            75           12,988            --          16,078
  Executive Vice President
  and Chief Financial
  Officer
Richard J. Pershing..........  1999    297,616    300,000        18,652           12,988            --          16,462
  Executive Vice
  President,
  Americas Group
Frederick D. Kuester.........  1999    240,635    300,000            --           10,391        39,737          13,297
  Senior Vice
  President,
  Asia Group
Barney S. Rush...............  1999    219,097    199,750            --            7,689            --          11,873
  Senior Vice President,
  Europe Group
Thomas G. Boren..............  1999    235,577    256,667         6,582               --            --         765,607
  Former Chief Executive
  Officer(2)

-------------------------

(1) S. Marce Fuller was named our president and chief executive officer on July 20, 1999.

(2) Thomas G. Boren served as our chief executive officer and executive vice president of Southern Company until July 20, 1999. He retired on July 31, 1999. Upon his retirement, he was paid a severance amount of $750,000 and it was agreed he would receive a pro-rata bonus through July 31, 1999 from the Southern Energy Resources, Inc. Short-Term Incentive Plan for the 1999 plan year. Mr. Boren is also entitled to receive future payouts for awards under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan and the Southern Energy Resources, Inc. Value Creation Plan.

(3) Indicates options to acquire Southern Company common stock.

(4) Represents a payout to Mr. Kuester under the Southern Company Performance Incentive Plan for the 4-year period ending December 31, 1999.

(5) Our contributions in 1999 to the Employee Savings Plan, Employee Stock Ownership plan, and non-pension related accruals under the Supplemental Benefit Plan, as well as the separation payment to Mr. Boren described in footnote (2) are provided in the following table:

                                                          SEPARATION
NAME                                                       PAYMENT     ESP($)   ESOP($)   SBP($)
----                                                      ----------   ------   -------   -------
S. Marce Fuller.........................................        --     5,691      897      10,686
Raymond D. Hill.........................................        --     7,200      897       7,981
Richard J. Pershing.....................................        --     7,401      897       8,164
Frederick D. Kuester....................................        --     6,578      897       5,824
Barney S. Rush..........................................        --     6,891      897       4,086
Thomas G. Boren.........................................   750,000     4,500      897      10,210

GRANTS OF STOCK OPTIONS

     The following table shows all grants of options to acquire shares of Southern Company common stock to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above in the year ended December 31, 1999.

     Unless exercised prior thereto, the options to purchase Southern Company common stock reflected below will be replaced with options to purchase our common stock in connection with the completion of the distribution. See "Agreements Between Us and Southern Company -- Employee Matters Agreement."

             SOUTHERN COMPANY OPTION GRANTS DURING FISCAL YEAR 1999

                                  NUMBER OF      PERCENT OF TOTAL
                                  SECURITIES         OPTIONS
                                  UNDERLYING        GRANTED TO      EXERCISE
                                   OPTIONS         EMPLOYEES IN      PRICE     EXPIRATION      GRANT DATE
NAME                            GRANTED (#)(1)    FISCAL YEAR(2)     ($/SH)       DATE      PRESENT VALUE(3)
----                            --------------   ----------------   --------   ----------   ----------------
S. Marce Fuller...............      17,988             0.85%        $26.5625   07/19/2009       $113,145
Raymond D. Hill...............      12,988             0.62          26.5625   07/19/2009         81,695
Richard J. Pershing...........      12,988             0.62          26.5625   07/19/2009         81,695
Frederick D. Kuester..........      10,391             0.49          26.5625   07/19/2009         65,360
Barney S. Rush................       7,689             0.36          26.5625   07/19/2009         48,364
Thomas G. Boren...............           0             0.00               --           --             --

-------------------------

(1) Stock option grants in Southern Company common stock were made from Southern Company's Performance Stock Plan on July 19, 1999 and vest annually at a rate of 33% on the anniversary date of the grant. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.

(2) A total of 2,108,818 stock options were granted in 1999.

(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company's common stock at a future date. Significant assumptions are shown below.

                                                              DISCOUNT FOR
                                                            FORFEITURE RISK:
                 RISK-FREE                                --------------------
                  RATE OF         DIVIDEND                BEFORE      BEFORE
VOLATILITY        RETURN         OPPORTUNITY     TERM     VESTING   EXPIRATION
----------   -----------------   -----------   --------   -------   ----------
  20.74%           5.79%             50%       10 years    7.79%      13.40%

AGGREGATED OPTION EXERCISED IN 1999 AND YEAR-END OPTION VALUES

     The following table shows aggregate exercises of options to purchase Southern Company common stock in the year ended December 31, 1999 by the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.

     Unless exercised prior thereto, the options to purchase Southern Company common stock reflected below will be replaced with options to purchase our common stock in connection with the completion of the distribution. See "Agreements Between Us and Southern Company -- Employee Matters Agreement."

                DECEMBER 31, 1999 SOUTHERN COMPANY OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   NUMBER OF                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
S. Marce Fuller.................       0            $0          19,650         32,660        $ 23,623        $11,258
Raymond D. Hill.................       0             0          19,650         27,660          23,623         11,258
Richard J. Pershing.............       0             0          19,650         27,660          23,623         11,258
Frederick D. Kuester............       0             0          17,871         20,217          25,403          7,884
Barney S. Rush..................       0             0           6,426         14,240           9,450          4,725
Thomas G. Boren(3)..............       0             0          89,097              0         160,360              0

-------------------------

(1) The value realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

(2) Represents the excess of the fair market value of Southern Company's common stock of $23.50 per share, as of December 31, 1999, above the exercise price of the options. The amounts in the Exercisable column report the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 1999.

(3) Following the distribution, Mr. Boren's stock options will remain exercisable for shares of Southern Company stock.

VALUE CREATION PLAN

     In 1997, we initiated a long-term bonus incentive plan, the value creation plan, which grants units to eligible employees to receive appreciation over a preestablished price on a stated number of units per employee. Employees have been granted two types of units: standard units which pay each eligible employee from time to time for any appreciation over a fixed base value and indexed units which pay each eligible employee for any appreciation over a base value which increases each year by a predetermined rate. Standard units vest 25% per year for four years, and indexed units vest 100% after four years. The Company records compensation expense for any unit value in excess of the base price for any vested or earned units. As of December 31, 1999, the company had 3.1 million standard units outstanding at an average base price of $10.64 per unit and 3.1 million indexed units outstanding at a base price of $12.77 per unit.

     The compensation committee awarded to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above units which have a term of 10 years from March 15, 1999 under the Southern Energy Value Creation Plan. Each unit had an initial value and exercise price of $11.61. Units granted in 1999 vest annually at a rate of 25% on the anniversary date of the grant. See the discussion of the termination and conversion of the value creation plan below in "-- Value Creation Plan Conversion."

                      SOUTHERN ENERGY VALUE CREATION PLAN

                                                                   PERFORMANCE OR OTHER   ESTIMATED VALUE OF
                                                                       PERIOD UNTIL         FUTURE PAYOUTS
                                                       NUMBER OF      MATURATION OR       ------------------
NAME                                                     UNITS          PAYOUT(1)                (1)
----                                                   ---------   --------------------   ------------------
S. Marce Fuller......................................    88,851       4 to 10 Years            $211,465
Raymond D. Hill......................................    88,851       4 to 10 Years            $211,465
Richard J. Pershing..................................    88,851       4 to 10 Years            $211,465
Frederick D. Kuester.................................    52,375       4 to 10 Years            $124,653
Barney S. Rush.......................................    46,919       4 to 10 Years            $111,667
Thomas G. Boren......................................   137,173       4 to 10 Years            $326,472

-------------------------

(1) The ultimate value of a unit under the Southern Energy Value Creation Plan depends on our value at a future date. This column represents the value of units granted in 1999 as of December 31, 1999.

EMPLOYMENT CONTRACTS

     S. MARCE FULLER. During 1999, an employment agreement was in effect for Ms. Fuller. The agreement provides for the award of $400,000 in phantom Southern Company stock, valued as of the date of the agreement and paid out on July 1, 2003 if Ms. Fuller is still employed by us. Payout will be at the stock's value at the time, counting reinvestment of dividends. Taxes will be grossed up if our profitability goals are met. Goals are the achievement of a corporate factor in our short term plan of an average of 1.5 for the three year period (2000, 2001, 2002), with no year falling below 1.0.

     MESSRS. HILL AND PERSHING. We have entered into compensation agreements with Raymond D. Hill and Richard J. Pershing. They are similar to Ms. Fuller's agreement except that the phantom Southern Company stock has an original value of $300,000. In addition, if Mr. Hill is still employed by us on a specific date in 2003, his retirement payments are calculated as if 10 years of additional service are included in the pension and supplemental executive retirement plan calculations. If

Mr. Pershing is still employed by us on a specific date in 2003, his retirement payments are calculated as if three years of additional service are included in the pension and supplemental executive retirement plan calculations. We may, at our discretion, enhance the retirement benefit by providing one additional year of credit for each year worked, up to three additional years.

     MESSRS. KUESTER AND RUSH. Agreements also exist for Frederick D. Kuester and Barney Rush. The agreements provide for the award of $100,000 in our phantom stock, valued as December 31, 1998 and vested on January 1, 2003 if the executives are still employed by us. In addition, Mr. Kuester has an agreement in place that would immediately vest all of his outstanding Value Creation Plan units upon his return from his current assignment at SE Asia-Pacific.

     Awards are forfeited upon termination for cause or resignation. Awards are paid immediately if the employee dies, becomes disabled, or is terminated without cause.

CHANGE IN CONTROL ARRANGEMENTS

     Our executive officers named in the summary compensation table in the "-- Executive Compensation" section above have change in control agreements that are effective upon a change in control of either Southern Company or us. This offering does not constitute a change in control under those agreements.

     Within two years following a change in control of us, if an executive is involuntarily terminated, other than for cause, or voluntary terminated for good reason, which is defined as a material diminution of duties, a significant reduction in compensation or benefits or relocation, the agreements provide for:

     - a lump sum payment of three times annual compensation for Ms. Fuller and Messrs. Hill and Pershing and two times annual compensation for Messrs. Kuester and Rush,
     - up to five years' coverage under group health and life insurance plans,
     - immediate vesting of all stock options and stock appreciation rights previously granted,
     - payment of any accrued long-term and short-term bonuses and dividend equivalents, and
     - payment of any excise tax liability incurred as a result of payments made under the agreement for Ms. Fuller and Messrs. Hill and Pershing. Payments of any excise tax liability incurred as a result of payments made under this agreement are capped at IRS limits for Messrs. Kuester and Rush.

     The Southern Company and Southern Energy plans also provide for pro-rata payments at not less than target-level performance for certain incentive plans if a change in control occurs and the plans are not continued or replaced with comparable plans.

     At such time as Southern Company owns less than 50% of our stock, we intend to replace the existing agreements with similar arrangements for our executive officers and other employees. We intend to maintain the current definition of "change in control," which includes the following events:

     - acquisition by a person of at least 20% of our stock,
     - a defined change in the majority of the members of the our board of directors,
     - a merger or other business combination that results in our stockholders immediately before the merger owning less than 65% of the voting power after the merger, or
     - a sale of substantially all of our assets.

INCENTIVE PLANS

     Following the offering, we plan to grant, within the provisions of the omnibus plan (discussed further below) annual short-term incentive opportunities and annual awards of stock options. We intend for these targeted incentive opportunities to be such that total compensation approximates the median for similarly situated executives at similar companies.

     The short-term incentive plan will measure, for each executive officer named in the summary compensation table, primarily our net income and return on equity. A smaller portion of the incentive opportunities will be based on individual performance and Southern Company's earnings per share through full distribution.

SOUTHERN ENERGY OMNIBUS INCENTIVE COMPENSATION PLAN

     We have adopted, with the approval of Southern Company as our sole stockholder, the Southern Energy Omnibus Incentive Plan. The omnibus plan will be administered by our board of directors or the compensation committee of our board. The following is a description of the material provisions of the omnibus plan.

     The objectives of the omnibus plan are to:

     - optimize our profitability and growth through annual and long-term incentives that are consistent with our goals, are market based and link the personal interests of participants to those of our stockholders,
     - to provide participants with an incentive for excellence in individual performance, and
     - to promote teamwork among participants.

     The omnibus plan is further intended to provide flexibility to us in our ability to attract, motivate and retain the services of participants who make significant contributions to our success and allow participants to share in our success.

     Our board will determine eligibility for awards under the omnibus plan for all of our employees, officers and directors. The omnibus plan permits grants of stock options, restricted stock, stock appreciation rights (SARs), performance units (PUs), performance shares (PSs) and/or cash-based awards to eligible participants in amounts and upon terms, and at any time and from time to time, as determined by our board.

     A total of [               ] shares equal to 8% of all authorized shares of
common stock, not just publicly traded shares are reserved for issuance under the omnibus plan. It is anticipated that approximately 450 employees initially will participate in the omnibus plan.

     Options granted under the omnibus plan may be either incentive stock options (ISOs) or non-qualified stock options, as determined by the board. ISOs are options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

     The terms of any option will be determined by the board, but no ISO may be exercised later than 10 years after the date of grant. Options shall be exercisable only in accordance with the terms and conditions established by the board at the time of the grant.

     Our board may grant SARs, PUs, PSs or cash-based awards to individuals, from time to time, in amounts as it may determine. Each SAR or PS relates to one share of our common stock, subject to certain adjustments as described in the omnibus plan. The value of a PU will be at the discretion of the board. SARs, PUs, PSs and cash-based awards will be awarded without consideration other than the rendering of services, unless the board decides otherwise. SARs, PUs, PSs and cash-based awards shall vest, subject to the satisfaction of certain conditions, at the time or times determined by the board. In addition, the board may establish performance vesting criteria with respect to all or any portion of a grant of SARs, PUs, PSs and cash-based awards based on certain business criteria set forth in the omnibus plan.

     Awards which are subject to Section 162(m) of the Internal Revenue Code are intended to qualify under that section and the provisions of these awards will be interpreted in a manner consistent with that intent to the extent appropriate.

     Our board generally has the power and authority to amend, modify, suspend or terminate the omnibus plan at any time without the approval of our stockholders, subject to applicable federal securities and tax law limitations and NYSE regulations.

SOUTHERN ENERGY EMPLOYEE STOCK PURCHASE PLAN

     In order to encourage our employees to become stockholders, we have established the Southern Energy Stock Purchase Plan. This plan is intended to comply with Section 423 of the Internal Revenue Code and has been approved by our current shareholder, Southern Company.

     This plan will permit eligible employees to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or last day of an offering period. Each offering period will be up to, but not longer than 2 years.

     Under this plan, participants will be permitted to purchase shares of common stock with an aggregate fair market value of no more than $25,000 in any one calendar year.

     There are a total of [          ] shares reserved for issuance under this
plan. The compensation committee of our board will administer this plan.

VALUE CREATION PLAN CONVERSION

     Upon this offering, the value creation plan will be terminated and its units will be converted to options at the plan's final price to purchase our stock maintaining the same intrinsic value and material terms. Approximately 250 employees participate in this plan and will be stock option holders as a result of the conversion. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan. Options will have exercise prices ranging
from $[               ] to $[               ], and unvested units will vest over
the next one to three years. This conversion results in options to purchase a
total of [               ] shares of our common stock.

INITIAL EQUITY GRANTS

     In connection with the offering, and in order to provide incentive and retention for employees going forward, we will make grants of performance restricted stock or stock units and stock options to approximately 300 employees prior to this offering. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan. Options will have an exercise price equal to the initial public offering price, and will vest over three years after the grant date. We anticipate that the grants of performance restricted stock will vest over a period of time based on stock price performance.

OPTIONS AND PERFORMANCE RESTRICTED STOCK OWNERSHIP AS OF THIS OFFERING

     As the result of the value creation plan's conversion to stock options and the initial equity grants, approximately 300 of our employees will hold options and/or performance restricted stock. All of these grants will be made under the Southern Energy Omnibus Incentive Plan, which has been approved by our current shareholder, Southern Company.

DEFERRED COMPENSATION PLAN

     We have, through Southern Company, a voluntary deferred compensation plan which allows executives to forgo current compensation and invest it on a phantom basis in Southern Company stock or a prime rate fund. After the offering, we intend to establish a similar plan.

DEFERRED INCENTIVE COMPENSATION PLAN

     We maintain a Deferred Incentive Compensation Plan in which certain incentive awards paid to participants were deferred. No new awards paid to participants can be deferred in the plan. Balances grow at the rate of our value increase determined under our value creation plan. The plan has approximately 20 participants but no new participants are anticipated to become eligible. We will continue this plan according to its terms with our public stock values replacing phantom values.

PENSION PLANS

     Our employees participate in the tax-qualified Southern Company Pension Plan. Our benefit liabilities and pension assets are separately accounted for as if our employees were in a separate pension plan. This separate accounting will be continued until no later than the full distribution of our stock by Southern Company. At that time, Southern Company will transfer from its pension plan our employees' benefit liabilities and related assets (in an amount not less than that required by the relevant legal requirements) to a tax-qualified pension plan sponsored by us. Our pension plan will provide employees benefits that are substantially the same as the benefits provided to them under the Southern Company plan.

     In addition, our executive officers are eligible for supplemental executive retirement plan benefits. This plan primarily provides pension benefits related to executives' pay in excess of what is counted towards tax-qualified pension benefits (including a portion of executives' short-term incentives).

     The following table shows the approximate total monthly pension benefits that our executive officers are expected to receive based on their pay and years of accredited service classifications. These amounts are shown prior to reduction for an offset related to Social Security benefits.

                                   YEARS OF ACCREDITED SERVICE
 PENSIONABLE    ------------------------------------------------------------------
 COMPENSATION     10       15        20        25        30        35        40
--------------  ------   -------   -------   -------   -------   -------   -------
   $300,000     $4,300   $ 6,400   $ 8,500   $10,600   $12,800   $14,900   $17,000
    350,000      5,000     7,400     9,900    12,400    14,900    17,400    19,800
    400,000      5,700     8,500    11,300    14,200    17,000    19,800    22,700
    450,000      6,400     9,600    12,800    15,900    19,100    22,300    25,500
    500,000      7,100    10,600    14,200    17,700    21,300    24,800    28,300
    550,000      7,800    11,700    15,600    19,500    23,400    27,300    31,200
    600,000      8,500    12,800    17,000    21,300    25,500    29,800    34,000

     The benefits in the above table are amounts payable monthly as single life annuities starting at age 65, the pension plan's normal retirement age. Pension benefits will be based on the average of executives' highest three years of pensionable compensation out of their final 10 years of pensionable compensation. Pensionable compensation includes base salary and short term bonus in excess of 15% of base salary.

     Pensionable compensation and accredited service for pension determination purposes as of December 31, 1999 is shown below for each of the executive officers named in the summary compensation table in the "-- Executive Compensation" section above:

                                                              YEARS OF   PENSIONABLE
NAME                                                          SERVICE    COMPENSATION
----                                                          --------   ------------
S. Marce Fuller.............................................    14.3       $577,822
Raymond D. Hill.............................................     6.0        494,472
Richard J. Pershing.........................................    27.8        494,472
Frederick D. Kuester........................................    26.9        392,406
Barney S. Rush..............................................     2.8        333,936

          RELATIONSHIP WITH SOUTHERN COMPANY AND CERTAIN TRANSACTIONS

     In 1999 and prior years, there have been significant transactions between us and Southern Company involving funds used to finance operations, service debt obligations, fund the acquisition, development and/or construction of generating facilities and distribution businesses, finance capital expenditures and meet other cash and liquidity needs. Southern Company has also provided administrative and other services to us. See Notes 5 and 7 to the notes to our consolidated financial statements. For purposes of governing certain on-going relationships between us and Southern Company, we will enter into, or continue in effect, various agreements and relationships, including those described in this prospectus. The agreements described below were negotiated in the context of our separation from Southern Company and therefore are not the result of arm's-length negotiations between independent parties.

                   AGREEMENTS BETWEEN US AND SOUTHERN COMPANY

     Provided below a summary description of the master separation and distribution agreement (referred to as the separation agreement) that we have entered into with Southern Company, as well as key related agreements. This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     The master separation and distribution agreement contains the key provisions relating to the separation, this offering and the distribution.

     THE SEPARATION. The separation is scheduled to occur on or around July 1, 2000. Southern Company will agree to transfer to us ownership of specified assets, the actual transfer of which may be delayed until on or about the distribution date, and we will agree to transfer to Southern Company ownership of specified subsidiaries. Southern Company will deliver additional agreements governing various interim and ongoing relationships between Southern Company and us following the separation date. The ancillary agreements include:

 - a transitional services agreement,
 - an indemnification and insurance matters agreement,
 - a technology and intellectual property ownership and license agreement,
 - a confidential disclosure agreement,
 - an employee matters agreement,
 - a tax indemnification agreement, and
 - agreements providing for our purchase of Plant Dahlberg and for the transfer of SE Finance and Capital Funding to Southern Company.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these ancillary agreements govern. These agreements are described more fully below.

     THE INITIAL PUBLIC OFFERING. Under the separation agreement, we are obligated to use our reasonable commercial efforts to satisfy the following conditions prior to the consummation of this offering (any of which may be waived by Southern Company):

     - the registration statement containing this prospectus must be effective,
     - applicable state and foreign securities laws must be satisfied,
     - our common stock must be approved for listing on the NYSE,
     - all conditions to the obligations of the parties under the underwriting agreement must have been met or waived,
     - Southern Company must be satisfied that it will own more than 80% of our stock after this offering and must be satisfied that the distribution will be tax free to it and to its U.S. stockholders,
     - all required government approvals must be in effect,
     - no legal restraints must exist preventing the separation or this offering or any other transactions contemplated by the separation agreement,
     - the separation must have occurred, and
     - the separation agreement must not have been terminated.

     THE DISTRIBUTION. Within 12 months after this offering, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We will prepare an information statement with Southern Company and send it to Southern Company's stockholders before the distribution becomes effective. The information statement will inform the stockholders of the distribution and its specifics. Southern Company may, in its sole discretion, change the terms of the distribution, including the distribution date, or decide not to complete the distribution. Southern Company intends to consummate the distribution only if the following conditions are met (any of which may be waived by Southern Company):

     - the Internal Revenue Service must issue a favorable tax ruling on the tax-free status of the transaction to Southern Company and its U.S. stockholders and that the transaction qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code,
     - all required government approvals must be in effect,
     - no legal restraints must exist preventing the distribution, and
     - nothing must have happened in the intervening time between the initial public offering and the distribution that makes the distribution harmful to Southern Company or its stockholders.

     COVENANTS BETWEEN SOUTHERN COMPANY AND US. The separation agreement includes covenants obligating us and Southern Company to cooperate in the exchange of information, in auditing practices, to resolve disputes in particular ways and other matters.

     INFORMATION EXCHANGE. Both we and Southern Company have agreed to share information with each other, at no cost to the requesting party, for the following purposes, and to avoid doing so in a manner that would be commercially detrimental:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.
     - Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.
     - Each party will do its best to provide the other party with personnel, directors, officers or agents for use as witnesses in legal proceedings.

     AUDITING PRACTICES. So long as we remain a subsidiary of Southern Company, we have agreed to:

     - not change independent accounting firms without Southern Company's prior consent,
     - use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date as Southern Company's auditors' date their opinion on Southern Company's consolidated financial statements,
     - provide Southern Company with all relevant information to enable Southern Company to prepare their consolidated financial statements (and Southern Company has agreed to provide us all relevant information to enable us to prepare our financial statements),
     - grant each other's internal auditors access to our records, and
     - notify each other of any change in our accounting principles.

     DISPUTE RESOLUTION. If problems arise between us and Southern Company, both parties have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.
     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.

     - If mediation fails, the parties can resort to litigation. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would substantially disadvantage that party.

     REGULATORY MATTERS. We and Southern Company have agreed to cooperate in various respects to obtain any required governmental approvals and to achieve the intended regulatory effect of the distribution. We also have agreed that, for 18 months after the distribution, we will not initiate, intervene in or participate in certain specified proceedings or matters before the FERC or any agency or legislature of the states of Alabama, Florida, Georgia or Mississippi which involve Southern Company or any of its subsidiaries.

     SOUTHERN ENERGY BOARD REPRESENTATION. Although Southern Company intends to distribute the remaining shares of our common stock that it holds to its stockholders, we cannot be certain of whether or when the distribution will occur. Consequently, we have agreed that if Southern Company should own in the future more than 25% but less than 50% of our outstanding common shares, Southern Company will be entitled to designate up to two persons to be nominated for election to our board of directors. This right will only be available if and to the extent Southern Company is not otherwise already represented on our board of directors in a class of directors that is not up for election at that time.

     CREDIT SUPPORT OBLIGATIONS. Southern Company has agreed to continue certain credit support arrangements with respect to our existing business and to provide additional credit support for certain of our subsidiaries up to a limit prior to the distribution. We will pay Southern Company a fee based on the amount of the credit support obligations then outstanding, for the maintenance of these credit support obligations after the distribution occurs.

     EXPENSES. We will pay all underwriting fees (other than incentive fees) discounts and commissions incurred for this offering. Southern Company will pay all of our other out-of-pocket costs and expenses related to this offering, the distribution and the preparation of the agreements providing for the separation, the distribution and related transactions.

     TERMINATION OF THE AGREEMENT. Southern Company in its sole discretion can terminate the separation agreement and all ancillary agreements and abandon the distribution at any time prior to the closing of this offering. The separation agreement and all ancillary agreements may be terminated at any time after the closing of this offering only with the consent of Southern Company and us.

TRANSITIONAL SERVICES AGREEMENT

     Southern Company will provide various interim services to us, including financial, accounting, engineering, information technology, legal and other services, in a manner similar to the manner in which such services were provided to us prior to the separation. The transitional services generally will be provided for a fee equal to the greater of the cost, including the actual direct and indirect costs, of providing the services or the market value for such services.

     These transitional services will generally have a term of two years or less from the date of separation. However, some transitional services, including those for engineering services and certain payroll and information technology services, may be extended beyond the initial two-year period.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     GENERAL RELEASE OF PRE-SEPARATION CLAIMS. Effective as of the separation date, except for certain contractual agreements between us and Southern Company, we will release Southern Company and its affiliates, agents, successors and assigns, and Southern Company will release us and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring on or before the separation date in connection with the activities to implement the separation, the initial public offering and the distribution. This provision will not impair a party from enforcing any intercompany agreement, the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     INDEMNIFICATION. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify Southern Company and its affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - our acts or omissions or alleged acts or omissions in the conduct of our business or in connection with this offering or the distribution,

     - any breach by us of the separation agreement or any ancillary agreement, and

     - any of our liabilities or any liabilities related to credit support provided by Southern Company on our behalf.

     Southern Company has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - acts or omissions or alleged acts or omissions of Southern Company in the conduct of Southern Company's business or in connection with this offering,

     - any breach by Southern Company of the separation agreement or any ancillary agreement, and

     - any liabilities of Southern Company other than the credit support arrangements provided by Southern Company on our behalf.

     The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

     INSURANCE MATTERS. The agreement also contains provisions governing our insurance coverage from the separation date until the distribution date. In general, we agree to reimburse Southern Company for premium expenses related to insurance coverage during this period. Prior to the distribution, Southern Company will maintain insurance policies on our behalf that are generally comparable to those currently maintained for our benefit at Southern Company.

     ASSIGNMENT. The indemnification and insurance matters agreement is not assignable by either party without prior written consent.

TECHNOLOGY AND INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE AGREEMENT

     We have entered into an agreement with Southern Company to govern the division, transfer and license of technology used in our business. Pursuant to this agreement, Southern Company has licensed to us certain technology owned by Southern Company.

     Also, Southern Company has agreed to license to us various Southern Company-owned trademarks, including "Southern Energy," "Southern Company," "Southern Company Energy Marketing," "Energy to Serve Your World" and the "Triangle Logo." The license to use these marks expires as of the distribution and thereafter we may use these marks only if Southern Company grants us an extension of the license. Southern Company may not use the "Southern Energy" or

"Southern Company Energy Marketing" marks for 18 months from the date we cease use of those marks.

     Southern Company also has transferred and/or agreed to license to us certain other technology (which includes copyrights, database rights, computer software, domain names and other intellectual property rights, with the exception of trademarks and patents) owned by Southern Company and currently used by us. Southern Company will also use reasonable efforts to have us made a party to or sublicense other agreements wherein Southern Company is a licensee for technology we currently use.

CONFIDENTIAL DISCLOSURE AGREEMENT

     The confidential disclosure agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances.

EMPLOYEE MATTERS AGREEMENT

     We have entered into an employee matters agreement with Southern Company to allocate assets, liabilities and responsibilities relating to our current and former employees and to address their participation in the benefit plans, including stock plans, that Southern Company currently sponsors and maintains.

     All of our eligible employees not subject to a collective bargaining agreement will continue to participate in the Southern Company benefit plans. We will establish comparable benefit plans for our current and former employees not later than the time of the distribution. Certain of our plans will be terminated but replaced with other plans to provide a more cohesive design. However, our goal is to provide a total compensation package that is comparable to that currently provided.

     Certain of our employees who participate in Southern Company plans and who retire before the distribution of our stock by Southern Company will remain the responsibility of Southern Company and will continue to participate in plans after the distribution. We and Southern Company have established a mutually acceptable method to allocate the liabilities and the assets attributable to this assumption of responsibility by Southern Company.

     All of our eligible employees who are subject to a collective bargaining agreement and currently participating in our plans will continue to participate in the same benefits plans currently maintained on their behalf subject to collective bargaining agreements.

     Once we establish our own corresponding or new benefit plans, we may modify or terminate any plan we maintain in accordance with its terms and our policies. None of our benefit plans will provide benefits that duplicate benefits provided under any corresponding Southern Company benefit plan at the time of the distribution. Each of our benefit plans will provide that all service, compensation and other benefits criteria that, as of the distribution, were recognized under the corresponding Southern Company benefit plan will be taken into account under our benefit plans.

     We will assume a spun-off portion of the Southern Company pension plan for the benefit of eligible employees not subject to a collective bargaining agreement. Southern Company will transfer appropriate assets held in its master trust under this plan to a master trust to be established by us. We will also receive assets attributable to pension plans maintained for our employees covered under collective bargaining agreements.

     Prior to the distribution, our employees and employees of Southern Company may not freely transfer employment. In order to transfer, notice of a transfer request must be given and approved by each employing company.

     In connection with the completion of the distribution, substitute options relating to our common stock will be issued to our employees in exchange for their Southern Company options based on a conversion formula and on the same terms and conditions. In addition, because we will not establish a plan comparable to the Southern Performance Dividend Plan (a bonus plan paying dividend equivalents), we may grant additional options to our employees to make-up for this lost compensation opportunity.

     After distribution, eligible management employees will participate in non-qualified deferred compensation plans.

     We have agreed to indemnify Southern Company for employment liabilities arising from any acts of our employees, from claims by our officers against Southern Company and from any breach of any of the separation agreements. Southern Company has agreed to indemnify us for employment liabilities related to Southern Company or employees of Southern Company, from claims by Southern Company officers against us or from any breach by Southern Company of any of the separation agreements.

TAX INDEMNIFICATION AGREEMENT

     We have entered into a tax indemnification agreement with Southern Company to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. Under the Internal Revenue Code of 1986, as amended, we will cease to be a member of the Southern Company consolidated group upon completion of the distribution or if at any time Southern Company owns less than 80% of our outstanding capital stock.

     Southern Company generally will be responsible for filing any returns required to be filed on a consolidated basis through the date of distribution in accordance with the existing income tax allocation agreement. For taxable periods ending on or before the date of distribution, payments to Southern Company or Southern Energy, as the case may be, will continue to be made in accordance with past practices. There may be certain U.S. state and local jurisdictions in which we file separate income tax returns, not combined or consolidated with Southern Company, for tax periods prior to tax deconsolidation. Each party will, at all times, be responsible for filing and paying taxes related to these separate returns. However, Southern Company will be responsible for filing any tax returns related to the newly-formed subsidiary to be used for the transfer of SE Finance and Corporate Funding to Southern Company.

     Southern Company will determine all tax elections for tax periods during which we are a member of the Southern Company consolidated group unless we request Southern Company to make a particular election with respect to us, in which case Southern Company will not unreasonably withhold consent to such request. We will prepare and file all tax returns required to be filed by us for all tax periods after we cease to be a member of the Southern Company consolidated group.

     If there are tax adjustments related to us arising after the distribution date, which relate to a tax return filed for a pre-distribution period, we will be responsible for any increased taxes and receive the benefit of any tax refunds (except with respect to HoldCo, the new SE Finance/Capital Funding subsidiary described below). In addition, we and Southern Company have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for pre-distribution periods and to provide information related to such periods. We and Southern Company have agreed to indemnify each other for any tax liabilities resulting from the failure to pay any amounts due under the terms of the agreement or for costs resulting from either party's negligence in providing accurate or complete information in the preparation of any tax return.

     We and Southern Company have agreed that any taxes associated with the transfer and operation of HoldCo will be the responsibility of Southern Company. We and Southern Company have also agreed that the restructuring taxes related to the purchase of Plant Dahlberg shall be the responsibility of Southern Company; provided, however, we shall be responsible for any increase in taxes as a result of any adjustment to the purchase price by any taxing authority. We and Southern Company have agreed that any and all taxes arising from the deconsolidation of us from the Southern Company consolidated group will be the responsibility of the entity that is liable for such taxes under applicable law.

     We and Southern Company are required to comply with representations made to the Internal Revenue Service in connection with the private letter ruling that we expect to be issued to Southern Company regarding the tax-free nature of the distribution of our stock by Southern Company to Southern Company stockholders. In addition, we and Southern Company have agreed not to enter into certain transactions after the date of the distribution that would result in a change of control of either party pursuant to a plan unless a ruling is obtained from the IRS that the transaction will not affect the tax-free nature of the distribution. In the event either party takes any action which results in the distribution becoming a taxable transaction, such party will indemnify the other party for any and all taxes, on an after-tax basis, resulting from such actions. Moreover, the party who would be subject to the additional tax may be entitled to injunctive relief unless we or Southern Company, as the case may be, provides an opinion that such proposed transaction will not result in adverse tax consequences to the other party, or if such transaction will result in additional taxes to the other party, such party agrees to provide adequate assurances to the other party of its ability to satisfy the indemnity obligation under the agreement.

REGISTRATION RIGHTS AGREEMENT

     As noted above, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We cannot, however, assure you as to whether or when this distribution will occur. See "Risk
Factors -- Risks Related to our Separation from Southern Company -- Our business may be adversely affected if Southern Company does not complete the distribution of our common stock." In the event that Southern Company does not divest itself of all of its shares of our common stock in the distribution, Southern Company could not freely sell all of those shares without registration under the Securities Act. Accordingly, we have entered into a registration rights agreement with Southern Company to provide it with certain registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as Southern Company informs us that it no longer intends to proceed with or complete the distribution.

     Under the registration rights agreement, at the request of Southern Company, we will use our best efforts to register shares of our common stock that are held by Southern Company upon the completion of this offering, and any additional shares issued in respect of those shares, for public sale under the Securities Act. Southern Company also will have the right to include the shares of our common stock it holds upon the completion of this offering, and any additional shares issued in respect of those shares, in future registrations of our securities under the Securities Act. These registration rights are subject to various customary limitations and other terms and conditions that are set forth in the registration rights agreement. We have agreed to cooperate in these registrations and any related offering. If the registration is at Southern Company's request, Southern Company will pay

80% of our out-of-pocket costs and expenses related to our registration of Southern Company's shares.

ARRANGEMENTS RELATING TO THE TRANSFER OF ASSETS AND THE ASSIGNMENT AND ASSUMPTION OF LIABILITIES

  TRANSFER OF PLANT DAHLBERG

     The Plant Dahlberg term sheet provides for us or one of our subsidiaries to enter into an asset sale agreement with Georgia Power under which we will purchase Plant Dahlberg from Georgia Power. We expect the purchase and transfer of Plant Dahlberg to occur immediately prior to the distribution. The purchase price for Plant Dahlberg will be Georgia Power's net book value of the plant as of the date of the transfer, which is estimated to be $262 million. Because installation of two units at Plant Dahlberg may still be in progress at the time of the transfer to us, we will reimburse Georgia Power on a monthly basis for the construction costs of completing these units.

     In addition, the term sheet provides for us to enter into a capacity purchase agreement with Georgia Power to become effective immediately after the distribution, under which Georgia Power or an affiliate of Georgia Power will purchase power from the plant. This capacity purchase agreement will have a term of ten years. Under a separate construction, operation and maintenance agreement, Georgia Power will supply fuel, dispatch and operate the plant for the term of the capacity purchase agreement.

  TRANSFER OF SE FINANCE AND CAPITAL FUNDING

     Under a plan of reorganization and merger agreement with Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. These subsidiaries will be transferred to HoldCo, a new wholly-owned subsidiary of ours, which will then be merged with a wholly-owned subsidiary of Southern Company. HoldCo will be the surviving corporation in the merger. In addition, Southern Company will assume certain of our credit support obligations related to SE Finance and Capital Funding. Although we will own 80% of HoldCo's stock after the merger and Southern Company will own 20%, we will distribute our 80% ownership interest to Southern Company as our sole stockholder.

  CERTAIN FEDERAL TAX MATTERS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY

     Southern Company currently owns 100% of our common stock. Thus, we are currently affiliated and are members of the same consolidated group. As members of the same consolidated group, we file a consolidated federal income tax return with Southern Company. This allows Southern Company to offset its federal taxable income with our tax losses. After this offering, we and Southern Company will continue to be affiliated and will continue to file a consolidated federal income tax return.

     Within 12 months after this offering, Southern Company intends to distribute its remaining ownership interest in us to all Southern Company stockholders in direct proportion to their holdings of Southern Company stock. Southern Company intends to receive a ruling from the IRS that the distribution is tax-free under Section 355 of the Internal Revenue Code. However, if we breach any representations with respect to the ruling or take any action which causes such representations to be untrue or we engage in certain transactions after the distribution that cause the spin-off to be taxable, we will be required to indemnify Southern Company for any and all taxes resulting from the failure of the spin-off to qualify as a tax-free transaction as provided in the tax indemnification agreement. Any indemnification payments by us would be material.

     SE Finance and Capital Funding are currently subsidiaries of ours. Southern Company desires to retain the business and operations of these subsidiaries following the separation. Accordingly, we will contribute the stock of SE Capital and Capital Funding to a newly formed holding company, which stock will subsequently be distributed to Southern Company prior to the distribution transaction. We intend to receive a ruling from the IRS that such a distribution is a tax-free distribution, but we will make the distribution even if a ruling is not obtained. If tax-free distribution treatment is not obtained, we will be treated as having sold the stock of the holding company to Southern Company in a taxable transaction. However, Southern Company has agreed to indemnify us for any and all taxes related to such transaction.

     Subsequent to the distribution, we will cease to be a member of the Southern Company consolidated group. As such, there will then exist two separate groups, the Southern Company group and our group. Each group will file separate consolidated federal income tax returns, and Southern Company will not be able to use our tax losses unless we request Southern Company to carry back losses arising after the date of the distribution to a pre-distribution tax return to the extent permitted by applicable law.

     Under the current tax sharing agreement between Southern Company and us, Southern Company is obligated to pay us for the utilization of net operating losses generated by us to offset Southern Company's consolidated federal income tax liability. After the distribution Southern Company will no longer have the ability to use these net operating losses. Consequently, we will no longer receive these payments from the Southern Company. Furthermore, under the tax indemnification agreement with Southern Company, we may be required to make certain other payments to Southern Company for tax liabilities.

     As a result of the deconsolidation, we will recapture certain tax losses or trigger certain deferred gains. These may include, but are not limited to, excess loss accounts, deferred intercompany transactions and dual consolidated losses. These amounts may be material. Because of the deconsolidation, and in the absence of additional planning, we will be severely limited in our ability to utilize foreign tax credits upon any distribution to us of earnings from our foreign subsidiaries, and we may be limited in our ability to use any net operating losses. We intend to undertake planning and restructuring to mitigate the adverse tax implications of the deconsolidation. However, we cannot assure you that our mitigation efforts will be successful.

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                             PRINCIPAL STOCKHOLDER

     Prior to this offering, all of the outstanding shares of our common stock have been owned by Southern Company. After this offering, Southern Company will
own approximately [               ]% of our common stock, or approximately
[               ]% if the underwriters fully exercise their option to purchase additional shares of our common stock. Under Delaware corporate law and our charter documents, prior to the distribution by Southern Company of its ownership of our common stock, Southern Company will be able, acting alone, to elect our entire board of directors and to approve any action requiring the approval of our stockholders. Except for Southern Company, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of Southern Company common stock will be treated on the same terms as other holders of Southern Company stock in any distribution by Southern Company. See "Stock Ownership of Directors and Executive Officers" for a description of the ownership of Southern Company stock by our directors and executive officers.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under our restated certificate of incorporation, our authorized capital
stock consists of [          ] shares, of which [          ] shares are common
stock, par value $0.01 per share, and [          ] shares are preferred stock,
par value $0.10 per share. Immediately following the offering, [          ]
shares of common stock, or [          ] shares if the U.S. underwriters exercise
their over-allotment option in full, will be outstanding.

     The following descriptions are summaries of material terms of our restated certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to shareholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

     The specific matters that our board of directors may determine include the following:

     - the designation of each series,
     - the number of shares of each series,
     - the rate of any dividends,
     - whether any dividends shall be cumulative or non-cumulative,
     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,
     - the terms of any redemption,
     - rights and terms of any conversion or exchange, and
     - any voting rights.

     Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under

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

certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

ANTI-TAKEOVER EFFECTS OF CERTAIN DELAWARE LAWS AND CERTAIN CERTIFICATE AND BY-LAW PROVISIONS

     Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer,

     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors will be comprised of between two and 15 directors, the exact number to be fixed from time to time by resolution of our board of directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management -- Directors and Executive Officers." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. No director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors, and any newly created directorship, may only be filled by a majority of the remaining directors in office. The provisions described in this paragraph may not be amended or repealed except by the vote of the holders of at least 80% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

STOCKHOLDER MEETINGS AND ADVANCED NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our restated certificate of incorporation and our bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our president or chief executive officer, or a majority of the board of directors and may not be called by the holders of common stock. In addition, as of the day that Southern Company (or a majority-owned subsidiary of Southern Company) ceases to own at least a majority of our common stock, our restated certificate

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

of incorporation specifically denies any power of the stockholders to call a special meeting. These provisions may not be amended or repealed except by the vote of the holders of at least 80% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

     Our bylaws require that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and provide for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. In the case of an annual meeting, stockholders generally must give written notice of a nomination or proposal to the secretary of our company not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting.

     For special meetings, only business set forth in the notice of that special meeting may be conducted. Nominations for the election of directors at special meetings may be made only by the board of directors or, if the board of directors has determined that directors shall be elected at a special meeting, then by a stockholder who is a stockholder at the time notice was given and at the time of that special meeting. If we call a special meeting of stockholders to elect directors, a stockholder must give notice of a nomination to the secretary of our company not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

     With regard to either an annual or a special stockholder meeting, a stockholder's notice must set forth specific information regarding the stockholder giving the notice, the director nominee or other business proposed by the stockholder, as applicable, as provided in our bylaws.

ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our restated certificate of incorporation and our bylaws provide that, beginning the day that Southern Company (or a majority-owned subsidiary of Southern Company) ceases to own at least a majority of our common stock, holders of our common stock will not be able to act by written consent without a meeting. Prior to the distribution of our common stock, Southern Company will be able to take any action requiring approval of our stockholders by written consent and without the affirmative vote of our other stockholders. This provision may not be amended or repealed except by the vote of the holders of at least 80% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.

NO CUMULATIVE VOTING

     Our restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

LIMITATION ON LIABILITY OF DIRECTORS

     Our restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

          - any breach of the director's duty of loyalty to our company or our stockholders,

          - any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

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

          - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, and

          - any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request any other enterprise as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

DELAWARE BUSINESS COMBINATION STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because Southern Company will own more than 15% of our voting stock before we become a public company and upon completion of the offering,
Section 203 by its terms is currently not applicable to business combinations with Southern Company even though Southern Company owns more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

LISTING OF COMMON STOCK

     We have applied for the listing of our common stock on the New York Stock Exchange under the symbol "SOE."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is [               ].

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

                     TAX CONSEQUENCES TO NON-U.S. INVESTORS

GENERAL

     This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. Our discussion is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences to non-U.S. persons discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be provided by an income tax treaty for which a holder may be eligible, as described below. If, however, the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, and, if a treaty applies, attributable to a U.S. permanent establishment, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized Treasury regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder

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

generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITIONS

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the NYSE.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

     Under current U.S. Treasury regulations, U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which be may acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders, if any.

     Southern Company currently plans to complete the distribution of our common stock within 12 months following this offering. Shares of our common stock distributed to Southern Company stockholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The [                     ] shares of our common stock held by Southern
Company before distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. We have granted Southern Company registration rights with respect to our shares it will hold after this offering. These registration rights generally become effective at such time as Southern Company informs us that it no longer intends to complete the distribution of these shares to its stockholders. See "Agreements Between Us and Southern Company -- Registration Rights Agreement." Southern Company, our directors and officers and we have agreed not to offer or sell any shares of our common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

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                                  UNDERWRITING

     We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

                        UNDERWRITERS                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
                                                                  -------
          Total.............................................
                                                                  =======

     If the underwriters sell more than the total number of shares set forth in the table above, the underwriters have an option to buy up to an additional
[          ] shares from us to cover such sales. They may exercise the option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If the underwriters' option is exercised in full, the total underwriting discounts and commissions payable to the
underwriters by us would be $[          ]. If the underwriters' option is not
exercised, the total underwriting discounts and commissions payable to the
underwriters by us would be $[          ].

     Shares sold by the underwriters to the public will initially be sold at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $[          ] per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers and dealers at a discount of up to $[          ] per share
from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     At our request, the underwriters have reserved for sale at the initial
public offering price up to [          ] shares of common stock for sale to our
employees and other business associates.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

     We have applied for the listing of our common stock on the New York Stock Exchange under the symbol "SOE." The underwriters intend to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares so as to meet the NYSE distribution requirements for trading.

     In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions to create short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of our stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our stock. As a result, the price of our stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Southern Company has agreed to pay all of the expenses of this offering, excluding underwriting discounts and commissions. These expenses are estimated
to be approximately $[          ] million.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

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

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Troutman Sanders LLP, Atlanta, Georgia and for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, refer to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto, as well as reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     As a result of the Offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet
site at http://www.[               ].com. Our website and the information
contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

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

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1998, and 1999.........................  F-4
Consolidated Statements of Stockholder's Equity for the
  Years Ended December 31, 1997, 1998, and 1999.............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998, and 1999.........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of SOUTHERN ENERGY, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Energy, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 16, 2000 (except with respect to the matters discussed in Note 16, as to which the dates are February 22, 2000, March 23, 2000 and April 17, 2000)

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                                 (IN MILLIONS)

                                                               1998      1999
                                                              -------   -------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   561   $   323
Restricted deposits (Note 1)................................       59        50
Receivables:
  Customer accounts, less provision for uncollectibles of
    $34 and $23 for 1998 and 1999, respectively.............      212       236
  Other, less provision for uncollectibles of $67 and $21
    for 1998 and 1999, respectively.........................      521       481
Other.......................................................      113       195
                                                              -------   -------
    Total current assets....................................    1,466     1,285
                                                              -------   -------
PROPERTY, PLANT, AND EQUIPMENT (NOTES 3 AND 4):.............    3,108     4,147
Less accumulated provision for depreciation.................     (312)     (421)
                                                              -------   -------
                                                                2,796     3,726
Leasehold interests, net of accumulated amortization of $85
  and $137 for 1998 and 1999, respectively (Note 1).........      927     1,934
Construction work in progress...............................      968       365
                                                              -------   -------
    Total property, plant, and equipment, net...............    4,691     6,025
                                                              -------   -------
NONCURRENT ASSETS:
Concession agreement, net of accumulated amortization of $84
  and $90 for 1998 and 1999, respectively (Notes 1 and 2)...      258       268
Investments (Notes 1, 3, and 13)............................    1,540     1,490
Notes and other receivables, less provision for
  uncollectibles of $40 and $61 for 1998 and 1999,
  respectively..............................................    1,216     1,276
Goodwill, net of accumulated amortization of $106 and $164
  for 1998 and 1999, respectively (Notes 1 and 12)..........    2,125     2,106
Other intangible assets, net of accumulated amortization of
  $0 and $13 for 1998 and 1999, respectively (Notes 1 and
  12).......................................................      154       447
Investment in leveraged leases..............................      264       556
Miscellaneous deferred charges..............................      340       410
                                                              -------   -------
    Total noncurrent assets.................................    5,897     6,553
                                                              -------   -------
    Total assets............................................  $12,054   $13,863
                                                              =======   =======

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt (Note 7)....................................  $   702   $ 1,961
Note payable to Southern Company (Notes 5 and 7)............      926         0
Current portion of long-term debt (Note 7)..................      480       237
Accounts payable............................................      564       626
Taxes accrued...............................................      196       218
Other.......................................................      184       173
                                                              -------   -------
    Total current liabilities...............................    3,052     3,215
                                                              -------   -------
NONCURRENT LIABILITIES:
Subsidiary obligated mandatorily redeemable preferred
  securities (Note 7).......................................    1,033     1,031
Notes payable (Note 7)......................................    3,499     4,557
Other long-term debt (Note 7)...............................      420       397
Deferred income taxes (Note 8)..............................      573       680
Miscellaneous deferred credits..............................      300       156
                                                              -------   -------
    Total noncurrent liabilities............................    5,825     6,821
                                                              -------   -------
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      535       725
                                                              -------   -------
COMMITMENTS AND CONTINGENT MATTERS (NOTES 7, 10, AND 11)

STOCKHOLDER'S EQUITY:
Common stock, $1 par value; 1,000 shares authorized, issued,
  and outstanding...........................................        0         0
Additional paid-in capital..................................    2,627     2,987
Accumulated other comprehensive (loss) income...............       15       (92)
Retained earnings...........................................        0       207
                                                              -------   -------
    Total stockholder's equity..............................    2,642     3,102
                                                              -------   -------
    Total liabilities and stockholder's equity..............  $12,054   $13,863
                                                              =======   =======

The accompanying notes are an integral part of these consolidated balance sheets.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)

                                                               1997     1998     1999
                                                              ------   ------   ------
OPERATING REVENUES..........................................  $3,750   $1,819   $2,268
                                                              ------   ------   ------
OPERATING EXPENSES:
Fuel........................................................      74       47      392
Purchased power.............................................   2,813      844      545
Maintenance.................................................      74       80      116
Depreciation and amortization...............................     182      221      270
Selling, general, and administrative........................     188      160      253
Write-down of assets (Note 2)...............................       0      308       60
Other.......................................................     147      164      188
                                                              ------   ------   ------
  Total operating expenses..................................   3,478    1,824    1,824
                                                              ------   ------   ------
OPERATING INCOME (LOSS).....................................     272       (5)     444
                                                              ------   ------   ------
OTHER INCOME (EXPENSE):
Interest income.............................................     138      146      172
Interest expense............................................    (345)    (430)    (502)
Gain on sales of assets (Note 12)...........................      24       41      313
Equity in income of affiliates (Notes 1, 3, and 13).........      58      135      111
Receivables recovery (Note 1)...............................       0       29       64
Other, net..................................................      33       29       72
                                                              ------   ------   ------
  Total other income (expense)..............................     (92)     (50)     230
                                                              ------   ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTEREST.....................................     180      (55)     674
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations.......................................      27     (123)     129
Windfall profits tax........................................     148        0        0
                                                              ------   ------   ------
  Total Provision (Benefit) for Income Taxes................     175     (123)     129
MINORITY INTEREST...........................................      29       80      183
                                                              ------   ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS....................     (24)     (12)     362
                                                              ------   ------   ------
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
  $10, $22, AND $15 IN 1997, 1998, AND 1999, RESPECTIVELY...       8       12       10
                                                              ------   ------   ------
NET INCOME (LOSS)...........................................  $  (16)  $    0   $  372
                                                              ======   ======   ======
EARNINGS (LOSS) PER SHARE:
Basic (Thousands)...........................................  $  (16)  $   --   $  372
                                                              ======   ======   ======

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)

                                                                            ACCUMULATED
                                                   ADDITIONAL                  OTHER
                                          COMMON    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                          STOCK     CAPITAL     EARNINGS   INCOME (LOSS)   INCOME (LOSS)
                                          ------   ----------   --------   -------------   -------------
BALANCE, DECEMBER 31, 1996..............      0      $  958      $  16         $  14
  Net loss..............................      0           0        (16)            0           $ (16)
  Cumulative translation adjustment, net
     of tax.............................      0           0          0            (7)             (7)
                                                                                               -----
  Comprehensive loss....................                                                       $ (23)
                                                                                               =====
  Capital contributions.................      0       1,167          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1997..............      0       2,125          0             7
  Net income............................      0           0          0             0           $   0
  Cumulative translation adjustment, net
     of tax.............................      0           0          0             8               8
                                                                                               -----
  Comprehensive income..................                                                       $   8
                                                                                               =====
  Capital contributions.................      0         502          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1998..............      0       2,627          0            15
  Net income............................      0           0        372             0           $ 372
  Cumulative translation adjustment, net
     of tax.............................      0           0          0          (107)           (107)
                                                                                               -----
  Comprehensive income..................                                                       $ 265
                                                                                               =====
  Dividends.............................      0           0       (165)            0
  Capital contributions.................      0         360          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1999..............      0      $2,987      $ 207         $ (92)
                                           ====      ======      =====         =====

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)

                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $   (16)  $     0   $   372
                                                              -------   -------   -------
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Equity in income of affiliates............................      (53)     (121)      (95)
  Depreciation and amortization.............................      203       229       286
  Write-down of assets......................................        0       308        60
  Deferred income taxes.....................................       15       (40)      166
  Gain on sales of assets...................................      (24)      (41)     (313)
  Minority interest.........................................       29        80       183
  Other, net................................................       14       (27)      (99)
  Changes in certain assets and liabilities, excluding
    effects from acquisitions:
    Receivables, net........................................     (214)      133      (133)
    Other current assets....................................       38       (47)      (15)
    Accounts payable........................................      137      (141)      (81)
    Taxes accrued...........................................      114       (12)       22
    Other current liabilities...............................       20        81       156
                                                              -------   -------   -------
      Total adjustments.....................................      279       402       137
                                                              -------   -------   -------
      Net cash provided by operating activities.............      263       402       509
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (720)     (647)     (747)
Cash paid for acquisitions..................................   (2,925)     (998)   (1,771)
Funds loaned to Southern Company............................     (619)     (361)        0
Purchase of preferred shares................................        0         0      (121)
Property insurance proceeds.................................        0         0        34
Proceeds received from the sale of investments (Note 12)....       32       198       284
Dividends received from equity investments..................       29        67        58
                                                              -------   -------   -------
      Net cash used in investing activities.................   (4,203)   (1,741)   (2,263)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from Southern Company.................    1,167       502       360
Capital contributions from minority interests...............        0         0        18
Issuance of notes receivable................................      (84)     (191)     (199)
Repayments on notes receivable..............................      231       398       341
Payment of dividends to Southern Company....................        0         0      (165)
Payment of dividends to minority interests..................       (7)      (22)      (66)
Proceeds from issuance of short-term debt, net..............      749       122       358
Proceeds from issuance of long-term debt....................    1,847       730     1,372
Proceeds from issuance of subsidiary obligated mandatorily
  redeemable preferred securities...........................      672       338         0
Repayment of long-term debt.................................     (398)     (375)     (503)
                                                              -------   -------   -------
      Net cash provided by financing activities.............    4,177     1,502     1,516
                                                              -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      237       163      (238)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      161       398       561
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   398   $   561   $   323
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest, net of amounts capitalized..........  $   269   $   349   $   419
                                                              =======   =======   =======
Cash paid (Refunds received) for income taxes...............  $    66   $   (33)  $  (114)
                                                              =======   =======   =======
BUSINESS ACQUISITIONS:
Fair value of assets acquired...............................  $ 4,768   $ 1,072   $ 1,803
Less cash paid..............................................    2,925       998     1,771
                                                              -------   -------   -------
  Liabilities assumed.......................................  $ 1,843   $    74   $    32
                                                              =======   =======   =======

The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998, AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     Southern Energy, Inc. is a wholly owned subsidiary of Southern Company ("Southern" or the "Parent") and was incorporated in Delaware in 1993. Southern Energy, Inc. and its subsidiaries (collectively, "Southern Energy" or the "Company") acquire, develop, build, own, and operate power production and delivery facilities and provide a broad range of energy-related services to utilities and industrial companies around the world. The Company's business includes independent power projects, integrated utilities, a distribution company, and energy marketing and trading operations. Southern Energy has operations and development offices in North America and the Caribbean, Asia, Europe, and South America. Additionally, the Company operates a business development and management entity. Operating entities, of which the Company has less than 100% ownership, are as follows:

                                                                                   ECONOMIC
                                                                                   OWNERSHIP
                                                                                 PERCENTAGE AT
                                                     COUNTRY OF      YEAR OF     DECEMBER 31,
                                                     OPERATIONS     INVESTMENT       1999
                                                     ----------     ----------   -------------
ENTITIES CONSOLIDATED:
Western Power Distribution ("WPD"), formerly
  "SWEB" (Note 2)................................  United Kingdom      1995          49.0%
Hidroelectrica Alicura S.A. (Note 2).............    Argentina         1993          55.1
EDELNOR S.A. (Note 2)............................      Chile           1993          82.3
Freeport Power Company...........................     Bahamas          1993          62.5
OTHER ENTITIES NOT CONSOLIDATED:
Southern Company Energy Marketing LP ("SCEM")....  United States       1997          60.0
Birchwood Power Partners L.P. ("Birchwood")......  United States       1994          50.0
BEWAG AG ("BEWAG")...............................     Germany          1997          26.0
Guangdong Guanghope Power Company Limited
  ("Shajiao C")..................................      China           1997          32.0
Companhia Energetica de Minas Gerais ("CEMIG")...      Brazil          1998           3.6
The Power Generation Company of Trinidad and
  Tobago ("PowerGen")............................     Trinidad         1994          39.0
Shandong International Power Development Company
  Limited ("SIPD")...............................      China           1999           9.9
Carbontronics Synfuels Investors LP..............  United States       1998          25.0
Clairton 1314B LLC...............................  United States       1997          27.0
Mobile Energy Services Company, LLC ("Mobile
  Energy").......................................  United States       1994           1.0

Mobile Energy's remaining 99% ownership interest is held by Southern.

  BASIS OF PRESENTATION

     The consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). The

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most U.S. electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, the Company's operating investments generally are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of the Company do not contain such deferrals.

     The financial statements include the accounts of the Company and its wholly owned and its controlled majority-owned subsidiaries and have been prepared from records maintained by the Company and its subsidiaries in their respective countries of operation. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

     All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. In addition, majority or jointly owned affiliates where control does not exist are accounted for using the equity method of accounting. Mobile is the only investment accounted for using the cost method.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. To the extent that power generation billings exceed the cumulative average price per unit delivered, cumulative average revenues are recorded. Substantially all of the Company's energy trading and marketing operations are accounted for under a mark-to-market accounting methodology.

  CONCENTRATION OF REVENUES

     Revenues earned under the Company's long-term power sales agreements with the Philippines' National Power Corporation ("NPC") approximated 14% of the Company's total revenues. NPC has long-term contractual agreements to purchase future power production. These agreements are supported by a sovereign guarantee by the Philippines' government. If this agreement were terminated, it could have a material adverse affect on the future operating results and liquidity of the Company.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  LONG-LIVED ASSETS AND INTANGIBLES

     The Company records goodwill for the difference between the excess of the fair value of investments over the purchase price. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. The Company recognizes specifically identifiable intangibles when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives between 20 and 30 years. The Company evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

  RESTRICTED DEPOSITS

     The Company has restricted deposits for self-insurance reserves, contractual, legal, or other corporate purposes.

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost to the Company, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of debt funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred.

     Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using primarily composite straight-line rates (Note 4). Leasehold improvements are amortized over the shorter of the respective lease terms or the useful lives of the improvements. The Company's capitalization policy expenses the cost of certain immaterial assets when purchased.

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is credited or charged to income.

  LEASEHOLD INTERESTS

     Certain of SE Asia Pacific Limited's ("SE Asia-Pacific") (formerly Consolidated Electric Power Asia Limited) power generation facilities are developed under "build, operate, and transfer agreements" ("BOT") with the respective local country government. Under these agreements, SE

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Asia-Pacific builds power generation facilities, operates them for a period of several years (a "cooperation period"), and transfers ownership to the local country government at the end of the cooperation period. Additionally, the land subject to the BOT agreements is not controlled by SE Asia-Pacific. During construction, the cost of these facilities is recorded as construction work in progress. Upon completion of a facility, its entire cost is reclassified to leasehold interests where the balance is amortized over the length of the respective cooperation period.

  CONCESSION AGREEMENT

     The amount recorded as a concession agreement in the accompanying balance sheets corresponds with the total value, net of amortization, assigned by the Argentine government to the assets delivered to Hidroelectrica Alicura S.A. for operating purposes pursuant to the concession contract for the Alicura hydroelectric complex. This value was originally determined, without allocating any specific value to each of the assets involved in the concession, based on the amount paid by the Company to acquire 59% of the share capital of the company which holds the concession, plus the proportion of the capital retained by the Argentine government (41%), plus the liabilities undertaken by the concessionaire upon signing the concession contract and the disbursements incurred by the Company and subsequently transferred to Hidroelectrica Alicura S.A. to effect the acquisition.

     This intangible asset is being amortized using the straight-line method over 30 years (the concession period) from August 1993, which was the takeover date of the hydroelectric complex.

     During December 1998, Southern Energy, having received the appropriate approval from executive management and the board of directors, committed itself to a formal plan to dispose of its investment in Hidroelectrica Alicura. See Notes 3 and 15 for further discussion.

  LEVERAGED LEASES

     The Company's net investment in leveraged leases consist of rentals receivable, net of principal and interest on the related nonrecourse debt, the estimated residual value of the leased facilities, and unearned income. The earned income is included in the consolidated statements of income. Initial direct costs incurred in consummating a leveraged lease transaction are accounted for as part of the investment in the lease and are amortized over the term of the lease.

  EARNINGS PER SHARE

     Basic earnings per share is computed based upon the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities.

  INCOME TAXES

     SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  RECEIVABLES RECOVERY

     In 1998 and 1999, the Company received amounts totaling approximately $64 million and $29 million, respectively, plus related interest in successful resolution of negotiations by the Company with its supplier and partners in China which allowed it to collect receivables that were assumed in conjunction with the SE Asia-Pacific business acquisition. At the time of the purchase, the Company did not place value on the receivables due to the uncertain credit standing of the parties with whom the receivables were secured. The Company has rights to an additional $40 million, plus related interest, as of December 31, 1999, which it has not collected and not recorded as an asset.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of international operations where the local currency is the functional currency have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations where the U.S. dollar is the functional currency reflect certain transactions denominated in a local currency that have been remeasured in U.S. dollars. The remeasuring of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in net income. The effect of the translation adjustment on other comprehensive income is disclosed in the statements of stockholder's equity.

  COMPREHENSIVE INCOME

     The Company's comprehensive income consists of net income and foreign currency translation adjustments and is presented in the financial statements. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

  FINANCIAL INSTRUMENTS

     Southern Energy engages in price risk management activities for both nontrading and trading purposes. Nontrading financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.

     Financial instruments used for trading purposes are recorded at either quoted market value or, when market prices are not readily available for specific contracts, at fair value, which is determined under an alternative approach, such as model pricing. The determination of market or fair value considers various factors, including closing exchange or over-the-counter ("OTC") market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different time zones, counterparty credit quality, and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. All trading transactions and related expenses are recorded on a trade-date basis. See Note 10 where financial instruments are discussed further.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  NEW ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a new Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of certain costs of internal-use software. Southern Energy adopted this statement in December 1998 without a material impact on the financial statements.

     The American Institute of Certified Public Accountants' SOP 98-5, "Reporting on the Costs of Start-Up Activities," was implemented in the fourth quarter of 1998. This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The new accounting requirement did not have a significant effect on net income.

     In December 1998, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The EITF requires that energy trading contracts be marked to market through the income statement, with gains or losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The adoption of this accounting in January 1999 did not have a material impact on the financial statements.

     The Company continues to analyze the effects of adoption of the rules promulgated by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. The Company intends to adopt the provisions of SFAS No. 133 within this time frame and in accordance with the requirements provided by that statement. In addition, the FASB has issued an exposure draft that would, if adopted, narrow the applicability of the pronouncement to certain purchase and sales contracts and would allow hedge accounting for certain other specific hedging relationships. Management is currently assessing the financial statement impact; however, such impact is not determinable at this time. Adoption of SFAS No. 133 could increase the volatility of earnings and other comprehensive income.

2. WRITE-DOWN OF ASSETS

     In December 1998, Southern Energy designed and implemented a plan to dispose of its Argentine and Chilean investments. As a result, Southern Energy recorded a write-down of approximately $308 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. The Company recorded an additional write-down of $28 million in 1999 to eliminate the impact of net earnings from the investments, in order to prevent increasing the carrying value of these assets above their estimated fair market value. Depreciation expense was suspended at the time of the initial write-down. Additionally during 1999, Southern Energy recorded a write-down of approximately $32 million, primarily related to certain metering assets of WPD. Southern Energy estimated the fair value of the businesses held for sale based on bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. The adjusted carrying value of the Argentine and Chilean assets held for

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
disposal at December 31, 1999 was $92 million. See Note 15 for further discussion. These assets impacted the financial statements of income as follows (in millions):

                                                           OPERATING   OPERATING   CONSOLIDATED
                                                           REVENUES     INCOME      NET INCOME
                                                           ---------   ---------   ------------
Year:
1997.....................................................    $180         $37           $5
1998.....................................................     180          37            5
1999.....................................................     171          23            2

3. JOINT VENTURE INFORMATION

     On September 1, 1997, Southern Energy and Vastar Resources, Inc. ("VRI") entered into a 99-year partnership agreement designed to further develop both parties' energy marketing and risk management operations and formed SCEM. Also on such date, Southern Energy contributed substantially all of its gas marketing and risk management assets to the venture. As part of this transaction, VRI contributed substantially all of the operating assets of Vastar Gas Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM on September 1, 1997.

     The general and limited partnership interest is 60% owned, indirectly, by Southern Energy and 40% owned, indirectly, by VRI. Income and partnership distributions will be made according to the ownership percentage, subject to certain minimum distributions, provided for by the partnership agreement, to VRI for the first five years of the partnership. These minimum distributions can be reduced in the event that certain extraordinary items are experienced by SCEM. To date, the Company has only paid VRI $5.8 million for the 1998 minimum distribution as a result of credit losses in 1998. VRI believes it is entitled to a higher payment and has requested arbitration in the matter. The Company does not believe that the outcome of this matter will have a material effect on its financial statements.

     On January 1, 1998, VRI contributed substantially all operating assets of Vastar Power Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM; concurrently, certain long-term natural gas supply contracts were contributed by Vastar Gas Marketing, Inc. Additionally, on January 1, 1998, Southern Energy contributed substantially all of the remaining energy marketing and trading assets of Southern Energy Trading and Marketing, Inc. to SCEM.

     Historical cost was used, as Southern Energy and VRI accounted for their respective initial investments in SCEM as a joint venture. However, due to the fact that both entities were marketing and energy trading operations, substantially all of the contributed assets and liabilities were accounted for using mark-to-market accounting. This accounting acknowledges the substantial control features which Vastar maintains as long as it holds a stake in the joint venture.

     Under the partnership agreement, Southern Energy's ownership interest automatically increases to 75% of SCEM on July 1, 2001. During calendar year 2002, Southern Energy may exercise a call provision to purchase an additional 5% interest for $80 million. Beginning December 1, 2002 and ending January 2, 2003, VRI may put its remaining ownership interest to Southern Energy for an amount of either $130 million or $210 million depending on the interest owned by VRI at that time, plus certain other contractual considerations. Both of these put and call provisions provide for cash payments equal to the pro rata portion of certain unamortized capital expenditures and the pro rata

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
portion of the market or fair values of financial instruments owned by the partnership on the date of the option exercise. The partnership agreement also provides that in the event of a change of control of Vastar or the Company, the other party has a right to purchase the interest in SCEM owned by the party affected by the change of control. The purchase price would be determined by an appraisal.

     The partnership agreement provides both Southern Energy and VRI with significant participatory rights over the operations of the partnership. Accordingly, Southern Energy accounts for its interest in the joint venture under the equity method of accounting.

4. PROPERTY, PLANT, AND EQUIPMENT

     The Company records depreciation expense on a straight-line basis, using the following estimated useful lives (in years):

Production..................................................  15 to 40
Transmission and distribution...............................  35 to 40
Other.......................................................   3 to 30

     Property, plant, and equipment consisted of the following at December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   ------
Production..................................................  $  551   $1,615
Transmission and distribution...............................   2,463    2,417
Other.......................................................      94      115
                                                              ------   ------
                                                              $3,108   $4,147
                                                              ======   ======

5. RELATED-PARTY TRANSACTIONS

     The Company has agreements with Southern Company Services, Inc. (a wholly owned subsidiary of Southern) and each of the system operating companies owned by Southern under which those companies provide the following services to the Company at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, certain facilities of the system companies are made available to the Company and its customers. The Company reimburses the service company and the various system operating companies at cost for these services. Such costs amounted to approximately $28 million, $17 million, and $20 million, during 1997, 1998, and 1999, respectively.

     The Company incurred interest expense on a note payable to Southern Company of $17 million $53 million, and $37 million during 1997, 1998, and 1999, respectively. See Note 8 for discussion of related-party debt transactions.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

6. EMPLOYEE BENEFIT PLANS

  PENSION PLANS

     The Company offers pension benefits to its WPD, Freeport Power Company and North American employees, through various pension plans.

     WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits based on final pensionable pay to substantially all employees throughout the electricity supply industry in the United Kingdom. The measurement date for WPD is December 31 for each year presented. See Note 11 for further discussion.

     Southern Energy participates in the Southern Company Pension Plan, a defined benefit, trusteed, noncontributory plan covering substantially all regular employees. The measurement date for the Domestic Benefit Plans is September 30 for each year presented.

     Freeport Power Company participates in a defined benefit, trusteed, contributory pension plan that covers substantially all union employees. Plan benefits are based on the employees' years of service and employment grades. Plan assets are primarily invested in equity and debt securities. The measurement date for Freeport Power is December 31 for each year presented.

     All employees of Freeport Power Company not under the union are covered under a defined benefit, noncontributory pension plan. Benefits earned under this plan reflect the employee's years of service, age at retirement, and average compensation for the highest five years out of the ten years immediately preceding retirement. Plan assets are primarily invested in equity and debt securities.

     The Company also has noncontributory, defined benefit Plans covering substantially all union employees at recently acquired facilities. These plan benefits are based on final average pay, age at retirement, and service at the Company and the former employer. These Plans are funded according to Internal Revenue Code requirements and are accounted for pursuant to SFAS No. 87, "Accounting for Pensions."

     The rates assumed in the actuarial calculations for the WPD pension plan as of December 31, 1999 and 1998 were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  5.75%   6.50%
Rate of compensation increase...............................  4.00    4.00
Expected return on plan assets..............................  8.75    8.75

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following tables show the actuarial results for the WPD defined benefit pension plan as of December 31 for the respective years (in millions):

                                                               PENSION PLAN
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $  890   $1,063
  Service cost..............................................      12       13
  Interest cost.............................................      67       59
  Benefits paid.............................................     (61)     (70)
  Actuarial (gain) loss.....................................     143      (91)
  Amendments................................................       0       41
  Curtailment...............................................       0       (7)
  Settlement................................................       0      (41)
  Foreign currency exchange rate change.....................      12      (30)
                                                              ------   ------
     Benefit obligation, end of year........................  $1,063   $  937
                                                              ======   ======
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $1,152   $1,308
  Return on plan assets.....................................     195      233
  Employer contributions....................................       1        0
  Participants contributions................................       6        4
  Benefits paid.............................................     (61)     (70)
  Settlement................................................       0      (59)
  Foreign currency exchange rate change.....................      15      (37)
                                                              ------   ------
     Fair value of plan assets, end of year.................  $1,308   $1,379
                                                              ======   ======
FUNDED STATUS:
Funded status at the end of year............................  $  245   $  442
Unrecognized prior service cost.............................       4       42
Unrecognized net gain.......................................     (27)    (251)
                                                              ------   ------
     Net amount recognized on the consolidated balance
      sheets................................................  $  222   $  233
                                                              ======   ======

     The rates assumed in the actuarial calculations for the pension plans (excluding WPD) of the Company summarized below, as of their respective measurement dates, were as follows:

                                                              1998     1999
                                                              -----    -----
Discount rate...............................................   6.25%    7.00%
Rate of compensation increase...............................   4.75     5.50
Expected return on plan assets..............................   8.00     8.00

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following tables show the collective actuarial results for the defined benefit pension plans (excluding WPD) of the Company (in millions):

                                                              PENSION PLAN
                                                              -------------
                                                              1998    1999
                                                              -----   -----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $ 27    $ 32
  Service cost..............................................     1       3
  Interest cost.............................................     2       3
  Actuarial (gain) loss.....................................     1       2
  Amendments................................................     1       0
  Acquisitions..............................................     0      17
                                                              ----    ----
       Benefit obligation, end of year......................  $ 32    $ 57
                                                              ====    ====
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $ 26    $ 30
  Return on plan assets.....................................     1       4
  Employer contributions....................................     1       1
  Receivables due to transfers..............................     2       9
                                                              ----    ----
       Fair value of plan assets, end of year...............  $ 30    $ 44
                                                              ====    ====
FUNDED STATUS:
Funded status at end of year................................  $ (2)   $(13)
  Unrecognized prior service cost...........................     3       2
  Unrecognized net loss.....................................    (6)    (14)
  Accruals for acquisitions.................................   (12)      0
                                                              ----    ----
       Net amount recognized on the consolidated balance
        sheets..............................................  $(17)   $(25)
                                                              ====    ====

     The components of the Company's pension plans' net pension income (a portion of which is capitalized) during the years ended December 31 are shown below (in millions):

                                                              1997    1998    1999
                                                              -----   -----   -----
Service cost................................................  $  13   $  13   $  16
Interest cost...............................................     73      71      62
Expected return on plan assets..............................    (98)   (107)   (104)
Employee contributions......................................     (6)     (6)     (4)
Curtailment.................................................      0       0      (5)
Settlement..................................................      0       0      14
Net amortization............................................      0       0       2
                                                              -----   -----   -----
Net pension income..........................................  $ (18)  $ (29)  $ (19)
                                                              =====   =====   =====

  OTHER POSTRETIREMENT BENEFITS

     Southern Energy also provides certain medical care and life insurance benefits for its retired employees, substantially all of whom may become eligible for these benefits when they retire.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," medical care and life insurance benefits for retired employees are accounted for on an accrual basis using a specified actuarial method based on benefits and years of service.

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74% for 1999, decreasing gradually to 5.5% through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1% would correspondingly increase or decrease the accumulated benefit obligation at December 31, 1999 by $2 million. All other components would not be affected materially by a 1% change in the medical care cost trend rate.

     The weighted average rates assumed in the actuarial calculations for the other postretirement benefits of the Company summarized below, as of their respective measurement dates were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  6.75%   7.50%
Rate of compensation increase...............................  4.25    5.00
Expected return on plan assets..............................  8.50    8.50

                                                                   OTHER
                                                              POSTRETIREMENT
                                                                 BENEFITS
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................   $  5     $  8
  Service cost..............................................      0        1
  Interest cost.............................................      1        1
  Actuarial (gain) loss.....................................      0       (1)
  Amendments................................................      1        0
  Acquisitions..............................................      1       10
                                                               ----     ----
Benefit obligation, end of year.............................   $  8     $ 19
                                                               ====     ====
FUNDED STATUS:
Funded status at end of year................................   $ (8)    $(19)
  Unrecognized net loss.....................................      2        1
  Accruals for acquisitions.................................     (8)       0
                                                               ----     ----
Net amount recognized.......................................   $(14)    $(18)
                                                               ====     ====

     The postretirement benefits were unfunded at December 31, 1998 and 1999. The actuarially based costs of Southern Energy's postretirement benefits during 1997, 1998, and 1999 were not material.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  VALUE CREATION PLAN

     In 1997, the Company initiated a long-term incentive plan, the value creation plan, which grants appreciation rights to eligible employees to receive share appreciation over a preestablished price on a stated number of shares per employee. Employees are granted two types of appreciation rights: standard appreciation rights which pay each eligible employee for any appreciation over a fixed base value and indexed appreciation rights which pay each eligible employee for any appreciation over a base value which increases each year by a predetermined interest rate. Standard appreciation rights vest 25% per year for four years, and indexed appreciation rights vest 100% after four years. The Company records compensation expense for any share value in excess of the base price for any vested or earned rights. As of December 31, 1999, the Company has
3.1 million standard appreciation rights outstanding at an average base price of $10.64 per right and 3.1 million indexed appreciation rights outstanding at a base price of $12.77 per right. The amount of compensation expense recorded in 1999 was $1.7 million and was not material in 1997 and 1998. In the event that the Company becomes publicly traded, the compensation committee of the Southern Company has the right to convert the appreciation rights into stock options or other appreciation rights of the Company.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

7. DEBT

     At December 31, 1998 and 1999, the Company's long-term debt (including current maturities) was as follows (in millions):

                                                               1998     1999
                                                              ------   ------
Senior notes:
  Dollar-denominated:
     7.40% notes, due 2004..................................  $    0   $  200
     7.90% notes, due 2009..................................       0      500
     Variable rate (7.19% to 7.32% at December 31, 1999),
      due 2004..............................................       0      140
  Sterling-denominated:
     6.38% notes, due 2001..................................     168      163
     6.80% notes, due 2006..................................     332      321
7.75% and 10.5% senior loan participation certificate, due
  2005 and 2006.............................................     340      340
Debt supported by long-term banking arrangements:
  Dollar-denominated:
     6.07% to 11.00% note, due 2000.........................     289       71
     7.10% to 7.34% note, due 2001..........................       6        6
     6.58% note, due 2002...................................     792      792
     9.75% note, due 2003...................................      27       21
     6.44% to 9.50% notes, due 2004.........................     119       89
     5.43% note, due 2004, guaranteed by Company............       0      100
     7.75% to 10% notes, due 2005...........................     166      417
     6.93% to 9.70% notes, due 2006.........................      47       51
     7.16% to 10.25% notes, due 2007........................     566      495
     5.95% to 10.56% notes, due 2011........................     630      742
     8.12% notes, due 2018..................................     153      153
  Deutsche mark-denominated:
     3.81% to 3.96% note, due 2004..........................     515      522
Other long-term debt:
  Dollar-denominated:
     6.13% to 8.38% loans, due 1999.........................     162        0
     5.76% to 11% loans, due 2000 to 2007...................      16       24
  Sterling-denominated:
     0% to 7.64% loans, due 2000 and 2002...................      11       13
  Deutsche mark-denominated:
     3.07% to 5.50% loan, due 2008..........................      60       31
                                                              ------   ------
       Total long-term debt.................................   4,399    5,191
Less current maturities.....................................     480      237
                                                              ------   ------
       Total................................................  $3,919   $4,954
                                                              ======   ======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     At December 31, 1999, the annual scheduled maturities of long-term debt during the next five years were as follows (in millions):

2000........................................................  $  237
2001........................................................     373
2002........................................................   1,027
2003........................................................     239
2004........................................................   1,153

  BANK ARRANGEMENTS

     The Company currently has bank credit arrangements with various lending institutions totaling approximately $3,021 million. At December 31, 1999, unused credit arrangements with banks totaled $1,256 million, of which $574 million expires during 2000 and $682 million during 2001 and beyond. All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.

     In April 1999, Southern Energy entered into three revolving credit agreements with a group of lending banks and Citibank, as agent, with commitments totaling $1.3 billion. Each of the corporate credit facilities is available for general corporate purposes, including commercial paper backstop. Facility A with total commitments of $500 million was intended to be a temporary facility until the Company completed subsequent financings. Accordingly, this facility was cancelled in October 1999. Facility B, a $350 million, 364-day revolving line of credit, matures in March 2000; however, it has extension and commitment increase options subject to the lenders' approval. Facility C, totaling $450 million, also has a letter of credit option and matures in April 2004. No amounts were drawn under this credit arrangement at December 31, 1999. However, the Company had letters of credit outstanding under Facility C in the amount of $250 million at December 31, 1999. In April 1999, the Company also instituted a commercial paper program which is used in conjunction with the corporate credit facilities as an alternate funding source. $50 million was outstanding at December 31, 1999 under this program.

     In October 1999, Southern Energy North America Generating, Inc. ("SENAG") completed a $1.45 billion corporate-style bank financing consisting of three credit facilities. Facility A is a $1,150 million 364-day term loan with a two-year term-out option. Facility B is a $250 million five-year revolver to be used for capital expenditures, and Facility C is a $50 million five-year revolver for working capital needs. The draws under Facilities B and C, in the amount of $140 million, are included in long-term debt on the accompanying financial statements.

     In addition, Southern Energy, from time-to-time, borrows under uncommitted lines of credit with banks and through commercial paper programs that have the liquidity support of committed bank credit arrangements.

  PREFERRED SECURITIES

     In a series of transactions during 1997 and 1998, a subsidiary of the Company borrowed $682 million and $350 million respectively, dollar denominated income preferred securities. The securities are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.235%. The Company entered into a swap agreement to effectively convert the $82 million security to British

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
pound sterling at the time of issuance. Based on year end exchange rates, $1,033 million and $1,031 million was outstanding on the securities at December 31, 1998 and 1999 respectively. See Note 9 for further discussion of the Company's liability management program.

     Subsidiary obligated mandatorily redeemable preferred securities have been issued by special purpose financing entities of Southern Energy. Substantially all of the assets of these special financing entities are junior subordinated notes issued by the Company. The Company has loaned $950 million of the proceeds from the issuance of these subsidiary obligated mandatorily redeemable preferred securities and an additional $30 million related to equity to Southern. This receivable from Southern is included in notes receivable in the accompanying balance sheets.

NOTE PAYABLE TO SOUTHERN COMPANY

     Periodically, the Company borrows funds from Southern to finance acquisitions or working capital needs. The Company pays interest to Southern based on Southern Company's short-term borrowing rate. At December 31, 1998 this interest rate was 5.47%. No amounts were outstanding at December 31, 1999.

8. INCOME TAXES

     Details of the income tax provision for the years ended December 31, 1997, 1998, and 1999 are as follows (in millions):

                                                              1997   1998    1999
                                                              ----   -----   ----
INCOME TAX PROVISION:
Income tax from continuing operations:
  United States:
     Current benefit........................................  $(24)  $ (87)  $(17)
     Deferred provision (benefit)...........................    35     (44)    36
  International:
     Current provision......................................    45      15     18
     Windfall profits tax assessed in the United Kingdom....   148       0      0
     Deferred provision (benefit)...........................   (29)     (7)    91
                                                              ----   -----   ----
       Total provision (benefit) from continuing
        operations..........................................  $175   $(123)  $129
                                                              ====   =====   ====
Income tax from discontinued operations:
     Current benefit........................................   (19)    (33)   (53)
     Deferred provision.....................................     9      11     39
                                                              ----   -----   ----
       Total benefit from discontinued operations...........  $(10)  $ (22)  $(14)
                                                              ====   =====   ====

     In July 1997, the new Labor government in the United Kingdom introduced its first budget, which became effective July 31, 1997. This budget included a one-time windfall profit tax on privatized utilities in the United Kingdom, which included the Company's subsidiary, WPD. As reflected in the accompanying statements of income, the effect of this tax was recorded during fiscal year 1997. The Company paid the first installment of this tax on December 1, 1997 and made the second and final installment on December 1, 1998.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax assets and liabilities are as follows (in millions):

                                                              1998   1999
                                                              ----   ----
DEFERRED TAX LIABILITIES:
Property, plant, and equipment basis differences............  $626   $699
Pensions....................................................    65     64
Taxes accrued on undistributed earnings.....................    27      0
Other.......................................................    23     49
                                                              ----   ----
  Total.....................................................  $741   $812
                                                              ====   ====
DEFERRED TAX ASSETS:
Impairment loss.............................................  $ 67   $ 85
Deferred costs..............................................    11     20
Accrued expenses............................................    71     20
Other.......................................................    19      7
                                                              ----   ----
  Total.....................................................   168    132
                                                              ----   ----
  Net deferred tax liabilities..............................  $573   $680
                                                              ====   ====

     A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for continuing operations for the years ended December 31, 1997, 1998, and 1999 is as follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Statutory income tax rate...................................   35%     (35)%   35%
State income tax, net of federal benefit....................    0        3      1
Windfall profits tax........................................   82        0      0
Non-U.S. taxes..............................................  (19)    (192)   (17)
Other.......................................................   (1)       0      0
                                                              ---     ----    ---
  Effective income tax rate.................................   97%    (224)%   19%
                                                              ===     ====    ===

     The difference between the statutory rate and the effective income tax rate for discontinued operations for 1997, 1998, and 1999 is primarily due to the utilization of domestic tax credits.

     The Company and the other subsidiaries of Southern file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company received tax refunds from Southern of approximately $118 million and $99 million during 1998 and 1999, respectively. Approximately $65 million and $100 million of the other current receivables balance at December 31, 1998 and 1999, respectively, are comprised of tax refunds under the consolidated income tax agreement or from various tax authorities. Approximately $83 million and $152 million of the other current payables balance at December 31, 1998 and 1999, respectively, are comprised of income taxes currently payable to various tax authorities.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The undistributed earnings of certain foreign subsidiaries aggregated $435 million as of December 31, 1999, which, under existing tax law, will not be subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been accrued on $210 million related to earnings that have been, or are intended to be, indefinitely reinvested.

9. FINANCIAL INSTRUMENTS

  COMMODITY-RELATED TRADING ACTIVITIES

     During 1999, Southern Energy created an energy trading company in Amsterdam, which provides risk management services associated with the energy industry to its customers in the European market. These services are provided primarily through a variety of exchange-traded energy contracts including forward contracts, futures contracts, option contracts, and financial swap agreements. These contractual commitments, which represent risk management assets and liabilities, are accounted for using the mark-to-market method of accounting. Accordingly, they are reflected at fair value, net of future delivery costs, in the consolidated balance sheets.

     Net unrealized gains from risk management services related to the Amsterdam trading operation are immaterial at December 31, 1999. The volumetric weighted average maturity of the contractual commitments was 1.35 years. The net notional amount of the risk management assets and liabilities at December 31, 1999 was
5.3 billion kilowatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk. The fair value of these risk management assets and liabilities averaged $.2 million and $4 million, respectively. The averages for 1999 were based on month-end balances. The fair value of these assets and liabilities at December 31, 1999 was $1 million and $5 million, respectively.

     The Amsterdam trading operations involve elements of credit risk. Credit risk relates to the risk of loss that the company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The trading operation has attempted to mitigate this risk by establishing controls to determine and monitor the creditworthiness of counterparties. The company monitors credit risk on both an individual and group counterparty basis. Accordingly, Southern Energy does not anticipate any material impact to its financial position or results of operations as a result of counterparty nonperformance.

     Effective in January 1998, Southern Energy and VRI combined their energy trading and marketing activities to form a North American joint venture, SCEM (Note 3). Southern Energy's investment in the joint venture is accounted for under the equity method of accounting.

  ASSET AND LIABILITY MANAGEMENT

     The Company is exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, the Company enters into various derivative transactions pursuant to the Company's policies in such areas such as counterparty exposure and hedging practices.

     The Company's policy is to manage interest expense using a combination of fixed and variable rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps in which the Company agrees to exchange, at specified intervals, the difference between fixed and

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the remaining life of the instrument being hedged.

     Currency swaps are used by the Company to hedge its net investment in certain foreign subsidiaries, which has the effect of converting foreign currency cash inflows into U.S. dollars at fixed exchange rates.

     Currency swaps reduce the Company's exposure to the risk that the eventual net cash inflows from subsidiaries with a functional currency other than the U.S. dollar will be adversely affected by changes in exchange rates. Gains or losses on these currency swaps designated as hedges of net investments are offset against the translation effects reflected in other comprehensive income, net of tax.

     Off-balance sheet derivative financial instruments at December 31, 1999 held for purposes other than trading were as follows (in millions):

                                                            YEAR OF
                                                          MATURITY OR   NOTIONAL   UNRECOGNIZED
                                                          TERMINATION        AMOUNT    GAIN (LOSS)
                                                          -----------     ----------   -----------
TYPE:
Interest rate swaps.....................................   2000-2012         $1,910        $ (3)
                                                           2001-2012      pound 600         (49)
                                                           2002-2007          DM691          (5)
CROSS CURRENCY:
Swaps...................................................   2001-2007      pound 414         (11)
Swaption................................................        2003          DM435          11

-------------------------

L    --denotes British Pound Sterling.
DM   --denotes Deutsche Mark.

     The unrecognized gain/loss for interest rate swaps is determined based on the estimated amount that the Company would receive or pay to terminate the swap agreement at the reporting date based on third-party quotations. The unrecognized gain/loss for cross-currency financial instruments is determined based on current foreign exchange rates.

     Prior to the sale of its supply business, the Company's subsidiary, WPD, utilized contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. Such contracts allowed WPD to effectively convert the majority of its anticipated wholesale electricity purchases from market prices to fixed prices. Due to the immaturity of the electricity trading market in the United Kingdom and the complexity of WPD's existing contracts, it was not practicable to estimate the fair value of these contracts. Such contracts were sold in connection with the electricity supply business sale.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  MARKET RISK

     Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held, the absolute and relative levels of interest rates, as well as market volatility and illiquidity. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies. The Company's risk management policies limit the amount of total net exposure and rolling net exposure during stated periods. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given the Company's objectives.

  CREDIT RISK

     The Company is exposed to losses in the event of nonperformance by counterparties to its derivative financial instruments. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Additionally, the Company may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis.

  FAIR VALUES

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include cash and interest-bearing equivalents, financial instruments used for trading purposes, commodities, and related instruments used for trading purposes, including options and contractual commitments. The following methods were used by the Company to estimate its fair value disclosures for financial instruments not carried at fair value on the accompanying balance sheets:

          NOTES RECEIVABLE. The fair value of the Company's note receivables is estimated using interest rates the Company would receive based on similar types of arrangements.

          NOTES PAYABLE AND OTHER LONG- AND SHORT-TERM DEBT. The fair value of the Company's notes payable and long- and short-term debt is estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements and market quotes, when available.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

          SUBSIDIARY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES. The fair value of the Company's preferred securities is calculated based on current market price.

     The carrying or notional amounts and fair values of the Company's financial instruments at December 31, 1998 and 1999 were as follows (in millions):

                                                                1998                1999
                                                          -----------------   -----------------
                                                          CARRYING    FAIR    CARRYING    FAIR
                                                           AMOUNT    VALUE     AMOUNT    VALUE
                                                          --------   ------   --------   ------
Notes receivable, including current portion.............   $1,517    $1,564    $1,368    $1,221
Notes payable and long- and short-term debt.............    6,027     5,722     7,152     6,779
Subsidiary obligated mandatorily redeemable preferred
  securities............................................    1,033     1,098     1,031       907

10. REGULATORY MATTERS

     The Office of Gas & Electricity Markets controls the revenues earned by WPD in its distribution business and former supply business by applying a price control formula. Distribution revenues are regulated by a formula ("DPCF") that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the DPCF for distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005.

11. COMMITMENTS AND CONTINGENT MATTERS

  LEGAL

     The Company is routinely party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the results of operations or financial position of the Company.

  COMPANHIA ENERGETICA DE MINAS GERAIS

     In September 1999, the state of Minas Gerais filed a lawsuit in a state court seeking temporary relief against Southern Electric do Brazil Parficipacoes, S.A. ("SEB") exercising voting rights under the shareholders agreement, between the state and SEB regarding SEB's interest in Companhia Energetica de Minas Gerais ("CEMIG"), as well as a permanent recision of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to SEB, which transfer would have required specific legislative authorization. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding recision of the shareholders agreement. This injunction, however, does not affect the status of the CEMIG directors appointed by SEB, which rights are not derived from the agreement.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     SEB obtained financing from Banco Nacional De Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on our ownership of SEB, our portion of this amount is $29 million.

  SOUTHERN ENERGY CALIFORNIA

     Southern Energy California LLC ("SE California"), a wholly owned subsidiary of the Company, and its subsidiaries are parties to a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run ("RMR") agreements between the SE California parties and the California Independent System Operator ("CAISO"). Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while CAISO and other aligned parties argue that CAISO should pay no more than approximately 7%. The decision in this case will affect the amount CAISO will pay to SE California and its subsidiaries for the period commencing June 1, 1999 through December 31, 2001. The outcome of this proceeding is uncertain, and the parties have recently commenced settlement discussions. The Company's failure to prevail in this matter would adversely effect our results of operations.

  ENERGY MARKETING AND RISK MANAGEMENT COMMITMENTS

     The company and VRI have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of SCEM. Southern Company, Southern Energy, Vastar, and ARCO provide the actual guarantees. Southern Energy and Vastar have agreed to indemnify each other (subject to certain limitations of liability) against loss in proportion to their respective ownership shares of the SCEM (Note 4) entities with respect to any amounts paid by Southern Company, Southern Energy, Vastar or their affiliates; although Southern Energy would pay more (up to 100%) of the losses incurred on such guarantees if necessary for Vastar to receive the minimum cash distributions from SCEM (which are guaranteed by Southern Energy) in the years 1998 through 2002. If necessary to support SCEM's ongoing business, the amount of the contingent performance guarantees and trade credits can exceed $700 million, and to the extent that the actual aggregate liability on all such parent guarantees were to exceed $700 million, Southern Energy has agreed to provide (at a market-based price) for the amount in excess of $700 million. Additional guarantees may be provided for structured transactions with certain approvals and those guarantees may not be subject to any right of indemnity or contribution between SCEM's parent companies. Contingent performance guarantees are an industry standard used to backstop the physical and financial delivery of product. The gross amount represents total counterparty authority, but actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. Payments will be made under these guarantees only if SCEM's liquidity is exhausted. At December 31, 1999, outstanding guarantees related to the estimated fair value of SCEM's net contractual commitments were approximately $146 million.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Based on the Company's analysis, Southern's potential exposure under these contractual commitments would not materially differ from the estimated fair value. SCEM's gross revenues and cost of trading for 1999 were $11,859 million and $11,755 million, respectively.

     Southern Energy has guaranteed certain minimum annual cash distributions owed by SCEM to VRI. These guaranteed cash distributions can be reduced by certain extraordinary items. For 1999, this distribution, after adjustments, was $17 million. Scheduled minimum cash distributions to VRI are $25 million in 2000, $30 million in 2001 and in 2002.

     Southern Energy has also guaranteed the performance of SCEM's obligations under a multiyear agreement entered into by SCEM with Brazos Electric Power Cooperative ("Brazos"). Under the agreement, effective January 1999, SCEM provides all the electricity required to meet the needs of the distribution cooperatives served by Brazos. Also, SCEM is entitled to the output of Brazos' generation facilities and its rights to electricity under power purchase agreements Brazos has entered into with third parties. Southern Energy's guarantee is $75 million for the first year of the agreement and declines by $5 million per year to $55 million in the fifth year of the agreement.

  POWER PURCHASE AGREEMENTS

     The Company recognized a liability at the WPD acquisition date for the excess power purchase costs over an estimate equivalent pool costs. The balance of the recorded liability was $116 million at December 31, 1998 and was sold as part of the electricity supply business of WPD.

  OPERATING LEASES

     The Company has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $13 million, $25 million, and $17 million during the years ended December 31, 1997, 1998, and 1999, respectively. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows (in millions):

FISCAL YEAR ENDED:
2000........................................................  $ 16
2001........................................................    16
2002........................................................    15
2003........................................................    14
2004........................................................    14
Thereafter..................................................   103
                                                              ----
  Total minimum payments                                      $178
                                                              ====

  LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

     Substantially all of WPD's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and WPD's employee participation level is consistent with that of the electric utility industry in Great Britain.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     At its State Line facility in Hammond, Indiana, Southern Energy has a labor contract with the United Steel Workers that extends to January 1, 2004.

     Southern Energy Canal LLC and Southern Energy Kendall LLC, both subsidiaries of Southern Energy, have contracts with the Utilities Workers' Union of America which expire on June 1, 2001 and March 1, 2001, respectively.

  UNCERTAINTIES RELATED TO CONTRACT SALES

     Several of the Company's significant power generation facilities rely on either PPAs or energy conversion agreements ("ECAs" and collectively with the PPAs the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contract. For example, for the year ended December 31, 1999, approximately 14% of the Company's revenues were attributable to revenue received by its the Philippines facilities pursuant to agreements with NPC. See
Note 1 where concentration of revenues is discussed.

     The Power Contracts related to the Company's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term Power Contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of the Company's long-term Power Contracts are for prices above current spot market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on the Company's business, results of operations and financial condition.

  WPD PENSION SCHEME

     WPD participates in the ESPS in the United Kingdom, which includes members from the Regional Electricity Companies as well as other industry members. WPD used a portion of its pension surplus to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to ESPS. This ruling is currently being appealed to the House of Lords. The majority of WPD's employees are ESPS members. The Company may be required to refund to the ESPS any amounts previously used to fund early retirement costs if it is not successful in this appeal. Under FASB 87 "Employers' Accounting for Pensions", there will be no immediate impact to net income.

12. ACQUISITIONS AND DIVESTITURES

  SE CALIFORNIA

     On April 16, 1999, the Company, through SE California, acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas & Electric Company for $801 million plus additional consideration for fuel inventory, capital expenditures and property taxes.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  SE NEW YORK

     On June 30, 1999, the Company, through certain of its wholly owned subsidiaries (collectively referred to as SE New York), acquired the generating asset business in the state of New York with a total capacity of 1,794 MW, from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $48 million was recorded as goodwill. The purchase price allocation for this acquisition is preliminary and further refinements will be made based on the completion of the final valuation studies. The pro forma operating results of this acquisition for the years presented was not materially different from actual results. The initial allocation of the purchase price is as follows (in millions):

Current assets..............................................  $ 28
Property, plant and equipment...............................   417
Acquired intangibles........................................    15
Goodwill....................................................    48
Liabilities assumed and other...............................   (15)
                                                              ----
                                                              $493
                                                              ====

  SIPD

     On June 30, 1999, the Company, through a wholly owned subsidiary, acquired a 9.99% interest in SIPD for $107 million. SIPD currently owns 18 coal-fired power generating units with a total installed capacity of 4,435 MW China's Shandong province. The Company accounts for its investment in SIPD under the equity method of accounting due to the preferential board representation and significant operating influence.

  WPD (FORMERLY SWEB)

     In September 1999, SWEB sold its electricity supply business to London Electricity for the British Pound Sterling equivalent of $264 million and the assumption of certain liabilities resulting in a gain of $286 million prior to expenses, minority interest, and income taxes, and a gain of $78 million after these items. The Company retained its 49% interest in the distribution business, the name of which has been changed to Western Power Distribution plc. The Company continues to own 49% economic interest (50.5% voting interest) of WPD.

  LOUISIANA GENERATING LLC

     During September 1999, the Company sold its 50% investment in Louisiana Generating LLC to its partner for $17 million. The Company recognized approximately $10 million as an after-tax gain on the sale which is included in the accompanying statements of income.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  CEMIG

     In January 1998, Southern Energy, participating in a consortium, exercised its option to acquire 8.3% (3.6% economic interest) of the voting shares of CEMIG, an integrated electric utility located in southern Brazil. On this date, Southern Company transferred approximately $114 million to the consortium and in May 1998, completed this transaction by transferring an additional $21 million. The Company accounts for this investment under the equity method due to significant influence evidenced by 33% voting shares held by the Company and its investing partner.

  EDELNOR

     During 1998, the Company purchased an additional 15% interest in its Chilean investment in Empresa Electrica del Norte Grande S.A. for approximately $57 million. The purchase price resulted in $32 million of negative goodwill which was recorded as a reduction in the basis of the Company's long-lived assets.

  WPD (FORMERLY SWEB)

     On June 18, 1998, Southern Energy sold a 26% interest in its subsidiary, SWEB Holdings Limited ("Holdings") to PP&L for approximately $170 million. The Company recorded a pretax gain of approximately $20 million on the sale, which is included in the accompanying statements of income. This sale increased PP&L's economic interest in Holdings to 51% and, conversely, reduced Southern Energy's economic interest to 49%. Subsequently, on June 18, 1998, shares of Holdings held by Southern Company and PP&L were exchanged for equivalent shares in SWEB Holdings U.K. ("Holdings U.K."). Under the terms of the agreement, Southern Energy retains operational and management control of Holdings U.K. and its subsidiaries. Southern Energy continues to hold 50.5% of the voting shares in Holdings U.K. and retains a majority of the seats on the board of directors.

  SE NEW ENGLAND

     On December 30, 1998, the Company, through a wholly owned subsidiary, Southern Energy New England, LLC ("SE New England"), acquired the generating asset business, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy Systems and Eastern Utilities Associates for $536 million. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $261 million was recorded as goodwill. The pro forma operating results of this acquisition for 1997 and 1998 was not materially different from actual results. The purchase price was allocated as follows (in millions):

Current assets..............................................  $ 13
Property, plant, and equipment..............................   188
Acquired intangibles........................................   143
Goodwill....................................................   261
Liabilities assumed and other...............................   (69)
                                                              ----
                                                              $536
                                                              ====

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  SE ASIA-PACIFIC

     On January 29, 1997, the Company completed its acquisition of 80% of SE Asia-Pacific, the largest independent power producer in Asia, for a total net investment of approximately $2 billion (Note 2). Subsequently, in August 1997, Southern Energy acquired the remaining 20% minority interest in SE Asia-Pacific in exchange for approximately $150 million in cash and SE Asia-Pacific interest in the Tanjung Jati B project in Indonesia. The acquisition was financed with a combination of long-term borrowings and a capital contribution from Parent. The acquisition of SE Asia-Pacific was accounted for using the purchase method of accounting in accordance with APB No. 16, "Accounting for Business Combinations." The purchase price of SE Asia-Pacific was allocated to the underlying assets and liabilities based on the estimated fair values at the date of acquisition. The acquisition cost exceeded the estimated fair market value of net assets acquired by $1.6 billion and is considered goodwill (Note 1).

     The net purchase price of $2.1 billion was allocated as follows (in millions):

Leasehold interest..........................................  $ 1,003
Construction work in progress...............................       45
Current assets..............................................      635
Other assets................................................      711
Investments.................................................       70
Goodwill....................................................    1,649
Current liabilities.........................................     (809)
Other liabilities...........................................   (1,198)
                                                              -------
Purchase price..............................................  $ 2,106
                                                              =======

     SE Asia-Pacific's operations have been included in the financial statements since January 29, 1997. The following unaudited pro forma results of operations for 1997 has been prepared assuming the acquisition of SE Asia-Pacific occurred on January 1, 1997 and was financed with a combination of long-term debt, short-term debt and a capital contribution. The pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results for 1997 are for information purposes only and are as follows (in millions):

                                                                 AS       PRO
                                                              REPORTED   FORMA
                                                              --------   ------
Operating revenues..........................................   $3,750    $3,771
Income before extraordinary item............................      (16)      (11)
Net income..................................................      (16)      (11)

  BEWAG

     During September 1997, the Company completed the acquisition of a 26% interest in the Berlin, Germany, electric utility Bewag for approximately $820 million. The entire acquisition was funded through a combination of short-term and long-term borrowings. The Company is part of a consortium with two German utilities which, together with the Company, own a 75% total interest in Bewag.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Bewag is an integrated electric utility located in Berlin, Germany. The Company's investment in Bewag is being accounted for under the equity method of accounting.

  STATE LINE

     In December 1997, the Company acquired the assets of the State Line Generating Station from Commonwealth Edison Company for approximately $68 million.

13. INVESTMENTS IN AFFILIATES

     The following table sets forth certain summarized financial information of the Company's investments in 50% or less-owned investments accounted for under the equity method as of December 31, 1998 and 1999 and for the years then ended or periods from the respective affiliates' acquisition date through December 31, 1997, 1998, and 1999, if shorter:

                                                              1997    1998     1999
                                                              ----   ------   ------
                                                                  (IN MILLIONS)
COMBINED INVESTMENTS
INCOME STATEMENT:
Revenues....................................................  $723   $2,685   $3,441
Operating income............................................   383      728      831
Net income from continuing operations.......................    50      324      184
BALANCE SHEET:
Current assets..............................................            629    1,189
Noncurrent assets...........................................          3,413    5,569
Current liabilities.........................................          1,056    1,611
Noncurrent liabilities......................................          2,569    3,604
BEWAG AG
INCOME STATEMENT:
Revenues....................................................  $589   $2,366   $2,167
Operating income............................................    41      216      (84)
Net income from continuing operations.......................    41      216      (84)
BALANCE SHEET:
Current assets..............................................            677      605
Noncurrent assets...........................................          7,037    6,073
Current liabilities.........................................          1,464    1,582
Noncurrent liabilities......................................          2,424    1,930

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

14. SE-FINANCE

     The company has investments in leveraged leases through it's leasing subsidiary SE-Finance. The company entered into leveraged leases in December of 1996, 1998 and 1999. The Company's net investment in leveraged leases consists of the following at December 31, 1998 and 1999 (in millions):

                                                                1998         1999
                                                              ---------   ----------
Net rentals receivable......................................  $     583   $    1,339
Unearned income.............................................       (319)        (783)
                                                              ---------   ----------
Investment in leveraged leases..............................        264          556
Deferred taxes arising from leveraged leases................        (22)         (58)
                                                              ---------   ----------
Net investment in leveraged leases..........................  $     242   $      498
                                                              =========   ==========

     The following is a summary of the components of the income from leveraged leases for the years ended December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   -------
Pretax leveraged lease income...............................  $    5   $    28
Income tax expense..........................................       2        10
                                                              ------   -------
Income from leveraged leases................................  $    3   $    18
                                                              ======   =======

     See Note 16 to the financial statements where discussed further.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

15. SEGMENT REPORTING

     Effective December 31, 1997, Southern Energy adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Southern Energy's principal business segments consist of the geographic areas in which the Company conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segment is the Company's business development and general corporate activities segment ("Corporate"). Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas is as follows (in millions):

                               BUSINESS SEGMENTS

                                          AMERICAS   EUROPE   ASIA-PACIFIC   CORPORATE   CONSOLIDATED
                                          --------   ------   ------------   ---------   ------------
1997:
Operating revenues......................   $2,201    $1,282      $  247       $   20        $3,750
Depreciation and amortization...........       40        63          76            3           182
Interest income.........................        9         4          84           41           138
Net interest charges....................       43        95         151           56           345
Income taxes from operations............      (12)       50          (7)          (4)           27
Windfall profit tax.....................        0       148           0            0           148
Net income from equity method
  subsidiaries..........................       20        18          20            0            58
Segment net income (loss)...............        2       (48)         39           (9)          (16)
Total assets............................    1,783     3,701       4,304          842        10,630
Investments in equity method
  subsidiaries..........................      127       822          85           94         1,128
Gross property additions................      115       130         475            0           720
Increase in goodwill....................        0         0       1,649            0         1,649
1998:
Operating revenues......................      261     1,273         273           12         1,819
Depreciation and amortization...........       44        79          96            2           221
Interest income.........................       10         0          74           62           146
Net interest charges....................       59       123         141          107           430
Income taxes from operations............     (113)       22         (12)         (20)         (123)
Write-down of generating assets.........      308         0           0            0           308
Net income from equity method
  subsidiaries..........................       27        64          44            0           135
Segment net income (loss)...............     (180)      141          68          (29)            0
Total assets............................    2,166     3,890       4,520        1,478        12,054
Investments in equity method
  subsidiaries..........................      373       923         131           84         1,511
Gross property additions................      101       120         426            0           647
Increase in goodwill....................      261         0           0            0           261

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                          AMERICAS   EUROPE   ASIA-PACIFIC   CORPORATE   CONSOLIDATED
                                          --------   ------   ------------   ---------   ------------
1999:
Operating revenues......................   $  939    $  976      $  342       $   11        $2,268
Depreciation and amortization...........       73        90         104            3           270
Interest income.........................       18         6          72           76           172
Net interest charges....................       90       121         125          166           502
Income taxes from operations............       34        96          25          (26)          129
Write-down of generating assets.........       29        31           0            0            60
Net income from equity method
  subsidiaries..........................       16        10          83            2           111
Segment net income (loss)...............       96       170         175          (69)          372
Total assets............................    4,071     3,810       4,430        1,552        13,863
Investments in equity method
  subsidiaries..........................      248       762         254           76         1,340
Gross property additions................      419       115         194           19           747
Increase in goodwill....................       48         0           0            0            48

                             PRODUCTS AND SERVICES

                                                        NON-TRADITIONAL ENERGY SERVICES
                                             ------------------------------------------------------
                                             GENERATION   DISTRIBUTION   MARKETING   OTHER   TOTAL
                                             ----------   ------------   ---------   -----   ------
                                                             (REVENUE IN MILLIONS)
1997.......................................       427         1,283        1,982       58     3,750
1998.......................................       494         1,273            1       51     1,819
1999.......................................    $1,222        $  977       $    0      $69    $2,268

                                GEOGRAPHIC AREAS

                                                              INTERNATIONAL
                                                      -----------------------------
                                             UNITED       THE       UNITED     ALL
                                             STATES   PHILIPPINES   KINGDOM   OTHER   CONSOLIDATED
                                             ------   -----------   -------   -----   ------------
                                                             (REVENUE IN MILLIONS)
1997.......................................   2,003       247        1,282     218        3,750
1998.......................................      53       273        1,273     220        1,819
1999.......................................  $  736      $342       $  976    $214       $2,268

                                                       INTERNATIONAL
                                               -----------------------------
                                      UNITED               THE       UNITED     ALL
                                      STATES   CHINA   PHILIPPINES   KINGDOM   OTHER    CONSOLIDATED
                                      ------   -----   -----------   -------   ------   ------------
                                                     (LONG-LIVED ASSETS IN MILLIONS)
1997................................     913    546       1,493       2,428     3,477       8,857
1998................................   2,156    368       1,834       2,463     3,427      10,248
1999................................  $3,989   $534      $1,966      $2,449    $3,254     $12,192

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

16. SUBSEQUENT EVENTS

  ALICURA

     On February 22, 2000, Southern Energy agreed to sell its interest in Hidroelectrica Alicura, a 1,000 megawatt hydroelectric plant in Argentina, for $205 million. The selling price releases Southern Energy from its debt obligations and allows it to buy out minority partners. The sale is subject to the approval of Argentine regulatory authorities.

  CEMIG

     On March 23, 2000, a state court in Minas Gerais, Brazil, ruled that the shareholder agreement was invalid. SEB is planning to appeal this decision.

  ASSET TRANSFERS

     On April 17, 2000, the Company's and Southern Company's respective boards of directors voted to transfer Southern Energy's leveraged lease and capital funding subsidiaries to Southern Company in the form of a dividend payment. These transfers are contingent upon the successful completion of the proposed initial public offering. The Company's interest in its SE Finance leasing subsidiary has been treated as a discontinued operation in the accompanying financial statements.

  PROPOSED INITIAL PUBLIC OFFERING

     On April 17, 2000 the Company and Southern Company approved plans to register with the Securities and Exchange Commission shares of Southern Energy common stock. There can be no assurance that this offering will be completed.

  VALUE CREATION PLAN CONVERSION (UNAUDITED)

     At or prior to the completion of the offering, the Company's value creation plan will be terminated and its units will be converted to options at the plan's final price to purchase Southern Energy common stock maintaining the same intrinsic value and material terms. Approximately 250 employees participate in this plan and will be stock option holders as a result of the conversion. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan. The exercise prices of such options has not been determined. Unvested units will vest over the next one to three years.

                                     [LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee........................................  $26,400
NASD filing fee.............................................   10,500
NYSE listing fee............................................        *
Printing and engraving costs................................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Blue sky fees and expenses..................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Southern Energy, Inc. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, Section 145 states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Southern Energy's Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

     All of Southern Energy's directors and officers will be covered by insurance policies maintained by Southern Energy against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On July 26, 1999, we sold $200,000,000 7.4% senior notes due 2004 and $500,000,000 7.9% senior notes due 2009. The purchase price of these notes was paid in cash by the certain institutional investors. All of these notes were offered and sold only to qualified institutional buyers in transactions not involving a public offering in reliance upon the exemption provided by Rule 144A under the Securities Act of 1933.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.1*     --   Form of Underwriting Agreement.
 3.1*     --   Form of Restated Certificate of Incorporation.
 3.2*     --   Bylaws.
 4.1*     --   Specimen Stock Certificate.
 5.1*     --   Opinion of Troutman Sanders LLP.
10.1      --   Form of Master Separation and Distribution Agreement.
10.2      --   Form of Transitional Services Agreement.
10.3      --   Form of Indemnification and Insurance Matters Agreement.
10.4      --   Form of Technology and Intellectual Property Ownership and
               Licenses Agreement.
10.5      --   Form of Confidential Disclosure Agreement.
10.6      --   Form of Employee Matters Agreement.
10.7      --   Form of Tax Indemnification Agreement.
10.8      --   Form of Registration Rights Agreement.
10.9      --   Form of Southern Energy Employee Stock Purchase Plan.
10.10     --   Form of Southern Energy Omnibus Incentive Compensation Plan.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.11*    --   Deferred Compensation Agreement with S. Marce Fuller.
10.12*    --   Deferred Compensation Agreement with Raymond D. Hill.
10.13*    --   Deferred Compensation Agreement with Richard J. Pershing.
10.14*    --   Amended and Restated Employment Retention Agreement with
               Frederick D. Kuester.
10.15*    --   Employment Retention Agreement with Barney S. Rush.
10.16*    --   Form of Change in Control Agreement.
11.1*     --   Statement re Computation of Per Share Earnings.
21.1      --   Subsidiaries of Registrant.
23.1      --   Consent of Arthur Andersen LLP.
23.2*     --   Consent of Troutman Sanders LLP (included in Exhibit 5.1).
24.1      --   Power of Attorney (included on signature page).
27.1      --   Financial Data Schedule (for SEC use only).
99.1*     --   Financial Statements of Bewag Aktiengesellschaft.

-------------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 21, 2000.

                                          Southern Energy, Inc.

                                          By:      /s/ S. Marce Fuller
                                            ------------------------------------
                                                      S. Marce Fuller
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Southern Energy, Inc., hereby severally constitute and appoint Douglas L. Miller, Senior Vice President and General Counsel, and Elizabeth B. Chandler, Vice President and Secretary, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Southern Energy, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below and as of the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                 /s/ S. Marce Fuller                   President, Chief Executive        April 21, 2000
-----------------------------------------------------    Officer and Director
                   S. Marce Fuller                       (Principal Executive Officer)

                 /s/ Raymond D. Hill                   Executive Vice President and      April 21, 2000
-----------------------------------------------------    Chief Financial Officer
                   Raymond D. Hill                       (Principal Financial Officer)

                  /s/ James A. Ward                    Senior Vice President, Finance    April 21, 2000
-----------------------------------------------------    and Accounting (Principal
                    James A. Ward                        Accounting Officer)

                 /s/ A. W. Dahlberg                    Director                          April 21, 2000
-----------------------------------------------------
                   A. W. Dahlberg

                /s/ H. Allen Franklin                  Director                          April 21, 2000
-----------------------------------------------------
                  H. Allen Franklin

                 /s/ Elmer B. Harris                   Director                          April 21, 2000
-----------------------------------------------------
                   Elmer B. Harris

                 /s/ W. L. Westbrook                   Director                          April 21, 2000
-----------------------------------------------------
                   W. L. Westbrook

                                      II-5